Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-111695


                                  iVOICE, INC.

                  4,700,000,000 Shares of Class A Common Stock

      This prospectus relates to the sale of up to 4,700,000,000 shares of Class A common stock of iVoice, Inc. by the selling stockholders named in this prospectus. Please refer to "Selling Stockholders" beginning on page 11. We are not selling any shares of Class A common stock and, therefore, will not receive any proceeds from the sale of shares of Class A common stock by the selling stockholders. We will, however, receive proceeds from the sale of shares of our Class A common stock under a standby equity distribution agreement, referred to herein as the "Equity Distribution Agreement," entered into with Cornell Capital Partners, L.P. on December 31, 2003.

Our shares of Class A common stock are traded on the Over-the-Counter Bulletin Board under the symbol "IVOC." On January 30, 2004, the last reported sale price of our Class A common stock was $ .0053 per share. Nevertheless, the prices at which the selling stockholders may sell the shares offered hereby will be determined by the prevailing market price for the shares or in negotiated transactions.


      The selling stockholders are:

          o Cornell Capital Partners, which intends to sell up to 3,993,939,394 shares of our Class A common stock.
          o CapStone Investments, which intends to sell up to 3,030,303 shares of our Class A common stock.
          o Butler Gonzalez LLP, which intends to sell up to 3,030,303 shares of our Class A common stock.
          o Jerome R. Mahoney, our president, chief executive officer and chief financial officer, who intends to sell up to 700,000,000 shares of our Class A common stock.

      Cornell Capital Partners is an "underwriter," within the meaning of the Securities Act of 1933, in connection with its sale of shares of our Class A common stock it receives under the Equity Distribution Agreement. On the date of each advance under the Equity Distribution Agreement, we will issue to Cornell Capital Partners shares of Class A common stock at a per share purchase price equal to the lowest closing bid price of our Class A common stock on the Over-the-Counter Bulletin Board during the five consecutive trading day period immediately following our request for such advance, subject to the provisions of the Equity Distribution Agreement. Pursuant to the Equity Distribution Agreement, we (i) agreed to pay to Cornell Capital Partners a cash fee equal to 5.5% of the amount of each advance and (ii) issued to Cornell Capital Partners 300,000,000 shares of our Class A common stock as a one-time commitment fee. The 5.5% cash fee and the one-time commitment fee are underwriting discounts.

      We engaged CapStone Investments, a registered broker-dealer, to act as placement agent in connection with the Equity Distribution Agreement. As payment for its placement agent services, we issued CapStone Investments an aggregate of 3,030,303 shares of Class A common stock.

      Investing in these securities is speculative and involves a high degree of risk. Please refer to "Risk Factors" beginning on page 4.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                The date of this prospectus is February 12, 2004.

                                TABLE OF CONTENTS

Prospectus Summary...........................................................1

Risk Factors.................................................................4

Cautionary Note Regarding Forward Looking Statements........................10

Selling Stockholders........................................................11

Use of Proceeds.............................................................13

Dilution....................................................................14

Description of Equity Line of Credit...................................... 15

Plan of Distribution........................................................17

Management's Discussion and Analysis or Plan of Operation...................19

Description of Business................................................... 27

Management................................................................ 34

Principal Stockholders.................................................... 37

Certain Relationships and Related Transactions............................ 39

Market Price of Common Equity and Other Stockholder Matters............... 41

Description of Securities................................................. 42

Experts................................................................... 45

Legal Matters............................................................. 45

Disclosure of Commission Position on Indemnification
for Securities Act Liabilities............................................ 45

How To Get More Information............................................... 45

Index to Financial Statements..............................................F-1

                               PROSPECTUS SUMMARY

      This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all the information you should consider before buying shares of our Class A common stock in this offering. You should read this entire prospectus carefully, especially the investment risks discussed under "Risk Factors."

                                    Overview

      iVoice, Inc. designs, manufactures, and markets innovative computerized telephony communications systems and software incorporating speech recognition technology that streamlines the call handling process. Our speech recognition software products enables users to communicate more effectively and efficiently through the integration of speech recognition into their traditional office telephone systems with call handling applications such as automated attendant, voice mail, unified messaging, and interactive voice response, or "IVR." Our products are designed to be "people oriented," with features that can be readily used without special training or manuals. Our principal speech recognition applications, Speech-enabled Auto Attendant, iVoiceMail, Unified Messaging, and iVoice IVR, incorporate this philosophy. Except for iVoice IVR, which is generally sold directly to end users due to required customization, we market and promote our speech enabled products through telephony reseller channels and telephone equipment manufacturer distributor networks. We believe this allows us to leverage those resellers' existing customer bases. We may, however, sell direct to end users in geographic locations where an existing dealer relationship does not exist.

      iVoice, Inc., formerly known as Visual Telephone International, Inc., was originally incorporated on December 2, 1995 under the laws of the State of Utah, and subsequently changed its state of incorporation to the State of Delaware. On April 25, 2003, we formed a wholly owned subsidiary in the State of New Jersey and on May 5, 2003, we changed our state of incorporation from the State of Delaware to the State of New Jersey by merging into the newly formed subsidiary. In September 2003, we announced our intention to distribute to our stockholders shares of Class A common stock of Trey Resources, Inc., one of our subsidiaries, and our Automated Reminder business, upon the effectiveness of required Securities and Exchange Commission filings and final approval by our Board of Directors of the terms and conditions of the proposed distribution, as described in the registration statement on Form SB-2 of Trey Resources, initially filed with the Securities and Exchange Commission on October 3, 2003. The registration statement became effective on February 11, 2004. It is intended that Trey Resources will own and operate our Automatic Reminder software business as an independent publicly traded entity following the distribution.

      Our principal office is located at 750 Highway 34, Matawan, New Jersey 07747. Our telephone number is (732) 441-7700.


                                    Offering

      This prospectus relates to the sale of shares of our Class A common stock by the following selling stockholders:

          o Cornell Capital Partners, which intends to sell up to 3,993,939,394 shares of our Class A common stock.

          o CapStone Investments, which intends to sell up to 3,030,303 shares of our Class A common stock.

          o Butler Gonzalez LLP, which intends to sell up to 3,030,303 shares of our Class A common stock.

          o Jerome R. Mahoney, our president, chief executive officer and chief financial officer, who intends to sell up to 700,000,000 shares of our Class A common stock.

      On December 31, 2003, we entered into the Equity Distribution Agreement with Cornell Capital Partners, pursuant to which, we have the right, upon effectiveness of the registration statement to which this prospectus relates, to receive advances of up to an aggregate amount of $20.0 million from Cornell Capital Partners under an equity line of credit (the "Equity Line of Credit"), and to simultaneously issue shares of our Class A common stock in lieu of repayment of such advances. The number of shares to be issued to Cornell Capital Partners in connection with each advance will be determined by dividing the amount of each advance by the lowest closing bid price of the Class A Common stock over the five trading days after we provide Cornell Capital Partners notice requesting such advance. A minimum of seven trading days must pass between each advance notice. In addition, we have agreed to pay to Cornell Capital Partners a cash fee equal to 5.5% of the amount of each advance under the Equity Line of Credit, and issued to Cornell Capital Partners 300,000,000 shares of our Class A common stock as a one-time commitment fee.

      We will not be able to receive more than $350,000 per advance, or more than an aggregate amount of $1,400,000 in advances in any 30-day period; however, the aggregate amount of all of the advance notices in the 30-day period immediately following the effective date of the registration statement to which this prospectus relates may equal up to a maximum of $3,000,000. Further, despite our contractual right to receive advances under the Equity Line of Credit and issue shares of our Class A common stock to Cornell Capital Partners in connection therewith, we are prohibited under the Equity Distribution Agreement from issuing shares to Cornell Capital Partners which would cause Cornell Capital Partners to own in excess of 9.9% of our then-outstanding shares of Class A common stock. Because the volume of trading in our stock has been volatile, there can be no assurance that Cornell Capital Partners will be able to sell a sufficient number of shares to allow us to take full advantage of the Equity Line of Credit.

      In connection with the Equity Distribution Agreement, we granted Cornell Capital Partners registration rights with respect to shares issued to it thereunder, in connection with which we are filing this prospectus and the registration statement to which this prospectus relates. We are required to use our best efforts to have the registration statement declared effective by the Securities and Exchange Commission and are unable to receive advances under the Equity Line of Credit until the registration statement to which this prospectus relates has been declared effective. The Equity Line of Credit expires on the earlier to occur of the date on which Cornell Capital Partners shall have paid an aggregate of $20.0 million for the shares under the Equity Line of Credit and the date occurring 24 months after the effective date of the registration statement to which this prospectus relates; provided, that, Cornell Capital Partners' obligation to purchase shares under the Equity Distribution Agreement will terminate earlier upon (1) suspension of the effectiveness of the registrations statement to which this prospectus relates for an aggregate of 50 days or (2) our failure to remedy a material breach of the Equity Distribution Agreement within 30 days of receipt of notice of such breach.

      We engaged CapStone Investments, a registered broker-dealer, to act as placement agent in connection with the Equity Line of Credit. As payment for its services, we issued CapStone Investments 3,030,303 shares of our Class A common stock, with respect to which CapStone Investments has "piggy-back" registration rights.

      We have also engaged the law firm of Butler Gonzalez LLP to act as escrow agent to hold shares of our Class A common stock to be purchased by Cornell Capital Partners in connection with each advance under the Equity Line of Credit. As partial payment for its services, we issued Butler Gonzalez LLP 3,030,303 shares of our Class A common stock, with respect to which Butler Gonzalez LLP has "piggy-back" registration rights. We have also agreed to pay Butler Gonzalez LLP an escrow fee of $500 per advance under the Equity Line of Credit.

      We are also registering 700,000,000 shares of our Class A common stock which are issuable upon conversion of certain shares of our Class B common stock issued to Jerome R. Mahoney in May 1999 in connection with our merger with International Voice Technologies, Inc.

                     SUMMARY CONSOLIDATED FINANCIAL INFORMATION

      The following summary financial information should be read in connection with, and are qualified by reference to, the financial statements and related notes and "Management's Discussion and Analysis or Plan of Operations" appearing elsewhere in this prospectus. The statement of operations data for the years ended December 31, 2002 and 2001 and the balance sheet data as of December 31, 2002 are derived from our financial statements, which have been audited by Mendlowitz Weitsen LLP, independent auditors. The statement of operations information the nine-month periods ended September 30, 2003 and 2002 and the balance sheet data as of September 30, 2003 are derived from our unaudited financial statements. In the opinion of management, all necessary adjustments, consisting only of normal recurring accruals, have been included to present fairly the unaudited interim results when read in conjunction with the audited financial statements and notes thereto appearing in this prospectus. Historical results are not necessarily indicative of results that may be expected for any future period.


                                         For the Nine           For the Nine       For the Year
                                         Months Ended           Months Ended           Ended
                                       September 30, 2003    September 30, 2002   December 31, 2002
                                       ------------------    ------------------   -----------------
Statement of Operation Data:

Sales, net                              $   349,403            $   457,303          $   646,560
Cost of sales                               132,593                139,774              184,306
Gross profit                                216,810                317,529              462,254
Selling, general and administrative         950,638              1,604,370            2,262,627
   expenses
Loss from operations                       (733,828)            (1,302,719)          (1,800,373)
                                        $(1,215,960)           $(1,660,638)         $(2,059,460)

Loss per share - basic and diluted      $     (0.00)           $     (0.01)         $     (0.02)


                                                             September 30, 2003    December 31, 2002
                                                             ------------------    -----------------
Balance Sheet Data:

Cash and cash equivalents                                      $  1,469,229          $    566,345
Accounts receivable, net                                              8,793                15,187
Inventory                                                            23,096                31,878
Costs in excess of billings of uncompleted contracts                 11,832                23,778
Prepaid expenses and other current assets                           405,424                 7,558
Total current assets                                              1,918,374               644,746
Property and equipment, net                                          48,736                70,186
Software license costs, net                                          68,100               163,200
Intangible assets, net                                              105,106                97,486
Deposits and other assets                                            20,500                 7,000
   Total assets                                                $  2,160,816          $    982,618
Accounts payable and accrued expenses                               205,284               360,106
Capital leases payable - current                                       --                  13,928
Due to related parties                                              430,554               615,259
Convertible debentures                                              140,000               115,800
Notes payable                                                          --                 234,667
Net current liabilities of discontinued operations                  517,636                  --
Deferred maintenance contracts                                       29,155                24,156
Total current liabilities                                         1,322,629             1,363,916
Long-term debt                                                         --                    --
Total liabilities                                                 1,322,629             1,363,916
Common stock                                                        914,618               518,277
Additional paid-in capital                                       15,591,520            13,619,554
Treasury stock                                                      (28,800)              (28,800)
Accumulated deficit                                             (15,707,117)          (14,490,329)
Accumulated other comprehensive income                               67,966                  --
Total stockholders' equity (deficiency)                             838,187              (381,298)
Total liabilities and stockholders' deficiency                 $  2,160,816          $    982,618

                                  RISK FACTORS

      Investing in our Class A common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our Class A common stock. If any of these risks or uncertainties actually occur, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our Class A common stock could decline and you could lose all or part of your investment.


                          RISKS RELATED TO OUR BUSINESS

WE HAVE HISTORICALLY LOST MONEY AND MAY CONTINUE TO LOSE MONEY IN THE FUTURE.

      We have historically lost money. In the nine months ended September 30, 2003 and the year ended December 31, 2002, we had net losses of $1,215,960 and $2,059,460, respectively, and $0.00 or $0.02 per share, respectively. Future losses are likely to occur. Accordingly, we may experience significant liquidity and cash flow problems because our operations are not profitable. No assurances can be given that we will be successful in reaching or maintaining profitable operations.

IF WE CANNOT RAISE ADDITIONAL CAPITAL TO FINANCE FUTURE OPERATIONS, WE MAY NEED TO CURTAIL OUR OPERATIONS IN THE FUTURE.

      We have relied on significant external financing to fund our operations. Such financing has historically come from a combination of borrowings and sales of securities from third parties and funds provided by certain officers and directors. We cannot assure you that financing whether from external sources or related parties will be available if needed or on favorable terms. Our inability to obtain adequate financing will result in the need to curtail business operations. Any of these events would be materially harmful to our business and may result in a lower stock price. While we have recently raised sufficient working capital to fund our operations for at least the next 24 months, we expect that we will need to raise additional capital to fund our future operations.

WE HAVE BEEN THE SUBJECT OF A "GOING CONCERN" OPINION FROM OUR INDEPENDENT AUDITORS, WHICH MEANS THAT WE MAY NOT BE ABLE TO CONTINUE OPERATIONS.

      Our independent auditors have added an explanatory paragraph to their audit opinion issued in connection with the year ended December 31, 2002 financial statements, which states that we had losses and negative cash flows from operations for the years ended December 31, 2002 and 2001 and as of those dates had negative working capital which raises substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty. This may have an adverse effect on our ability to obtain financing for our operations and to further develop and market our products.

BECAUSE OUR VOICE-RECOGNITION BUSINESS IS IN ITS EARLY STAGES, WE MAY EXPERIENCE DIFFICULTIES THAT COULD PREVENT US FROM BECOMING PROFITABLE.

      Because voice-recognition products have been available to the general public for a limited period of time, we may experience the difficulties frequently encountered by companies in the early stage of development in new and evolving markets. These difficulties include the following:

      o substantial delays and expenses related to testing and developing of our new products;

      o marketing and distribution problems encountered in connection with our new and existing products and technologies;

      o     competition from larger and more established companies;

      o     delays in reaching our marketing goals;

      o difficulty in recruiting qualified employees for management and other positions;

      o     lack of sufficient customers, revenues and cash flow; and

      o     limited financial resources.

We may continue to face these and other difficulties in the future, some of which may be beyond our control. If we are unable to successfully address these problems, our business will suffer and our stock price could decline.

IF OUR TECHNOLOGIES AND PRODUCTS CONTAIN DEFECTS OR OTHERWISE DO NOT WORK AS EXPECTED, WE MAY INCUR SIGNIFICANT EXPENSES IN ATTEMPTING TO CORRECT THESE DEFECTS OR IN DEFENDING LAWSUITS OVER ANY SUCH DEFECTS.

      Voice-recognition products are not currently accurate in every instance, and may never be. Furthermore, we could inadvertently release products and technologies that contain defects. In addition, third-party technology that we include in our products could contain defects. We may incur significant expenses to correct such defects. Clients who are not satisfied with our products or services could bring claims against us for substantial damages. Such claims could cause us to incur significant legal expenses and, if successful, could result in the plaintiffs being awarded significant damages. Our payment of any such expenses or damages could prevent us from becoming profitable.

OUR SUCCESS IS HIGHLY DEPENDENT UPON OUR ABILITY TO COMPETE AGAINST COMPETITORS THAT HAVE SIGNIFICANTLY GREATER RESOURCES THAN WE HAVE.

      The call-processing and voice-recognition industries are highly competitive, and we believe that this competition will intensify. The segment of the voice-recognition industry that supplies call-processing systems to businesses is also extremely competitive. Many of our competitors have longer operating histories, significantly greater financial, technical, product development and marketing resources, greater name recognition and larger client bases than we do. Our competitors could use these resources to develop products that are more effective or less costly than any or all of our products or that could render any or all of our products obsolete. Our competitors could also use their economic strength to influence the market to continue to buy their existing products. Industry analysts recognize Nuance Communications, Inc. and SpeechWorks International, Inc., a wholly-owned subsidiary of ScanSoft, Inc., as the market leaders in our industry. Nuance sells software to a broad range of companies directly and through a channel of resellers. Nuance's five largest resellers, based on revenue in 2002, were Nortel Networks, Edify (a subsidiary of S1 Corporation), Motorola, Syntellect and Avaya. Speechworks' clients include, among others, America Online, Amtrak, AT&T, Aetna, Bell Canada, Continental Airlines, Ford Motor Company, France Telecom, GMAC Commercial Mortgage, Jaguar Cars, Microsoft, Neiman Marcus, Nortel Networks, Quantas Airlines, The Boeing Company, The Hartford Insurance, Thrifty Car Rental, Ticketmaster, United Airlines, U.S. Postal Service, Wachovia/First Union Corporation, Yahoo.

PROTECTING OUR INTELLECTUAL PROPERTY IN OUR TECHNOLOGY THROUGH PATENTS MAY BE COSTLY AND INEFFECTIVE AND IF WE ARE NOT ABLE TO PROTECT OUR INTELLECTUAL PROPERTY, WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY AND WE MAY NOT BE PROFITABLE.

      Our future success depends in part on our ability to protect the intellectual property for our technology through patents. We will only be able to protect our products and methods from unauthorized use by third parties to the extent that our products and methods are covered by valid and enforceable patents or are effectively maintained as trade secrets. To date, we have filed ten patent applications for internally developed applications with the U.S Patent and Trademark Office. Of the patents applications we have filed, we received one patent for our Speech-Enabled Automatic Telephone Dialer in May 2003, and a second patent for our Speech-Enabled Automatic Telephone Dialer in December 2003. No assurances can be given that the remaining patent applications will be approved.

      THE PROTECTION PROVIDED BY OUR PATENTS, AND PATENT APPLICATIONS IF ISSUED, MAY NOT BE BROAD ENOUGH TO PREVENT COMPETITORS FROM INTRODUCING SIMILAR PRODUCTS INTO THE MARKET. OUR PATENTS, IF CHALLENGED OR IF WE ATTEMPT TO ENFORCE THEM, MAY NOT BE UPHELD BY THE COURTS OF ANY JURISDICTION.

      Litigation and other proceedings relating to patent matters, whether initiated by us or a third party, can be expensive and time consuming, regardless of whether the outcome is favorable to us, and may require the diversion of substantial financial, managerial and other resources. An adverse outcome could subject us to significant liabilities to third parties or require us to cease any related development product sales or commercialization activities. In addition, if patents that contain dominating or conflicting claims have been or are subsequently issued to others and the claims of these patents are ultimately determined to be valid, we may be required to obtain licenses under patents of others in order to develop, manufacture use, import and/or sell our products. We may not be able to obtain licenses under any of these patents on terms acceptable to us, if at all. If we do not obtain these licenses, we could encounter delays in, or be prevented entirely from using, importing, developing, manufacturing, offering or selling any products or practicing any methods, or delivering any services requiring such licenses.

IF WE ARE NOT ABLE TO PROTECT OUR TRADE SECRETS THROUGH ENFORCEMENT OF OUR CONFIDENTIALITY AND NON-COMPETITION AGREEMENTS, THEN WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY AND WE MAY NOT BE PROFITABLE.

      We attempt to protect our trade secrets, including the processes, concepts, ideas and documentation associated with our technologies, through the use of confidentiality agreements and non-competition agreements with our current employees and with other parties to whom we have divulged such trade secrets. If the employees or other parties breach our confidentiality agreements and non-competition agreements or if these agreements are not sufficient to protect our technology or are found to be unenforceable, our competitors could acquire and use information that we consider to be our trade secrets and we may not be able to compete effectively. Most of our competitors have substantially greater financial, marketing, technical and manufacturing resources than we have and we may not be profitable if our competitors are also able to take advantage of our trade secrets.

OUR INDUSTRY IS CHARACTERIZED BY RAPID TECHNOLOGICAL CHANGE AND FAILURE TO ADAPT OUR PRODUCT DEVELOPMENT TO THESE CHANGES MAY CAUSE OUR PRODUCTS TO BECOME OBSOLETE.

      We participate in a highly dynamic industry characterized by rapid change and uncertainty relating to new and emerging technologies and markets. Future technology or market changes may cause some of our products to become obsolete more quickly than expected.

THE TREND TOWARD CONSOLIDATION IN OUR INDUSTRY MAY IMPEDE OUR ABILITY TO COMPETE EFFECTIVELY.

      As consolidation in the software industry continues, fewer companies dominate particular markets, changing the nature of the market and potentially providing consumers with fewer choices. Also, many of these companies offer a broader range of products than us, ranging from desktop to enterprise solutions. We may not be able to compete effectively against these competitors. Furthermore, we may use strategic acquisitions, as necessary, to acquire technology, people and products for our overall product strategy. The trend toward consolidation in our industry may result in increased competition in acquiring these technologies, people or products, resulting in increased acquisition costs or the inability to acquire the desired technologies, people or products. Any of these changes may have a significant adverse effect on our future revenues and operating results.

WE FACE INTENSE PRICE-BASED COMPETITION FOR LICENSING OF OUR PRODUCTS WHICH COULD REDUCE PROFIT MARGINS.

      Price competition is often intense in the software market, especially for computerized telephony software products. Many of our competitors have significantly reduced the price of their products. Price competition may continue to increase and become even more significant in the future, resulting in reduced profit margins.

PRODUCT RETURNS MAY EXCEED ESTABLISHED RESERVES AND AFFECT OUR REVENUES.

      Product returns can occur when we introduce upgrades and new versions of products or when distributors or retailers have excess inventories. Our return policy allows distributors, subject to various limitations, to return products in exchange for new products or for credit towards future products. End users may return our products through dealers and distributors within a reasonable period from the date of license for a full refund. In addition, retailers may return older versions of our products. We estimate and maintain reserves for product returns. However, future returns could exceed the reserves we have established, which could have a material adverse effect on our operating results.

IF WE LOSE THE SERVICES OF ANY OF OUR KEY PERSONNEL, INCLUDING OUR PRESIDENT AND CHIEF EXECUTIVE OFFICER, OUR BUSINESS MAY SUFFER.

      We are dependent on our key officer, Jerome R. Mahoney, our president and chief executive officer, and our key employees in our finance, technology, sales and marketing operations. The loss of any of our key personnel could materially harm our business because of the cost and time necessary to retain and train a replacement. Such a loss would also divert management attention away from operational issues. In an attempt to minimize the effects of such loss, we presently maintain a $5,000,000 key-man term life insurance policy on Mr. Mahoney.

IF WE DISTRIBUTE SHARES OF CLASS A COMMON STOCK OF TREY RESOURCES, INC. AND OUR AUTOMATED REMINDER BUSINESS TO OUR STOCKHOLDERS, OUR PRESIDENT, CHIEF EXECUTIVE OFFICER AND SOLE DIRECTOR MAY HAVE CONFLICTS OF INTEREST, AND WE DO NOT HAVE ANY FORMAL PROCEDURE FOR RESOLVING ANY SUCH CONFLICTS IN THE FUTURE.

      After the distribution to our stockholders of shares of Class A common stock of Trey Resources and our Automated Reminder business, as described in the registration statement on Form SB-2 of Trey Resources, Inc. initially filed with the Securities and Exchange Commission on October 3, 2003, our president, chief executive officer and sole director, Jerome R. Mahoney, will serve as Chairman of the Board of Trey Resources and will have the right to convert $250,000 of indebtedness into 250,000 shares of Class B common stock of Trey Resources, which will be convertible into an indeterminable number of shares of Class A common stock of Trey Resources. This could create, or appear to create, potential conflicts of interest when our president, chief executive officer and sole director is faced with decisions that could have different implications for Trey Resources. Examples of these types of decisions might include any of the potential business acquisitions made by us or the resolution of disputes arising out of the agreements governing the relationship between Trey Resources and us following the distribution. Also, the appearance of conflicts, even if such conflicts do not materialize, might adversely effect the public's perception of us following the distribution. Furthermore, we do not have any formal procedure for resolving any such conflicts of interest if they do arise.

OUR SOLE DIRECTOR CONTROLS A SIGNIFICANT PERCENTAGE OF OUR CAPITAL STOCK AND HAS SUFFICIENT VOTING POWER TO CONTROL THE VOTE ON SUBSTANTIALLY ALL CORPORATE MATTERS.

      As of January 30, 2004, Jerome R. Mahoney, our president, chief executive officer, chief financial officer and sole director, owned approximately 89.2% of our outstanding shares of shares of our Class A common stock (assuming the conversion of outstanding shares of Class B common stock and debt into shares of Class A common stock). Mr. Mahoney is able to influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership, which is not subject to any voting restrictions, could limit the price that investors might be willing to pay for our Class A common stock. In addition, Mr. Mahoney is in a position to impede transactions that may be desirable for other stockholders. He could, for example, make it more difficult for anyone to take control of us.

                         RISKS RELATED TO THIS OFFERING

OUR ISSUANCES OF SHARES OF CLASS A COMMON STOCK UNDER THE EQUITY LINE OF CREDIT LIKELY WILL RESULT IN OVERALL DILUTION TO MARKET VALUE AND RELATIVE VOTING POWER OF PREVIOUSLY ISSUED CLASS A COMMON STOCK, WHICH COULD RESULT IN SUBSTANTIAL DILUTION TO THE VALUE OF SHARES HELD BY STOCKHOLDERS PRIOR TO SALES UNDER THIS PROSPECTUS.

      The issuance of our Class A common stock in connection with advances under the Equity Line of Credit may result in substantial dilution to the equity interests of holders of our Class A common stock. Specifically, the issuance of a significant amount of additional shares of Class A common stock will result in a decrease of the relative voting control of our common stock issued and outstanding prior to the issuance of common stock in connection with the Equity Line of Credit. Furthermore, public resales of our common stock by Cornell Capital Partners following the issuance of Class A common stock in connection with the Equity Line of Credit likely will depress the prevailing market price of our Class A common stock.

EXISTING STOCKHOLDERS LIKELY WILL EXPERIENCE INCREASED DILUTION WITH DECREASES IN MARKET VALUE OF OUR CLASS A COMMON STOCK IN RELATION TO OUR ISSUANCES OF SHARES UNDER THE EQUITY LINE OF CREDIT, WHICH COULD HAVE A MATERIAL ADVERSE IMPACT ON THE VALUE OF THEIR SHARES.

      The formula for determining the number of shares of our Class A common stock to be issued under the Equity Line of Credit is based, in part, on the market price of the Class A common stock and is equal to the lowest closing bid price of our Class A common stock over the five trading days after the advance notice is provided by us to Cornell Capital Partners. As a result, the lower the market price of our Class A common stock at and around the time we sell shares under the Equity Line of Credit, the more shares of our Class A common stock Cornell Capital Partners receives. Any increase in the number of shares of our Class A common stock issued as a result of decreases in the prevailing market price would compound the risks of dilution described in the preceding risk factor.

FUTURE SALES BY OUR STOCKHOLDERS MAY ADVERSELY AFFECT OUR STOCK PRICE AND OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS.

      It may be more difficult for us to raise funds in subsequent stock offerings as a result of the sales of our Class A common stock by Cornell Capital Partners in this offering. As noted above, sales by Cornell Capital Partners likely will result in substantial dilution to the holdings and interest of current and new stockholders. Additionally, as noted above, the volume of shares sold by Cornell Capital Partners could depress the market price of our Class A common stock. These factors could make it more difficult for us to raise additional capital through subsequent offerings of our Class A common stock, which could have a material adverse effect on our operations.

THE SELLING STOCKHOLDERS MAY SELL COMMON STOCK AT ANY PRICE OR TIME, WHICH COULD RESULT IN A DECREASE IN THE MARKET PRICE OF OUR COMMON STOCK AND A RESULTING DECREASE IN THE VALUE OF SHARES HELD BY EXISTING STOCKHOLDERS.

      Upon effectiveness of this registration statement, Cornell Capital Partners may offer and sell the shares of Class A common stock received in connection with advances under the Equity Distribution Agreement at a price and time determined by Cornell Capital Partners. The other selling stockholders similarly may sell the shares they received in connection with the Equity Distribution Agreement at prices and times determined by them. The timing of sales and the price at which the shares are sold by the selling stockholders could have an adverse effect upon the public market for our Class A common stock. Although Cornell Capital Partners is a statutory underwriter, there is no independent or third-party underwriter involved in the offering of the shares held by or to be received by Cornell Capital Partners, and there can be no assurance that the disposition of those shares will be completed in a manner that is not disruptive to the market for our Class A common stock.

THE SALE OF OUR STOCK UNDER OUR EQUITY LINE OF CREDIT COULD ENCOURAGE SHORT SALES BY THIRD PARTIES, WHICH COULD CONTRIBUTE TO THE FURTHER DECLINE OF OUR STOCK PRICE.

      There is an increased potential for short sales of our Class A common stock due to the sales of shares issued to Cornell Capital Partners in connection with the Equity Line of Credit, which could materially effect the market price of our stock. Downward pressure on the market price of our common stock that likely will result from sales of our Class A common stock by Cornell Capital Partners issued in connection with the Equity Line of Credit could encourage short sales of our Class A common stock. A "short sale" is defined as the sale of stock by an investor that the investor does not own. Typically, investors who sell short believe that the price of the stock will fall, and anticipate selling at a price higher than the price at which they will buy the stock. Significant amounts of such short selling could place further downward pressure on the market price of our common stock.

BECAUSE THE TRADING MARKET FOR OUR CLASS A COMMON STOCK IS LIMITED, AND WE CANNOT PREDICT THE EXTENT TO WHICH A PUBLIC TRADING MARKET WILL DEVELOP, INVESTORS WHO PURCHASE SHARES OF OUR CLASS A COMMON STOCK MAY HAVE DIFFICULTY SELLING THEIR SHARES.

      Prior to this offering, there have been extended periods in our history where there has been a limited public market for our Class A common stock. There can be no assurance that an active trading market for our stock will develop or continue. An absence of an active trading market could adversely affect our stockholders' ability to sell our Class A common stock in short time periods, or possibly at all. Our Class A common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations which could adversely affect the market price of our stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our Class A common stock to fluctuate substantially. Purchasers of our shares of Class A common stock may have difficulty selling their shares should they desire to do so.

OUR CLASS A COMMON STOCK IS DEEMED TO BE "PENNY STOCK," WHICH MAY MAKE IT MORE DIFFICULT FOR INVESTORS TO SELL THEIR SHARES DUE TO SUITABILITY REQUIREMENTS.

      Our Class A common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. Regulations governing penny stocks require that you receive, prior to a purchase or sale, a disclosure explaining the penny stock market and associated risks. These requirements may reduce the potential market for our Class A common stock by reducing the number of potential investors. This may make it more difficult for investors in our Class A common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline. Penny stocks are stock:

      o     with a price of less than $5.00 per share;

      o     that are not traded on a "recognized" national exchange;

      o whose prices are not quoted on the Nasdaq automated quotation system (Nasdaq listed stock must still have a price of not less than $5.00 per share); or

      o in issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

      Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor.

THE PRICE YOU PAY IN THIS OFFERING WILL FLUCTUATE AND MAY BE HIGHER OR LOWER THAN THE PRICES PAID BY OTHER PEOPLE PARTICIPATING IN THIS OFFERING.

      The price in this offering will fluctuate based on the prevailing market price of the Class A common stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

WE MAY NOT BE ABLE TO ACCESS SUFFICIENT FUNDS UNDER THE EQUITY LINE OF CREDIT WHEN NEEDED.

      We are dependent on external financing to fund our operations. Our financing needs are expected to be provided from the Equity Line of Credit, in large part. No assurances can be given that such financing will be available in sufficient amounts or at all when needed.

WE MAY BE UNABLE TO CONTINUE TO RECEIVE ADVANCES OR ISSUE SHARES UNDER THE EQUITY LINE OF CREDIT IF THE TRADING VOLUME IN OUR STOCK IS NOT SUFFICIENT TO ALLOW THE EQUITY LINE INVESTOR TO SELL ITS SHARES.

      Despite our contractual right to receive advances under the Equity Line of Credit and sell shares of our stock to Cornell Capital Partners, we are also prohibited by the Equity Distribution Agreement from receiving advances under the Equity Line of Credit to the extent any issuance of shares to Cornell Capital Partners would cause it to own in excess of 9.9% of our then-outstanding shares of Class A common stock. Because the volume of trading in our stock has been volatile, there can be no assurance that Cornell Capital Partners will be able to sell a sufficient number of shares to allow us to take full advantage of the Equity Line of Credit.

      If Cornell Capital Partners is unable to sell all of the shares it receives in connection with advances made under the Equity Line of Credit, once the number of unsold shares retained by the Equity Line Investor reaches 9.9% of the then-outstanding shares of our Class A common stock, we would be unable to receive advances under the Equity Line of Credit until Cornell Capital Partners had sold additional shares into the market. Alternatively, our waiting to receive subsequent advances under the Equity Line of Credit until Cornell Capital Partners has sold all the shares it receives from us will result in a delay in our access to the capital available under the Equity Distribution Agreement. These restrictions on our access to the capital available under the Equity Distribution Agreement could have a material adverse effect on our operations.

THE ISSUANCE OF SHARES OF CLASS A COMMON STOCK UNDER THE EQUITY LINE OF CREDIT COULD RESULT IN A CHANGE OF CONTROL.

      We are registering 4,700,000,000 shares of Class A common stock in this offering. Of this amount, 300,000,000 shares were issued to Cornell Capital Partners as a one-time commitment fee in connection with the Equity Distribution Agreement and up to an additional aggregate of 3,693,939,394 shares under the Equity Distribution Agreement could be purchased by Cornell Capital Partners under the Equity Distribution Agreement, which shares may be resold from time to time. Although we are prohibited from selling shares to Cornell Capital Partners under the Equity Line of Credit if such sale would result in Cornell Capital Partners holding more than 9.9% of the then-outstanding Class A common stock, Cornell Capital Partners is not prohibited from selling shares of Class A common stock received in connection with an advance, and then receiving additional shares of common stock in connection with a subsequent advance. In this way, Cornell Capital Partners could sell more than 9.9% of the outstanding Class A common stock to one or more investors in a relatively short time frame while never holding more than 9.9% at one time. Concentration of ownership of our capital stock could delay or prevent change of control. At January 30, 2004, the 3,993,939,394 shares of our Class A common stock offered hereby represent 74.3% of our outstanding Class A common stock.


                CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

      Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.

      This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under "Management's Discussion and Analysis or Plan of Operations" and "Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

                              SELLING STOCKHOLDERS

      The table below sets forth information regarding ownership of our Class A common stock by the selling stockholders as of January 30, 2004, and the shares of Class A common stock to be sold by them under this prospectus. The number of shares beneficially owned is determined under rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of January 30, 2004, through the exercise or conversion of any stock option, convertible security, warrant or other right. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares that power with that person's spouse) with respect to all shares of capital stock listed as owned by that person or entity. As of January 30, 2004, 5,378,199,739 shares of our Class A common stock were outstanding.


                                                          Securities Prior to Offering                   Securities After Offering
                                    --------------------------------------------------------------      ---------------------------
                                                                                                                       Percentage
                                                           Number of      Percentage     Number of                         of
                                       Number of           Shares of          of         Shares of                     Outstanding
                                    Shares of Class      Class A Common   Outstanding      Class A        Number of     Shares of
                                     A Common Stock      Stock Issuable    Shares of    Common Stock      Shares of      Class A
            Selling                   Beneficially        Under Equity      Class A        Offered         Class A       Common
          Stockholder                    Owned           Line of Credit   Common Stock     Hereby        Common Stock     Stock
          -----------               ---------------      --------------   ------------  ------------    -------------   -----------

Cornell Capital Partners, L.P.     300,000,000(1)     3,693,939,394(2)        44.0%    3,993,939,394                 0      0.0%

CapStone Investments                 3,030,303(4)                 0             *          3,030,303                 0      0.0%

Butler Gonzalez LLP                  3,030,303(5)                 0             *          3,030,303                 0      0.0%

Jerome R. Mahoney               41,683,877,322(6)(7)              0           89.2%      700,000,000    40,983,877,322     89.0%

-----------------------------------------
*   Less than 1%

(1) Includes 300,000,000 shares of Class A common stock issued to Cornell Capital Partners, as a one-time commitment fee under the Equity Distribution Agreement.

(2) The registration statement to which this prospectus relates covers, among other shares identified herein, up to 3,693,939,394 shares of Class A common stock issuable under the Equity Line of Credit. Because the specific circumstances of the issuances under the Equity Line of Credit are unascertainable at this time, the maximum aggregate number of shares of our Class A common stock offered by Cornell Capital Partners cannot be determined at this time, but cannot exceed 3,693,939,394 unless and until we file additional registration statements registering the resale of the additional shares.

(3) Cornell Capital Partners is prohibited by the terms of the Equity Distribution Agreement from having shares issued to it under the Equity Line of Credit to the extent that such issuance would result in Cornell Capital Partners beneficially owning more than 9.9% of the then-outstanding shares of our Class A common stock following such issuance. The percentage set forth is not determinative of Cornell Capital Partners' beneficial ownership of our Class A common stock pursuant to Rule 13d-3 or any other provision under the Securities Exchange Act of 1934.

(4) Includes 3,030,030 shares of Class A common stock issued to CapStone Investments, as payment for services as placement agent in connection with the Equity Distribution Agreement.

(5) Includes 3,030,030 shares of Class A common stock issued to Butler Gonzalez LLP, as partial payment for services as escrow agent in connection with the Equity Distribution Agreement.

(6) Includes (i) 450,000 shares of our Class A common stock held by Mr. Mahoney's minor children, (ii) 29,191,147,541 shares of our Class A common stock issuable upon conversion of 1,780,660 shares of our Class B common stock held by Mr. Mahoney, and (iii) 12,177,279,781 shares of our Class A common stock issuable upon conversion of a promissory note dated March 20, 2001, made by us in favor of Mr. Mahoney, as amended on August 13, 2002. Pursuant to such promissory note, Mr. Mahoney may, at any time, convert amounts owed to him for monies loaned thereunder and interest thereon into
    (i) one share of Class B common stock for each dollar owed, (ii) the number of shares of Class A common stock calculated by dividing (x) the sum of the amount being prepaid by (y) 50% of the lowest issue price of shares of our Class A common stock since the first advance of funds under such note, or
    (iii) payment of the principal of the note, before any repayment of interest. At January 30, 2004, the total balance owed to Mr. Mahoney was $742,814, convertible into 742,814 shares of our Class B common stock, or 12,177,279,781 shares of our Class A common stock.

(7) Since we do not have a sufficient number of authorized shares of Class A common stock to issue all of the shares of Class A common stock issuable upon the exercise or conversion of all of our outstanding options, warrants, debentures and Class B common stock, Mr. Mahoney has agreed that, until such time as our right to receive advances under the Equity Distribution Agreement expires and until we have increased the number of authorized shares of Class A common stock in an amount sufficient to issue all shares of our Class A common stock underlying all then-outstanding options, warrants, debentures, Class B common stock or other obligations to issue shares of our Class A common stock, Mr. Mahoney will not convert any of his shares of Class B common stock or the balance due under his convertible promissory note, if any such conversion or conversions, in the aggregate, would result in our issuance to Mr. Mahoney of more than 1,200,000,000 shares of our Class A common stock.

      None of the selling stockholders has held a position or office, or had any other material relationship, with us, except as follows:

      o Cornell Capital Partners, L.P. is the investor under the Equity Distribution Agreement. Cornell Capital Partners is an "underwriter" within the meaning of the Securities Act of 1933, in connection with its sale of shares of Class A common stock it receives under the Equity Distribution Agreement. Under the Equity Distribution Agreement, we (i) agreed to pay to Cornell Capital Partners a cash fee equal to 5.5% of the amount of each advance and (ii) issued Cornell Capital Partners 300,000,000 shares of Class A common stock as a one-time commitment fee. The 5.5% cash fee and the one-time commitment fee are underwriting discounts. Cornell Capital Partners and we entered into an equity line of credit agreement in June 2002, which was subsequently amended in February 2003, pursuant to which we raised net proceeds in an aggregate amount of $4,609,110. The principal terms of such equity line of credit agreement were substantially similar to the principal terms of the Equity Distribution Agreement to which Cornell Capital Partners and we are currently parties. Cornell Capital Partners is also the investor under an equity line of credit with Trey Resources and, as of January 30, 2004, had outstanding loans to Trey Resources in the aggregate principal amount of $100,000, which is evidenced by a convertible debenture. All investment decisions of Cornell Capital Partners are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of Yorkville Advisors.

      o CapStone Investments is a registered broker-dealer that has been retained by iVoice to act as placement agent in connection with the Equity Line of Credit with Cornell Capital Partners, L.P. For its services, CapStone Investments has received 3,030,303 shares of Class A common stock, which shares are being registered in this offering. CapStone Investments will not be participating in this offering as an "underwriter" within the meaning of the Securities Act of 1933. Scott Capozza, principal of CapStone Investments, makes the investment decisions on behalf of CapStone Investments.

      o Pursuant to the Equity Distribution Agreement, Butler Gonzalez LLP shall act as escrow agent to hold shares of the our Class A common stock to be purchased by Cornell Capital Partners in connection with each advance under the Equity Line of Credit. For its services, we issued Butler Gonzalez LLP 3,030,303 shares of our Class A common stock and have agreed to pay Butler Gonzalez LLP escrow fees in the amount of $500 out of the proceeds from each advance made under the Equity Distribution Agreement. Thomas Butler and David Gonzalez, partners of the law firm of Butler Gonzalez LLP, make the investment decisions on behalf of Butler Gonzalez LLP.

      o The shares being registered for Jerome R. Mahoney, our president, chief executive officer and chief financial officer, are issuable upon conversion of certain shares of our Class B common stock issued to Mr. Mahoney in May 1999 in connection with our merger with International Voice Technologies, Inc.

                                 USE OF PROCEEDS

      This prospectus relates to shares of our Class A common stock that may be offered and sold from time to time by the selling stockholders. There will be no proceeds to us from sales by the selling stockholders of shares of Class A common stock in this offering.

      We will receive proceeds from our sale of shares of Class A common stock to Cornell Capital Partners under the Equity Line of Credit. We could receive gross proceeds of up to $20.0 million under the Equity Line of Credit, before payment of fees and expenses. However, we cannot assure you to what extent, if at all, we will require Cornell Capital Partners to purchase any of our shares of Class A common stock pursuant to the Equity Distribution Agreement.

      The per share purchase price of the shares purchasable by Cornell Capital Partners in connection with any advance under the Equity Distribution Agreement will be equal to the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board over the five trading days immediately following the date we provide notice requesting such advance. For each advance under the Equity Line of Credit, we have agreed to pay to Cornell Capital Partners a cash fee equal to 5.5% of the amount of such advance and Butler Gonzalez LLP an escrow fee in the amount of $500.

      We intend to use net the proceeds from advances under Equity Line of Credit, if any, for general corporate purposes, provided that, in accordance with the provisions of the Equity Distribution Agreement, none of the net proceeds will be used to pay any liability incurred by any of our officers, directors or employees, except for any liability owed to such person for, or incurred by such person originating from, services rendered to us, or from which we have indemnified such person.

                                    DILUTION

      The net tangible book value of iVoice as of September 30, 2003 was $651,481 or $0.00016 per share of Class A common stock. Net tangible book value per share is determined by dividing the tangible book value of iVoice (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to iVoice, our net tangible book value will be unaffected by this offering. Our net tangible book value, however, will be impacted by the common stock to be issued under the Equity Line of Credit. The amount of dilution will depend on the offering price and number of shares to be issued under the Equity Line of Credit. The following example shows the dilution to new investors at an offering price of $0.004 per share.

      If we assume that iVoice had issued 6,666,666,667 shares of Class A common stock under the Equity Line of Credit at an assumed offering price of $0.00300 per share (i.e., the maximum number of shares needed in order to raise a total of $20.0 million under the equity line of credit, less a 5.5% cash fee $1,100,000 and offering expenses of $30,000), our net tangible book value as of September 30, 2003 would have been $19,521,481 or $0.00183 per share. Such an offering would represent an immediate increase in net tangible book value to existing stockholders of $0.00167 per share and an immediate dilution to new stockholders of $0.00117 per share. The following table illustrates the per share dilution:


Assumed public offering price per share                                     $0.00300
Net tangible book value per share before this offering          $0.00016
Increase attributable to new investors                          $0.00167
                                                                --------
Net tangible book value per share after this                                $0.00183
offering                                                                    --------
Dilution per share to new stockholders                                      $0.00117
                                                                            ========

      The offering price of our Class A common stock is based on the then-existing market price. In order to give prospective investors an idea of the dilution per share they may experience, we have prepared the following table showing the dilution per share at various assumed offering prices:

                                                      Dilution Per
                      Assumed       No. of Shares    Share to New
                   Offering Price   to be Issued      Investors
                   --------------   ------------      ---------
                    $0.00300       6,666,666,667(1)   $0.00117
                    $0.00600       3,333,333,333      $0.00337
                    $0.00900       2,222,222,222      $0.00585
                    $0.01200       1,666,666,667      $0.00854


(1) This represents the maximum number of shares of Class A common stock needed to raise $20,000,000 under the Equity Line of Credit at an assumed offering price of $.00300 per share; however, only 3,693,939,394 shares of our Class A common stock issuable under the Equity Line of Credit are being registered in this filing and we cannot require Cornell Capital Partners to purchase additional shares unless and until such additional shares are registered under the Securities Act of 1933.

                      DESCRIPTION OF EQUITY LINE OF CREDIT

      Summary. On December 31, 2003, we entered into the Equity Distribution Agreement with Cornell Capital Partners, pursuant to which, we have the right, upon effectiveness of the registration statement to which this prospectus relates, to receive advances of up to an aggregate amount of $20.0 million from Cornell Capital Partners under the Equity Line of Credit, and to simultaneously issue shares of our Class A common stock in lieu of repayment of such advances.

      Cornell Capital Partners is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. Cornell Capital Partners is an "underwriter" within the meaning of the Securities Act of 1933, in connection with its sale of shares of Class A common stock it receives under the Equity Distribution Agreement. On the date of each advance of funds under the Equity Distribution Agreement, Cornell Capital Partners will purchase shares of Class A common stock at a per share purchase price equal to the lowest closing bid price of the Class A common stock on the Over-the-Counter Bulletin Board during the five consecutive trading day period immediately following our request for such advance, subject to the provisions of the Equity Distribution Agreement. We have agreed to pay to Cornell Capital Partners a cash fee equal to 5.5% of the amount of each advance on the date thereof. We also issued Cornell Capital Partners 300,000,000 shares of Class A common stock as a one-time commitment fee under the Equity Distribution Agreement. The 5.5% cash fee and the one-time commitment fee are underwriting discounts.

      In connection with the Equity Line of Credit, we engaged CapStone Investments, a registered broker-dealer, to act as placement agent, and Butler Gonzalez LLP, a law firm, to act as escrow agent to hold shares of our Class A common stock to be purchased by Cornell Capital Partners in connection with each advance. We issued 3,030,303 shares of our Class A common stock to each of CapStone Investments, as payment for its services, and Butler Gonzalez LLP, as partial payment for its services. We also agreed to pay Butler Gonzalez LLP an escrow fee of $500 per advance under the Equity Line of Credit.

      Equity Line of Credit Explained. Pursuant to the Equity Line of Credit, we may periodically sell shares of Class A common stock to Cornell Capital Partners to raise capital for general corporate purposes. The periodic sale of shares is known as an advance. We may request in writing an advance every 7 trading days. A closing will be held no more than 6 trading days after such written notice at which time we will deliver shares of Class A common stock and Cornell Capital Partners will pay the advance amount.

      We may request advances under the Equity Line of Credit once the underlying shares are registered with the Securities and Exchange Commission, provided that certain conditions set forth in the Equity Distribution Agreement are satisfied. Thereafter, we may continue to request advances until Cornell Capital Partners has advanced $20.0 million or 24 months after the effective date of the registration statement to which this prospectus relates, whichever occurs first; provided, that, Cornell Capital Partners' obligation to purchase shares under the Equity Distribution Agreement will terminate earlier upon (1) suspension of the effectiveness of the registrations statement to which this prospectus relates for an aggregate of 50 days or (2) our failure to remedy a material breach of the Equity Distribution Agreement within 30 days of receipt of notice of such breach.

      The following are some of the other conditions that we must meet before Cornell Capital Partners is obligated to buy our shares: (1) once declared effective by the Securities and Exchange Commission, the registration statement to which this prospectus relates must remain effective; (2) our representations and warranties given to Cornell Capital Partners under the Equity Distribution Agreement must be true and correct, and we must comply with the provisions of the agreement; and (3) our Class A common stock must remain traded on the Over-the-Counter Bulletin Board or another trading market or exchange. There is no guarantee that we will be able to meet these or any other conditions under the equity line purchase agreement, or that we will be able to draw on any portion of the Equity Line of Credit.

      Under the terms of the Equity Distribution Agreement, we may not issue or sell (1) any shares of our common stock or preferred stock without consideration or for a consideration per share less than the highest reported bid price for our common stock on the date of issuance or (2) issue or sell any warrant, option, right, contract, call, or other security granting the holder thereof the right to acquire shares of our common stock without consideration or for a consideration per share less than the highest reported bid price for the common stock on the date of issuance, except for common stock issuable pursuant to our obligations on the date we signed the Equity Distribution Agreement, upon the conversion of stock options, convertible debt or Class B common stock.

      The amount of each advance shall be limited to $350,000 and is subject to an aggregate maximum advance amount of $1,400,000 in any 30-day period. However, the aggregate amount of all of the advance notices in the initial 30-day period following the effective date of the registration statement to which this prospectus relates, may equal up to a maximum of $3,000,000. The amount available under the Equity Line of Credit is not dependent on the price or volume of our Class A common stock. Cornell Capital Partners may not own more than 9.9% of our outstanding common stock at any time. Because Cornell Capital Partners can repeatedly acquire and sell shares, this limitation does not limit the potential dilutive effect or the total number of shares that Cornell Capital Partners may receive under the Equity Line of Credit.

      We cannot predict the actual number of shares of Class A common stock that will be issued pursuant to the Equity Line of Credit, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of our Class A common stock that will be issued using certain assumptions. For example, we would need to issue 6,666,666,667 shares of Class A common stock in order to raise the maximum amount under the Equity Line of Credit at a purchase price of $0.003, a recent market price of our Class A common stock.

      Of the shares of Class A common stock issuable under the Equity Line of Credit, we are registering a total of 3,693,939,394 shares in this offering. The issuance of such shares under the Equity Line of Credit may result in a change of control. If all or a significant block of these shares are held by one or more stockholders working together, then such stockholder or stockholders would have enough shares to assume control of iVoice by electing its or their own directors. This could happen, for example, if Cornell Capital Partners sold the shares purchased under the Equity Line of Credit to the same purchaser.

      Proceeds used under the Equity Line of Credit will be used in the manner set forth in the "Use of Proceeds" section of this prospectus. We cannot predict the total amount of proceeds to be raised in this transaction because we have not determined the total amount of the advances we intend to draw.

      We expect to incur expenses of approximately $30,000 consisting primarily of printing expenses, accounting fees and legal fees incurred in connection with the registration of the shares of Class A common stock offered hereby. In addition, we have agreed to pay Cornell Capital Partners a cash fee equal to 5.5% of the amount of the advance and Butler Gonzalez LLP $500, for each advance made under the Equity Line of Credit. Such fees are in addition to our issuances of 300,000,000 shares of Class A common stock to Cornell Capital Partners, as a one-time commitment fee, 3,030,303 shares of common stock to each of CapStone Investments and Butler Gonzalez LLP, as payment and partial payment, respectively, for their services in connection with the Equity Line of Credit.

                              PLAN OF DISTRIBUTION

      This prospectus covers the sale of shares of common stock from time to time by the selling stockholders named in the table above. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The sales may be made from time to time on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling stockholders may effect such transactions by selling the shares to or through broker-dealers. The shares may be sold by one or more of, or a combination of, the following:

      o a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;

      o an over-the-counter distribution in accordance with the rules of the Over-the-Counter Bulletin Board;

      o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

      o     in privately negotiated transactions.

      To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in the resales.

      The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders also may sell shares short and redeliver the shares to close out such short positions. The selling stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. A selling stockholder may also loan or pledge the shares registered hereunder to a broker-dealer and the broker-dealer may sell the shares so loaned or upon a default the broker-dealer may effect sales of the pledged shares pursuant to this prospectus.

      Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders in amounts to be negotiated in connection with the sale. Such broker-dealers and any other participating broker-dealers are deemed to be "underwriters" within the meaning of the Securities Act of 1933, in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act. Cornell Capital Partners is an "underwriter" within the meaning of the Securities Act of 1933, in connection with the sale of shares of Class A common stock under the Equity Line of Credit. In connection with the Equity Line of Credit, we have (i) agreed to pay to Cornell Capital Partners a cash fee equal to 5.5% of the amount of each advance on the date thereof, and (ii) issued to Cornell Capital Partners 300,000,000 shares of Class A common stock as a one-time commitment fee. The 5.5% cash fee and the one-time commitment fee are underwriting discounts. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. We will, however, receive proceeds from the sale of Class A common stock under the Equity Line of Credit.

      Cornell Capital Partners was formed in February 2000 as a Delaware limited partnership. Cornell Capital Partners is a domestic hedge fund in the business of investing in and financing public companies. Cornell Capital Partners does not intend to make a market in our capital stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price. Prospective investors should take these factors into consideration before purchasing our Class A common stock.

      Under the securities laws of certain states, the shares of our Class A common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of Class A common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

      We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify, to the extent permitted by law, Cornell Capital Partners and its directors, officers, partners, employees, agents, representatives and each person who controls Capital Partners within the meaning of the Securities Act of 1933, from certain liabilities, including liabilities incurred under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $30,000, plus the cash fees equal to 5.5% of the aggregate gross proceeds received as advances under the Equity Line of Credit. The estimated offering expenses consist of the Securities and Exchange Commission registration fee of approximately $1,084, printing expenses of approximately $3,000, accounting fees of approximately $5,000, legal fees of approximately $17,000 and miscellaneous expenses of approximately $3,916.

      Under applicable rules and regulations under the Exchange Act of 1934, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act of 1934 and the associated rules and regulations under the Exchange Act of 1934, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

             MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

      The following information should be read in conjunction with the consolidated financial statements of iVoice and the notes thereto appearing elsewhere in this filing. Statements in this Management's Discussion and Analysis or Plan of Operation and elsewhere in this prospectus that are not statements of historical or current fact constitute "forward-looking statements."

Overview

      To date we have incurred substantial losses and have accumulated a deficit of $15,707,117 as of September 30, 2003. We have been able to raise sufficient working capital through advances under an equity line of credit agreement we entered into in February 2003. Under that agreement, also with Cornell Capital Partners, we raised the maximum dollar amount allowable thereunder. As of September 30, 2003, we had working capital of $595,745 and a cash balance of $1,469,229. We expect that this cash balance, as well as an additional $2,832,000 in advances that we received under the previous equity line of credit agreement in October 2003, has provided us with sufficient resources to continue operating for the foreseeable future.

      We have met interoperability standards with several leading PC-based Private Branch Exchange (or PBX) manufacturers for our award winning product, iVoice Speech-enabled Auto Attendant. To date, rigorous testing and compatibility studies have developed into co-marketing arrangements with 3Com, for its NBX(R) platform, Artisoft for its TeleVantage(R) Communication server, and AltiGen's AltiServ(R) for its phone systems. These recent platform integrations add to several others previously completed, including a Siemens Ready(TM) certification, NEC Fusion Strategic Alliance and Sprint North Supply. Through these co-marketing arrangements and strategic alliances, we will attempt to capture significant market share in the business communication solution market by expanding distribution through these manufacturers' authorized reseller networks.

      We are currently focused on developing our dealer and reseller channels. We believe we can leverage already existing equipment manufacturers reseller channels by integrating our speech recognition software directly into their established revenue producing product lines. Each manufacturer has an estimated 150-600 authorized dealers and resellers throughout North America. The recent introduction of an entirely TAPI (Telephone Application Program Interface) based Speech-enabled Auto Attendant and Name Dialer, allows integration into different PBX systems without the need for additional hardware devices. We expect these integration changes to provide for greater appeal to telephony re-sellers allowing for more economical customer installations with no change in software pricing our charges for our software.

      Unless special arrangements are made, we generally receive 50% of the contract as a down payment on any product purchased with the balance due upon completion of the installation. We recognize our revenue using the percentage of completion method for turnkey systems that require custom configuration by the customer. We determine the expected costs on a particular installation by estimating the hardware costs and anticipated labor hours to configure and install a system. Revenues are then recognized in proportion to the amount of costs incurred as of the reporting date over the total estimated costs anticipated. For orders comprised only of software or hardware items, we recognize revenue upon shipment of those items to the customer. We accept company checks or Visa/MasterCard.

Research And Development

      We focus our research and development efforts on enhancing our existing product line and the developing new products that integrate with our existing products. We continually seek to improve our core speech recognition technology through ease of use, broader application and increased accuracy. We employ qualified technical personnel to strengthen our product line.

      For the nine months ending September 30, 2003, research and development expenditures consisted of $150,753 in salaries and wages to technical staff and $5,618 in technical hardware supplies, software tool-kits and technical publications. In 2002, we spent $165,415 in salaries and wages to technical staff and $5,013 in technical hardware supplies, software tool-kits and technical publications. In 2001, research and development expenditures consisted of $380,692 in salaries and wages to our technical staff and $6,773 for technical hardware supplies, software tool-kits and technical publications. In 2000, we spent $406,106 in technical salaries and wages and $17,361 for related supplies, tools and publications. Reductions in amounts expended were deemed necessary for the conservation of capital resources.

      Our current research and development efforts have allowed us to recently release our item locator application that incorporates speech recognition as its means of interaction and our Speech Enabled Auto Attendant on the same platform. The "Hear I Am" Voice Item Locator enables individuals to simply say the name of an item or a product and the Hear I Am Voice Locator answers back with the location of that item. For example, were a unit installed in a large retail outlet, an individual could simply say, "beveled tile" and the Locator would respond "Aisle 7, Shelf Number 2A." The unit is also compatible with video display screens that exhibit the floor plan and item location. The Speech Enabled Auto Attendant engages callers in a natural language dialog and is ready to transfer the caller to an extension at any time. Callers can interrupt the Auto Attendant at any time by barging in on the prompts and simply saying the name of the person, or department they wish to speak to.

      Our products are designed to be "people oriented," with features that can be readily used without special training or manuals. In order to remain competitive, we must continue to fund research and development efforts.

Plant and Equipment

      We do not anticipate incurring any significant expenses for the purchase of plant or equipment over the next 12 months.

Employees

      As of September 30, 2003, the Company had eight full-time employees, one part-time employee and one part-time consultant for a total of ten individuals.

Recent Developments

      In September 2003, we announced our intention to distribute to our stockholders shares of Class A common stock of Trey Resources, Inc., one of our subsidiaries, and our Automated Reminder business, upon the effectiveness of required Securities and Exchange Commission filings and final approval by our Board of Directors of the terms and conditions of the distribution, as described in the registration statement on Form SB-2 of Trey Resources, initially filed with the Securities and Exchange Commission on October 3, 2003. The registration statement became effective on February 11, 2004. It is intended that Trey Resources will own and operate our Automatic Reminder software business as an independent publicly traded entity following the distribution.

      In connection with the proposed distribution to our stockholders of shares of Class A common stock of Trey Resources and our Automated Reminder business, we intend to allocate to Trey Resources corporate assets, liabilities and expenses related to the Automatic Reminder software business, based on an estimate of the proportion of such amounts allocable to Trey Resources, utilizing factors such as total revenues, employee headcount and other relevant factors.

      In February 2003, we entered into an administrative services agreement with Trey Resources, pursuant to which, upon consummation of the proposed spin-off of Trey Resources, we will provide Trey Resources services in such areas as information management and technology, sharing of office space, personnel and indirect overhead expenses, employee benefits administration, payroll, financial accounting and reporting, claims administration and reporting, and other areas where Trey Resources may need transitional assistance and support. The term of the agreement is two years, but may be terminated earlier under certain circumstances, including a default, and may be renewed for additional one-year terms. In exchange for our services under the administrative services agreement, Trey Resources has agreed to pay us an annual fee of approximately $95,000.

      On October 24, 2003, Trey Resources filed with the Securities and Exchange Commission a registration statement on Form SB-2 relating to the registration of shares to be issued upon conversion of Trey Resource's outstanding convertible debentures issued to four individuals on whose behalf The May Davis Group acted as agent in March 2003, and to Cornell Capital Partners in September 2003. In connection therewith, we agreed to provide a full and unconditional guaranty of the payment and performance obligations of Trey Resources, in accordance with the terms of securities purchase agreements between Trey Resources and the holders of the convertible debentures, which cannot be discharged, except by complete performance of the obligations under the securities purchase agreements and the related documents. Under the guaranty, if Trey Resources defaults in payment or performance of any of its obligations under the convertible debentures, we are required to pay or perform such obligations upon two days' written notice or demand by the holders of the convertible debentures and to take an advance under the Equity Line of Credit on the day of any such default, in the amount of $250,000 in order to repay to the principal amount of the convertible debentures plus $50,000 within seven days of default by Trey Resources. Notwithstanding anything to the contrary, so long as the outstanding principal amount is zero or would be made zero simultaneously with the termination, we shall have the right to terminate the guaranty at any time by providing written notice of such termination.

Results Of Operations

Three and Nine Months Ended September 30, 2003 Compared To September 30, 2002

      Revenues are derived primarily from the sale of voice and computer technology communication systems for small-to-medium sized businesses and corporate departments. Total revenues for the three and nine months ended September 30, 2003 were $126,683 and $349,403, respectively, as compared to $140,614 and $457,303 for the three and nine months ended September 30, 2002, an decrease of $13,931 or 9.9% and $107,900 or 23.6%, respectively. The decrease in sales for the three and nine month period reflects continued sluggish demand for our speech recognition telecommunication products as well as reduced resources devoted to sales and marketing efforts. The current three-month period ending September 30, 2003 does however reflect an increase of $52,038 over the three-month period ending June 30, 2003.

      We continue to market and promote our speech enabled products to telephony reseller networks throughout the US and Canada in order to leverage those resellers' existing customer bases. We also sells directly to end-users, systems that require significant customization.

      Unless special arrangements are made, we generally receive 50% of the contract as a down payment on any product purchased with the balance due upon completion of the installation. We recognize our revenue using the percentage of completion method for turnkey systems that require custom configuration by the customer. We determine the expected costs on a particular installation by estimating the hardware costs and anticipated labor hours to configure and install a system. Revenues are then recognized in proportion to the amount of costs incurred as of the reporting date over the total estimated costs anticipated. For orders comprised only of software or hardware items, we recognize revenue upon shipment of those items to the customer.

      Gross margin for the three and nine months ended September 30, 2003 was $76,762 and $216,810 or 60.6% and 62.1%, respectively, as compared to $102,277 and $317,529 or 72.7% and 69.4% for the three and nine months ended September 30, 2002. The gross margin is dependent, in part, on product mix, which fluctuates from time to time; complexity of a communication system installation which determines necessary hardware requirements and may not have a proportionate relationship with the system selling price; and the ability of our technology personnel to efficiently configure and install our communications products. The decreases of $25,515 or 24.9% for the three-month period and $100,719 or 31.7% for the nine-month periods ending September 30, 2003 were generally a result of an overall decrease in total sales volume. Decreases in gross profit percentages reflect a higher percentage of labor costs allocated to cost of sales.

      Total operating expenses decreased, from $344,116 for the three months ended September 30, 2002 to $290,064 for the three months ended September 30, 2003 a decrease of $54,052 or 15.7%. Specific line items that reflect the reduction in total operating expenses for the three months ending September 30, 2003, include reduced payroll and benefit costs of $63,092 and reduced promotion and related travel costs of $17,301, offset by an increase in professional fees of $34,262. As a result of the downturn in the telecommunications industry over the past several years, we have effectively reduced our working capital requirements to preserve our cash resources. Total operating expenses for the nine months ending September 30, 2003 have been reduced from $1,604,370 to $950,638 for the nine months ending September 30, 2002, a reduction of $653,732 or 40.7%.

      The loss from operations for the three and nine months ended September 30, 2003 was $213,302 and $733,828 compared to $241,839 and $1,286,841 for the three and nine months ended September 30, 2002, a decrease of $28,537 and $533,013 in the three and nine month comparative periods.

      Interest expense of $211,442 and $297,912 was incurred for the three and nine-month period ending September 30, 2003 as compared to $47,235 and $376,611 for the three and nine-month period ending September 30, 2002, respectively, an increase of $164,207 for the three month comparative periods and a decrease of $78,699 for the nine-month comparative periods. The current year quarterly figures reflect $178,721 in discounts on advances received under our equity line of credit agreement that we entered into with Cornell Capital Partners in February 2003, $22,795 in discounts related to the beneficial conversion feature of interest due on our 12% convertible debentures; and $9,926 in interest accrued on amounts outstanding to related parties. The prior three-month period ending September 30, 2002 reflects $19,881 in discounts on advances and beneficial conversion features of convertible debentures issued in 2002; $8,320 in interest outstanding convertible debentures; $17,452 in interest accrued on amounts outstanding to related parties; and $1,582 in finance charges on capitalized leases payable.

      Other income for the three and nine-month period ending September 30, 2003 reflects a realized gain on the sale of securities held for sale. Other income for the nine months ended September 30, 2002, reflects income of $28,800 for the retention of 600,000 shares of our Class A common stock previously issued to an employee and charged to compensation expense in a prior period. These shares were deemed unvested with the terminated employee and were recorded as treasury stock purchase at a value of $28,800.

      Net loss for the three and nine month period ending September 30, 2003 was $547,793 and $1,215,960 as compared to $302,540 and $1,660,638 for the three and nine months of 2002. The respective changes in net loss for the comparative periods were a result of the factors discussed above.

Year Ended December 31, 2002 Compared To December 31, 2001

      Sales for the year ended December 31, 2002 were $646,560, an increase of $220,612 or 51.8% as compared to sales of $425,948 for the year ended December 31, 2001. The increase was largely attributable to an increase in sales of our Speech Enabled Auto Attendant application. For the years ended December 31, 2002 and 2001, total turnkey and software only sales of our Speech Enabled Auto Attendant, amounted to $239,921 and $99,536 respectively, an increase of $140,385 or 141.0%. IVR sales totaled $264,282 for the year ending December 31, 2002 as compared to $205,485 for the year ending December 31, 2001 an increase of $58,795 or 28.6%. Other revenues from the sale of other software and related hardware products as well as maintenance, installation and support fees totaled $142,357 and $120,926 for the years ended December 31, 2002 and 2001 respectively, an increase of $21,431 or 17.7%

      Our gross profit for the year ended December 31, 2002 was $462,254, an increase of $203,535 or 78.7% compared to $258,719 for the year ending December 31, 2001. Our gross margin percentage for the twelve months ended December 31, 2002 was 71.5% versus 60.7% for the prior year. This represents a 10.8% increase over the gross profit percentage recorded for the same prior year period. The gross margin is dependent, in part, on product mix, which fluctuates from time to time; complexity of a communication system installation which determines necessary hardware requirements and may not have a proportionate relationship with the system selling price; and the ability of our technology personnel to efficiently configure and install our communications products. The dollar amount of gross profit has increased as a result of increased revenues for the comparative periods. The increase in gross margin percentages year over year is a result of a more favorable product mix.

      Operating expenses decreased from $3,035,992 for the year ended December 31, 2001 to $2,262,627 for the year ended December 31, 2002 a decrease of $773,365 or 25.5%. Material changes in specific classifications of operating expenses include a decrease in total payroll and benefit costs of $952,558. While the current year reflects an income tax reimbursement charge of $45,605 for income tax incurred by Jerome R. Mahoney for sales of Class A common stock which he sold in order to provide working capital to us, the prior year included a similar tax reimbursement accrual amounting to $95,100 as well as accruals for reimbursement to Mr. Mahoney for a charitable donation of his personal holdings of our Class A common stock valued at $350,000. This reduction in reimbursements to our president was the most significant decrease in operating expenses year over year. Also contributing to the decrease in operating expense was a reduction in professional fees of $151,634; a reduction in rent expense of $60,900 and a reduction in advertising and promotion of $22,753. Offsetting the decreases in the specific operating expense items described above were an increase in charges for the reduction of strike prices on previously issued warrants, a charge of $175,833 related to the write-down of goodwill and an increase to bad debt expense of $45,751.

      The net loss from operations for the year ending December 31, 2002 was $1,800,373 compared to $2,777,273 for the year ended December 31, 2001. This decrease of $976,900 was a result of the increase in net revenues and gross profit from year to year combined with lower operating expenses in current year as described above.

      Other income for the year ended December 31, 2002, included amounts received for participation in the New Jersey Technology Tax Certificate Transfer Program for the sale of our unused state net-operating-loss carry forwards. After related commissions and expenses related to application submission we received cash proceeds of $152,473. Also included in other income was income from forfeited employee stock compensation totaling $28,800. None of these items were incurred in the year ending December 31, 2001.

      Other expense for the year ended December 31 2002 and 2001 was comprised of interest expense. Total other expense decreased $229,801 to $440,360 in the year ended December 31, 2002 compared to $670,161 in 2001. Interest expense reflects interest on our outstanding convertible debentures and promissory notes, interest on related party and capital lease obligations as well as discounts charged to expense for the beneficial conversion features related to our convertible debt obligations.

      Net Loss decreased $1,387,974 to $2,059,460 for the year ended December 31, 2002 compared to $3,447,434 for the year ended December 31, 2001 as a result of the factors discussed above.

Liquidity and Capital Resources

      The primary source of financing for us has been through the issuance of common stock and debt that is convertible into shares of our common stock. An equity line of credit agreement entered into in February 2003 with Cornell Capital Partners has provided the primary source of working capital for the last 12 months. Through the date of this filing we have received total net proceeds of $4,609,110 representing the maximum gross proceeds under the equity line of credit agreement of $5,000,000. The difference between the gross and net proceeds reflects discounts, professional fees and other costs associated with the registration and administration of the equity line.

      In October 1999, we had issued a series of convertible debentures consisting of ten notes payable totaling $500,000 bearing interest at 12% per annum and payable on December 1, 2000. The 12% debentures were convertible into shares of our Class A Common Stock at the option of the holder by dividing the outstanding principal and interest by the conversion price which shall equal 50% of the average bid price during the 20 trading days before the conversion date. As of September 30, 2003, all of the outstanding principal and interest was repaid through the issuance of Class A common shares in accordance with the terms described above. Additionally, we settled with an investor without penalty or additional costs arising from our default under the debenture agreement and we entered into mutual releases, which prevents either party from any claims against the other resulting from the debenture agreement.

      We owe our former chief financial officer, Kevin Whalen, an aggregate amount of $74,000 for unpaid salary. Trey Resources has agreed to assume this obligation upon consummation of our proposed spin-off of Trey Resources.

      During the period from June 2000 through December 2002, Mr. Mahoney sold personal holdings of shares of our Class A common stock and loaned the proceeds of these sales to us to fund our working capital requirements. A promissory note made by us in favor of Mr. Mahoney with respect to such loans was executed on March 20, 2001 and amended on August 13, 2002. At January 30, 2004, the total balance owed to Mr. Mahoney was $742,814. Trey Resources has agreed to assume $250,000 of such outstanding indebtedness upon consummation of our proposed spin-off of Trey Resources.

      As of September 30, 2003, we had have incurred substantial losses and had accumulated a deficit of $15,707,117. However, we have been able to raise sufficient working capital using the equity line of credit with Cornell Capital Partners. As of September 30, 2003 we had working capital of $595,745 and a cash balance of $1,469,229. This cash balance as well as an additional $2,832,000 in advances under the equity line, received in October 2003, provides us with sufficient resources to continue operating for the next 24 months.

      In addition to any advances we receive under the Equity Distribution Agreement dated as of December 31, 2003, we may seek to raise additional funds through the issuance of equity in the near future to facilitate certain transactions that may require capital resources that exceed our current resources. There is no assurance that any new financing arrangement will enable us to raise the requisite capital.

      During the nine months ended September 30, 2003, we had a net increase in cash of $919,281. Our sources and uses of funds in such nine months were as follows:

      Cash used by operating activities. We had cash used by operating activities of $693,108 in the nine months ended September 30, 2003. Cash provided by operating activities consisted of non-cash expenses for depreciation and amortization of $188,887, an increase in accounts payable and accrued expenses of $268,109 and changes in other operating assets and liabilities of $65,856. These items were offset by a net loss of $1,215,960 and an increase in accounts receivable of $20,803.

      Cash used in financing activities. We had cash provided by financing activities of $1,675,328, consisting primarily of the issuance of common stock of $1,873,923 and the sale of convertible debentures of $140,000. These amounts were partially offset by the repayment of obligations of $338,595.

      During the year ended December 31, 2002, we had a net increase in cash of $480,802. Our principal sources and uses of funds in the year ended December 31, 2002, were as follows:

      Cash used by operating activities. We used $351,840 in cash for operating activities in the year ended December 31, 2002 a decrease of $510,641 compared to $872,481 in cash used for operating activities in the year ending December 31, 2001. This reduction was primarily due to a reduction in our overall operating budget that included substantial reductions in staff and rent. These operating cuts reduced our operating expenses in the current year by $773,367.

      Cash used in financing activities. Financing activities in the year ended December 31, 2002 provided a total of $838,311 in cash. This total consisted primarily of the issuance of common stock of $253,662, collections of stock subscriptions of $317,000; the sale of convertible debentures of $255,000 and advances under the equity line of credit with Cornell Capital Partners of $470,000. These amounts were partially offset by the repayment of related party obligations of $117,000, repayment of notes payable and convertible debentures of $305,333 and repayment of capital leases totaling $35,018.

      Other than the existing Equity Line of Credit, no other financing agreement is currently available to us. In light of this, it should be noted that there is no assurance that the Equity Line of Credit will enable us to raise the requisite capital needed to implement our long-term growth strategy or that alternative forms of financing will be available.

Effect Of Recent Accounting Pronouncements

      In January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51." FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective immediately for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period ending after December 18, 2003. The adoption of this standard did not have a material impact on our financial position and results of operations.

      In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." We are required to adopt this statement by the first quarter of fiscal 2004. Certain provisions of this statement relating to SFAS No. 133 implementation issues that have been effective for prior fiscal quarters will continue to be applied in accordance with their respective effective dates. We do not expect that the adoption of SFAS No. 149 will have a material impact on our financial position, results of operations or cash flows.

      In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 establishes standards for classification and measurement of certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 is effective for us on September 1, 2003. Although we are authorized to issue preferred stock, to date, no shares have been issued or are outstanding however, we do not expect that the adoption of SFAS No. 150 will have a material impact on our financial position, results of operations or cash flows.

Critical Accounting Policies

      Below is a description of those accounting policies that we view as most critical in the preparation of our financial statements.

      Revenue Recognition. We obtain our income primarily from the sale of our voice recognition software applications and communication systems. Revenue for systems that require customization to meet a customer's specific needs or technical requirements, is recognized by the contract method of accounting, using percentage of completion. Progress toward completion is measured by costs incurred to date as a percentage of total estimated costs for each contract. Under the percentage of completion method, the liability "Billings in excess of costs and estimated earnings" represents billings in excess of revenues earned. The completed contract method is used for systems, which do not require customization or

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

installation. We recognize revenue from support services at the time the service is performed or over the period of the contract for maintenance/support.

      With respect to the sale of software license fees, we recognize revenue in accordance with Statement of Position 97-2, Software Revenue Recognition (SOP 97-2), as amended, and generally recognizes revenue when all of the following criteria are met: (1) persuasive evidence of an arrangement exists generally evidenced by a signed, written purchase order from the customer, (2) delivery of the software product on Compact Disk (CD) or other means to the customer has occurred, (3) the perpetual license fee is fixed or determinable and (4) collectibility, which is assessed on a customer-by-customer basis, is probable.

      With respect to customer support services, upon the completion of one year from the date of sale, considered the warranty period, we offer customers an optional annual software maintenance and support agreement for subsequent one-year periods. Sales of purchased maintenance and support agreements are recorded as deferred revenues and recognized over the respective terms of the agreements.

      Through the nine-month period ending September 30, 2003, approximately 86.7% of the revenues reported by us were derived from the sale of our voice recognition software applications and communication systems. 12.6% of the reported revenues have been derived from the sale of optional customer support services with the balance of 0.7% being miscellaneous receipts and reimbursements. Generally, we do not license our software in multiple element arrangements whereby the customer purchases a combination of software and maintenance. In a typical arrangement, software maintenance services are sold separately from the software product; are not considered essential to the functionality of the software and are purchased at the customer's option upon the completion of the first year licensed.

      Software License Cost. Software license costs are recorded at cost, which approximates fair market value as of the date of purchase. These costs represent the purchase of various exploitation rights to certain software, pre-developed codes and systems developed by a non-related third party. These costs are capitalized pursuant to Statement of Financial Accounting Standards ("SFAS") 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed", and are being amortized using the straight-line method over a period of five years. We have adopted SFAS No. 121. The carrying value of software license costs are regularly reviewed by us and a loss would be recognized if the value of the estimated un-discounted cash flow benefit related to the asset falls below the unamortized cost. No impairment loss was recognized as of December 31, 2002.

      Purchased software and capitalized software development costs are amortized using the greater of the revenue method or the straight-line method with useful lives ranging from three to five years. Amortization expense is classified in costs of revenue on the statements of operations. Our products operate on or with other third party software and operating systems. When determining the useful life of a product we consider factors such as the current state of the technology, operating systems on which our products run, competitive products and the potential use of our products by the end user. Technological advances in software operating systems and other software technologies on which our products rely may shorten the expected life cycle of our products. We make an assessment of the useful lives of our products at each balance sheet date. If that assessment determines that a shortened product life has occurred, we amortize the remaining unamortized balances over the new estimated useful life of the product and provide disclosure regarding a change in estimate in the notes to the financial statements pursuant to Accounting Principles Board Opinion No. 20 "Accounting Changes."

      We evaluate the estimated net realizable value of each software product at each balance sheet date. The estimate is based on historical and forecasted net revenue for each product. Net revenue is the product revenue reduced by the estimated costs of revenue and, if in development, the estimated cost to complete the development of the product. When the net book value exceeds the estimate of net realizable value, we record a write-down to net realizable value on each product affected. Our ability to achieve our revenue forecast is subject to judgment, competitive pressures, market and economic conditions and our ability to successfully license our products to our customers. A change in one or more of these factors may influence management's estimates. Accordingly, currently estimated net realizable values are subject to being reduced resulting in corresponding charges for impairment in the future.

      Debt Issue Costs. Debt issue costs represent the estimated cost of the conversion discount feature relating to the issuance of our convertible debentures issued in previous periods. In previous years, these costs were amortized and charged to interest expense over the life of the debt. During the year ended December 31, 2001, we charged to expense the fair value of the beneficial conversion features of the convertible debt as measured at the date of issuance in accordance with EITF Issue 98-5. Any newly incurred debt issue or financing costs are charged to expense as incurred. The switch to this method of accounting did not have a material affect on our financial statements.

      Long-Lived Assets. SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," requires that long-lived assets and certain identifiable intangibles to be held and used or disposed of by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We have adopted this statement and determined that an impairment loss should not be recognized for applicable assets of continuing operations as of the period ending December 31, 2002. We will review our assets again at December 31, 2003 to determine if any impairment of our long-lived assets has been sustained.


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

                             DESCRIPTION OF BUSINESS

Background

      Our current corporate configuration is the result of a number of separate transactions over the past several years.

      On February 26, 1996, Select Resources, Inc., a publicly held Delaware company, and three of its principal stockholders entered into a stock exchange agreement with Visual Telephone of New Jersey, Inc., a privately held New Jersey corporation, and its two stockholders pursuant to which Select Resources acquired all of the outstanding shares of Visual Telephone and spun-off Select Housing Associates, Inc., its wholly owned subsidiary. The aim of this agreement was to provide for a more profitable business direction for Select Resources. Pursuant to the agreement, Select Resources agreed to issue 5,611,000 shares of its capital stock to one of the two stockholders of Visual Telephone and to transfer one-half of the shares of Select Housing Associates to the other stockholder of Visual Telephone, namely Joel Beagelman, in return for all of the outstanding shares of Visual Telephone. In addition, Select Resources transferred the other half of the shares of Select Housing Associates to Gary W. Pomeroy and Brad W. Pomeroy, two of Select Resources' three principal stockholders, in return for the cancellation of 1,111,000 shares of common stock of Select Resources owned by them. At the time of the stock exchange agreement, Mr. Beagelman, Gary W. Pomeroy and Brad W. Pomeroy were directors of Select Resources. On February 26, 1996, the stock exchange agreement was approved by the consent of stockholders a majority of the outstanding shares of common stock of Select Resources. Visual Telephone then merged into Select Resources, which changed its name to that of the subsidiary.

      In July 1996, Visual Telephone acquired 100% of the outstanding common shares of Communications Research Inc., or "CRI," for $50,000 in cash, $150,000 in notes and 1,000,000 shares of Visual Telephone. CRI designs, develops, sells, and supports PC-based communication systems that transmit data, voice and full-motion video.

      On May 21, 1999, International Voice Technologies, Corp., a Delaware corporation, merged with and into Visual Telephone (which in the interim had changed its name to Visual Telephone International, Inc.), with Visual Telephone surviving. Simultaneous with the merger, Visual Telephone changed its name to iVoice.com, Inc., and it was planned that Visual Telephone would spin off CRI prior to the merger with International Voice Technologies. Our current business is essentially that of International Voice Technologies, and this merger was aimed at giving that business better access to the capital markets by merging it into a public company. In addition, we changed our OTC Bulletin Board trading symbol to "IVOC."

      In consideration for the merger with International Voice Technologies, Jerome R. Mahoney, the sole stockholder of International Voice Technologies, received 10,000,000 shares of our Class A common stock and 700,000 shares of our Class B common stock. In addition, the two controlling stockholders of Visual Telephone sold 300,000 shares of Class B common stock to Mr. Mahoney and concurrently canceled a total of 2,000,000 shares of their Class A common stock. The consulting firm of Toby Investments was awarded 2,000,000 shares of common stock for consulting services on the transaction. The agreement also provided that certain of the assets of Visual Telephone would be transferred to Visual Telephone's wholly owned subsidiary, CRI. The merger was accounted for in its financial statements as a public shell merger. In a public shell merger the stockholders of the operating company, in this case International Voice Technologies, become the majority owners of the shell company, in this case Visual Telephone, and the stockholders of Visual Telephone, the public shell company, become minority stockholders in International Voice Technologies, the operating company.

      As for the CRI spin-off, on September 18, 2000, CRI filed a registration statement to provide for the distribution of its shares to Visual Telephone's stockholders as of May 21, 1999. Visual Telephone's stockholders received one CRI share for every four shares owned in Visual Telephone. The principal stockholders, officers and directors of Visual Telephone were Carl Ceragno and Joel Beagelman. Mr. Ceragno remained with CRI as its President and Mr. Beagelman entered into a consulting agreement with us.

      On April 24, 2000, we entered into an agreement and plan of reorganization with all the stockholders and ThirdCAI, another shell company that was a reporting company under the Securities Exchange Act of 1934. In this transaction, which took place by means of a short-form merger, with ThirdCAI's name being changed to iVoice, we acquired all the issued and outstanding shares of ThirdCAI in exchange for $150,000, and a finder's fee paid to Corporate Architect, Inc., consisting of 50,000 shares of our Class A voting common stock. The purpose of this transaction was to enable our business to be conducted by a reporting company, as pursuant to the "eligibility rule" adopted by the National Association of Securities Dealers, Inc., or "NASD," as only reporting companies may continue to have stock quoted on the OTC Bulletin Board.

      On April 25, 2003, we formed a wholly owned subsidiary in the State of New Jersey and on May 5, 2003, we changed our state of incorporation from Delaware to New Jersey by merging into the newly formed New Jersey subsidiary.

      In September 2003, we announced our intention to distribute to our stockholders shares of Class A common stock of Trey Resources, Inc., one of our subsidiaries, and our Automated Reminder business, upon the effectiveness of required Securities and Exchange Commission filings and final approval by our Board of Directors of the terms and conditions of the proposed distribution, as described in the registration statement on Form SB-2 of Trey Resources, initially filed with the Securities and Exchange Commission on October 3, 2003. It is intended that Trey Resources will own and operate our Automatic Reminder software business as an independent publicly traded entity following the distribution.

      Our principal offices and facilities are located at 750 Highway 34, Matawan, NJ 07747 and our telephone number is (732) 441-7700. Our common stock is quoted on the OTC Bulletin Board under the trading symbol "IVOC."

Our Business

      We design, manufacture, and market innovative voice and computer telephony communications systems for businesses and corporate departments with as many as 20,000 telephones. Our speech recognition software products enable our customers to communicate more effectively by integrating their traditional office telephone systems with automated attendant, voice mail, unified messaging, and interactive voice response, or "IVR," functions. Our products are designed to be "people oriented," with features that can be readily used without special training or manuals. Our principal products, Speech-enabled Auto Attendant, iVoiceMail, Unified Messaging, and iVoice IVR, incorporate this philosophy. We also design, market, and support voice recognition products. Except for iVoice IVR, which is generally sold directly to end users due to required customization, we market and promote our speech enabled products through telephony reseller channels and telephone equipment manufacturer distributor networks. This allows us to leverage those resellers' existing customer bases. We may, however, sell directly to end users in geographic locations where an existing dealer relationship does not exist. On direct sales orders, iVoice is able to achieve greater profit margins through higher direct selling prices.

Products and Services

      Our products use standard open-architecture personal computer platforms and Microsoft Windows 2000, NT Server and NT Workstation operating systems, thereby facilitating the rapid adoption of new PC-based technologies while reducing overall product costs. We concentrate our development efforts on software rather than hardware because we believe that the most efficient way to create product value is to emphasize software solutions that meet customers' needs. We have traditionally used standard PC-related hardware components in our products, in part, to limit our need to manufacture components. However, we have recently developed our software for use with Telephony Application Program Interface or TAPI. The use of TAPI allows us to integrate into different telephone private branch exchange systems or PBX's, eliminating the need for additional external hardware. Our manufacturing operations consist only of the installation of our proprietary software and a voiceboard, if required, into a fully assembled PC system. We obtain from suppliers components such as PCs, circuit boards, application cards, faxboards, and voiceboards.

      Our products include the iVoice Speech Enabled Auto Attendant allowing businesses to incorporate speech recognition into their telephone systems without duplicating their current voicemail applications. The Speech Enabled Auto Attendant uses a customized dictionary of names and extension numbers that enables callers to contact their party using their spoken voice. Also, one of our principal products is iVoice IVR (interactive voice response), described below.

      Except for iVoice IVR that is generally sold directly to end users due to requested customization, we market and promote our products to telephony reseller and distributor networks. This allows us to leverage those resellers' existing customer bases. Our flagship product is iVoice IVR, an application generator that allows full connectivity to many databases, including Microsoft Access, Microsoft Excel, Microsoft Fox Pro, DBase, Btrieve, and Paradox, or to standard text files. iVoice IVR can be used to read information from, and write information to, databases, as well as query databases and return information. iVoice IVR performs over 40 different customizable commands. Properties can be set up for each command, as if the commands were being executed manually. iVoice IVR links a phone system to a database to provide customers with 24-hour immediate access to account information, via telephone. With iVoice IVR, polished IVR applications are quick and easy to install. No knowledge of computer programming and minimal database knowledge is needed. iVoice IVR will execute any created application when a caller dials in. Using DTMF (touch-tone telephones) or speech activation allows callers to interact with the system. Advanced database technology permits reading, writing, appending, searching and seeking database information. A user can record product inventory, set up games, keep a record of patients or customers, and perform other applications. The advanced, innovative technology, backed by a simple, easy-to-use drag-and-drop interface, makes writing applications simple.

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

      The iVoice IVR also incorporates an Internet access tool, which can be either connected to the IVR system or run as a standalone. This IVR system also has a graphical user interface and provides for Internet access to the system. Once logged onto the Internet, a user can gain access to the IVR system by clicking on a hypertext link for the user's browser. Upon entering the IVR system, the response prompts are in text form rather than voice form. The user can enter selections and get information by clicking on icons or choosing items from menus. Some of the Internet applications available are order processing and transactions, database integration, questions and queries, account status, delivery information, funds transfer, and claims information.

      The following is a list of Speech-enabled applications which iVoice has developed and are available for sale:

            iVoice IVR (Interactive Voice Response). Enables a caller to obtain requested information in voice form from a local or non-local database. Examples of IVR range from simply selecting announcements from a list of options stored in the computer (also know as Audio
            Text) to more complex interactive exchanges such as querying a database for information. iVoice IVR allows information in PC databases to be accessed from a standard touch-tone telephone using a telephone keypad or voice commands. iVoice IVR is sold as a customized turnkey system or as an Application Generator giving the end user the ability to develop their own customized IVR application.

            Speech Enabled Auto Attendant. Any business can improve and speed up service for its customers by enabling them to reach the desired contact person or department by simply saying the appropriate name. Our speech recognition system is accurate and reliable. Callers no longer need to punch in letters on a telephone keypad.
            Unified Messaging. With Unified Messaging, e-mail, voice mail and faxes can be handled through a desktop PC or the telephone. All messages can be viewed and acted upon in order of importance via Microsoft Outlook or a Web Browser. E-mail can also be retrieved over the phone, using text-to-speech, and responded to with a voice message including directed to a fax machine.

            iVoiceMail. This allows a caller to store voice messages and reply via the computer. This method allows the caller to conduct a dialogue with another person without having to be on the same line at the same time. As with most voice mail systems, the caller can record, store and delete messages and direct messages to multiple subscribers.

            Hear I Am Locator. This enables individuals to simply say the name of an item or a product and the Hear I Am Voice Locator answers back with the location. For example, were a unit installed in a large retail outlet, an individual could simply say, "Beveled Tile" and the Locator would respond "Aisle 7, Shelf Number 2A." The unit is also compatible with video display screens that exhibit the floor plan and item location.

            iVoice Name Dialer is an automatic phone dialing system. The system imports the necessary contact information for dialing (names and phone numbers) from a variety of sources including, but not limited to, Microsoft Outlook, ACT, and Gold Mine. The imported names are then transcribed, through software, into a set of phonemes to be used for voice recognition. When the end user picks up the handset, the call is automatically transferred through the PBX, to the Name Dialer software running on a server machine. The user simply says the name of the person (whose name came from the contact list) and the Name Dialer places the call.

            iVoice Speech Directory allows employees to pick up their phone, say the name of a co-worker they wish to speak to, and the Speech Directory will transfer the call. Just by speaking the person's name, the Speech Directory can also return an internal pager number, cell numbers and email listings through a voice activated telephony directory.

            Interactive Voice Response/Web Applications. Using the Internet to access the IVR system, you "DIAL" the system by clicking on a hypertext link from your browser. The system responds the same way, except in text form, and not the normal voice prompt.

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

            You may enter selections and get information by clicking on icons or choosing items from menus.

      We are currently working on upgrading and enhancing existing products, with the aim of adding to some products, a full toolkit that would enable natural language recognition allowing the systems to understand spoken sentences rather than just single words.

Automatic Reminder Business

      In September 2003, we announced our intention to distribute to our stockholders shares of Class A common stock of Trey Resources, Inc., one of our subsidiaries, and our Automated Reminder business, upon the effectiveness of required Securities and Exchange Commission filings and final approval by our Board of Directors of the terms and conditions of the distribution, as described in the registration statement on Form SB-2 of Trey Resources, initially filed with the Securities and Exchange Commission on October 3, 2003. The registration statement became effective on February 11, 2004. It is intended that Trey Resources will own and operate our Automatic Reminder software business as an independent publicly traded entity following the distribution.

      The Automatic Reminder is a Microsoft Windows-based software application that automatically initiates a telephone call to a client or patient to verify a set appointment or reservation time. The information necessary to place the call is retrieved from an electronic database of information that includes the necessary information to place the call such as the client's or patient's name, phone number and previously set appointment time and a pre-recorded message or instruction that is played back to the call recipient. Using a graphical user interface, Automatic Reminder can be easily configured to call a user's clients or patients one time or multiple times, on different phones, in different languages, and at different times. Automatic Reminder also provides statistics on calls placed such as calls attempted, calls completed, intercepted, retried, and busy/no answer calls with its innovative call reporting feature. Through a series of steps that includes pre-recorded prompts, the Automatic Reminder asks call recipients to confirm his or her appointment or to cancel and request rescheduling of their appointment by pressing a key on their telephone keypad.

Marketing and Distribution

      We are currently focused on developing our dealer and reseller channels. We believe we can leverage already existing equipment manufacturers reseller channels by integrating our speech recognition software directly into their established revenue producing product lines. We estimate that each major telephony equipment manufacturer has an estimated 150-600 authorized dealers and resellers throughout North America. The recent introduction of an entirely TAPI (Telephone Application Program Interface) based Speech-enabled Auto Attendant and Name Dialer, allows integration into different PBX systems without the need for additional hardware devices. Although concentration on resellers is the predominate and preferred sales channel, we also sell directly to end-users via our direct sales force providing management with information on market trends and customer needs. The direct channel also provides an avenue more suitable for iVoice IVR applications that often require customized development, which is usually difficult to provide through the reseller network.

      Our marketing strategy emphasizes our user-friendly PC-based processing applications that offer integrated access to a broad range of communication avenues with other people and information sources. Our strategy is built around the following basic elements:

            Emphasize software, not hardware. We concentrate our developing software that meets our clients' needs, rather than on designing or modifying hardware. This allows us to create the most value from our products.

            Use of standard, Microsoft Windows-based architecture, open systems and hardware. Our products use standard, open-architecture PC platforms and operating systems rather than proprietary computer hardware and operating systems. As a result, we can quickly adapt to new PC-based technologies, leveraging the substantial investments made by third parties in developing these new technologies for the PC environment. In addition, using available hardware components and software minimizes our manufacturing activity and thereby reduces the overall cost of our products.

            Focus on businesses and corporate departments having as many as 20,000 telephones. Our products are designed for use by businesses and corporate departments having as many 20,000 telephones in a wide range of markets, including manufacturing, retail, service, healthcare, and government. Our products offer these organizations, features offered by large, proprietary call processing systems, but at a more affordable price.

            Develop user-friendly products. We aim to make our products as easy as possible to install, maintain, and use. We accomplish this by incorporating product features that can be used without special training or manuals. One example of this user-oriented philosophy is exhibited in our voicemail product. iVoiceMail has user prompts that encourage conversation between callers and subscriber and uses simplified screens and menus for ease of installation.

            Minimize distribution overhead. We are able to achieve broad market coverage in the U.S. via a nationwide network of independent telephone system dealers, and original-equipment-manufacturers, or "OEMs." This structure both minimizes our selling overhead and maximizes our product exposure, and allows us to focus our resources on product development.

New Products

      In December 2003, we announced the release of version 3.2 of our Speech Enabled Auto Attendant using a Telephone Application Program Interface. The latest version includes recent updates and features, including the Locate, Find Me application. Telephony Application Program Interface or TAPI, allows us to integrate our applications into different telephone private branch exchange systems (or PBX's), thereby eliminating the need for additional external and expensive hardware components. Each phone system hardware provider provides a specific software driver that interfaces directly with or Speech Enabled Auto Attendant. TAPI provides a high-level interface for dialing and disconnecting.

      In October 2003, we announced that the Hear I Am Voice Activated Locator can include iVoice's Speech Enabled Auto Attendant on the same platform. We seek to bring a complete speech application to market by combining the power of our Speech Enabled Auto Attendant with the patent pending technology behind the Hear I Am Locator. The application allows a customer the ability to find an item in a store or to be transferred directly to the individual or department they are seeking all on the same call.

Competition

      We operate in an industry segment having inherent risks generally associated with small technology companies. Such risks include, but are not limited to, the ability to: a) generate sales of our product at levels sufficient to cover our costs and provide a return for investors, b) attract additional capital in order to finance growth, c) further develop and successfully market and distribute commercial products and d) successfully compete with other technology companies having financial, production and marketing resources significantly greater than we have.

      The voice-recognition industry is highly competitive, and we believe that this competition will intensify. The segment of the industry that supplies call-processing systems to businesses is also extremely competitive. Many of our competitors have longer operating histories, significantly greater financial, technical, product development, and marketing resources, greater name recognition or larger client bases than we do.

      For example, industry analysts recognize Nuance Communications, Inc. and SpeechWorks International, Inc., a wholly-owned subsidiary of ScanSoft, Inc., as the market leaders in our industry. Nuance sells software to a broad range of companies directly and through a channel of resellers. Nuance's five largest resellers, based on revenue in 2002, were Nortel Networks, Edify (a subsidiary of S1 Corporation), Motorola, Syntellect and Avaya. Speechworks' clients include, among others, America Online, Amtrak, AT&T, Aetna, Bell Canada, Continental Airlines, Ford Motor Company, France Telecom, GMAC Commercial Mortgage, Jaguar Cars, Microsoft, Neiman Marcus, Nortel Networks, Quantas Airlines, The Boeing Company, The Hartford Insurance, Thrifty Car Rental, Ticketmaster, United Airlines, U.S. Postal Service, Wachovia/First Union Corporation, Yahoo.

      On a more directly competitive scale, other companies that produce computerized telephony systems that incorporate speech recognition into their products such as the iVoice Speech-enabled Auto Attendant include companies like Locus Dialogue, Phonetic Systems and Sound Advantage. We believe that the iVoice Speech-enabled Auto Attendant has competitive advantages based upon product features, the accuracy of the speech recognition and product pricing.

      We believe that in order to be competitive, we need to continue develop and maintain competitive products and take and hold sufficient market share from our competitors. Our methods of competition, therefore, include (1) continuing our efforts to develop and sell products which, when compared to existing products, perform more efficiently and are available at prices that are acceptable to the market, (2) concentrating on developing software that meets our clients' needs, rather than on designing or modifying hardware, (3) using standard, Microsoft Windows-based architecture, open systems and hardware to quickly adapt to new PC-based technologies, and (4) forming co-marketing arrangements and strategic alliances with manufacturers to capture significant market share by expanding distribution through these manufacturers' authorized reseller networks.

Suppliers

      Our suppliers include Dialogic Corporation (an Intel company) that distributes through a network of resellers for voiceboards, and iTox, Inc., and Amer.com, Inc. for computer hardware components. Since our products are based and run on standard PC architecture and as result of iVoice's recent integration with TAPI, we do not rely on any one specific supplier for its system components. We have not experienced any supply shortages with respect to the components used in systems or developed applications.

Customers

      Direct customers are comprised of businesses, organization and corporate departments that use telephones as a principal means of communications. Specifically, the end users of our products seek to automate the call process for incoming callers in order to improve customer service and increase productivity. The iVoice Speech-enabled Auto Attendant and iVoice IVR seek to fulfill these customer needs. Customers who seek to automate the call process for outbound calling are primary targets for the iVoice Name Dialer and iVoice Patient Reminder.

      Wholesale customers include value added resellers and distributors of telephony equipment throughout North America.

      For the nine-month period ending September 30, 2003, two customers represented 10.2% and 8.6% of our total revenues for the period. For the year ended December 31, 2002, no one customer represented more than 10% of our total revenues. We do not rely on any one specific customer for any significant portion of our revenue base.

      We generally require customers to pay 50% down on any turnkey applications purchased, with the balance due when installation has been completed. Software only sales require cash-on-delivery or prepayment before shipping except for dealers and resellers, which subject to credit approval are given 30 day payment terms. We accept checks or Visa/MasterCard.

      Approximately 70% of our revenues are derived from customers located in the northeast U.S. The remaining 30% are from customers located elsewhere in the continental U.S.

Patents and Trademarks

      We have filed ten patent applications with the United States Patent and Trademark Office for speech enabled applications that it has developed internally. Of the patents applications we have filed, we received one patent for our Speech-Enabled Automatic Telephone Dialer in May 2003, and a second patent for our Speech-Enabled Automatic Telephone Dialer in December 2003. The remaining patent applications are pending. These applications include various versions of the "iVoice Speech Enabled Name Dialer", the "Voice Activated Voice Operated Copier", the "Voice Activated Voice Operational Universal Remote Control", and the "Voice Activated, Voice Responsive Product Locator."

      In February 2002, we filed a Trademark application for our `iVoice' logo and approval is pending.

Government Regulation

      We are subject to licensing and regulation by a number of authorities in our state or municipality. These may include health, safety, and fire regulations. Our operations are also subject to federal and state minimum wage laws governing such matters as working conditions and overtime.

      We are not subject to any necessary government approval or license requirement in order to market, distribute or sell our principal or related products other than ordinary federal, state, and local laws which governs the conduct of business in general. We are unaware of any pending or probable government regulations that would have any material impact on the conduct of business.

Research and Development

      Our research and development efforts focus on enhancing our existing product line and the development of new products that integrate with our existing products. We continually seek to improve our core speech recognition technology through ease of use, broader application and increased accuracy. We employ qualified technical personnel to strengthen our product line.

      For the nine months ending September 30, 2003, research and development expenditures consisted of $150,753 in salaries and wages to technical staff and $5,618 in technical hardware supplies, software tool-kits and technical publications. In 2002, we spent $165,415 in salaries and wages to technical staff and $5,013 in technical hardware supplies, software tool-kits and technical publications. In 2001, research and development expenditures consisted of $380,692 in salaries and wages to our technical staff and $6,773 for technical hardware supplies, software tool-kits and technical publications. In 2000, we spent $406,106 in technical salaries and wages and $17,361 for related supplies, tools and publications. Reductions in amounts expended were deemed necessary for the conservation of capital resources.

Licenses

      We have a worldwide, non-exclusive, irrevocable, royalty-free, fully paid license from Entropic, Inc., a Microsoft company, to incorporate their speech engine into customized software applications for our customers. We also have non-exclusive license agreements with Fonix Corporation, which allows us to incorporate their text-to-speech software into our applications so clients can listen to e-mail messages from any telephone.

Employees

      As of January 30, 2004, we had eight full-time employees, one part-time employee and one part-time consultant for a total of ten individuals. None of our employees are represented by a labor organization and we are not a party to any collective bargaining agreements.

      No employees are covered by collective bargaining agreements. We consider our relationship with our employees generally to be good.

Property

      We do not own any real property for use in our operations or otherwise.

      Our facilities are located at 750 Highway 34, Matawan, New Jersey and consist of approximately 6,000 square feet of space. We are leasing this space on a month-to month basis with a monthly rent of $7,500. We use our facilities to house our corporate headquarters and believe our facilities are suitable for such purpose. We also believe that our insurance coverage adequately covers our interest in our leased space. We have a good relationship with our landlord and believe that our current facilities will be adequate for the foreseeable future.

      We currently occupy the same space as our subsidiary, Trey Resources. Under the terms of our administrative services agreement with Trey Resources, we have agreed to permit it to continue to share such space with us after consummation of our proposed spin-off of Trey Resources.

Legal Proceedings

      We are subject to litigation from time to time arising from our normal course of operations. Currently, we are not a party to any material legal proceedings, nor to our knowledge, is any such proceeding threatened against us.

                                   MANAGEMENT

      Our present director and executive officer is as follows:

      Name                   Age        Position
      --------------------   -----      ------------------------------------
      Jerome R. Mahoney      42         President, Chief Executive Officer,
                                        Chief Financial Officer and Director

The following is a brief description of the background of our sole director and executive officer:

Jerome R. Mahoney (President, Chief Executive Officer, Chief Financial Officer and Director)

      Jerome R. Mahoney has been our president, chief executive officer and sole director since May 1, 1999. Mr. Mahoney has been serving as our chief financial officer since May 1, 2003. Mr. Mahoney started at Executone Information Systems, a telephone systems manufacturer, and was Director of National Accounts from 1988 to 1989. In 1989, Mr. Mahoney founded Voice Express, Inc., a New York company that sold voicemail systems and telephone system service contracts and installed these systems. Mr. Mahoney sold Voice Express Systems in 1993. From 1993 to 1997, Mr. Mahoney was President of IVS Corp., and on December 17, 1997, he established International Voice Technologies, which we merged with on May 21, 1999. Mr. Mahoney intends to serve as Chairman of the Board of Trey Resources upon consummation of our proposed spin-off of such subsidiary. Mr. Mahoney received a B.A. in finance and marketing from Fairleigh Dickinson University, Rutherford, N.J. in 1983.

Executive Compensation

      The following table shows all the cash compensation paid by us, as well as certain other compensation paid or accrued, during the fiscal years ended December 31, 2002, 2001 and 2000 to named executive officers. No restricted stock awards, long-term incentive plan payouts or other types of compensation, other than the compensation identified in the chart below, were paid to these executive officers during these fiscal years.


                                                          SUMMARY COMPENSATION TABLE

                                          Annual Compensation                         Long-Term Compensation
                              --------------------------------------------   ------------------------------------
                                                                                       Awards             Payouts
                                                                             -------------------------    -------
                                                                 Other       Restricted
                                                                 Annual        Stock          Options/       LTIP      All Other
Name and                               Salary       Bonus     Compensation    Award(s)         SAR's        Payouts   Compensation
                                       ------      ---------  ------------   ----------       --------     --------   ------------
Principal Position              Year      ($)         ($)         ($)           ($)              (#)           ($)         ($)
------------------              ----   ------      ---------  ------------   ----------       --------     --------   ------------

Jerome R. Mahoney(1)           2002    $232,320        $0        $45,605(3)        $0              0          0          $4,729(7)
  Chief Executive Officer,     2001    $211,200   $75,000        $95,000(3)        $0              0          0        $354,416(7)
  Chief Financial Officer      2000    $192,000        $0        $34,000(4)        $0              0          0          $4,416(7)
  and President


Kevin Whalen(2)                2002    $100,000        $0             $0           $0              0                         $0
Former Chief Financial         2001     $93,333   $34,000             $0     $115,000(5)    1,200,000(6)      0              $0
Officer                        2000     $53,333        $0             $0      $20,950(5)     200,000(6)       0              $0

-------------------
(1)   Mr. Mahoney has been serving as our Chief Financial Officer since May 1,
      2003.

(2) Effective May 16, 2000, Mr. Whalen was promoted to Chief Financial Officer and was not subject to any employment contract with iVoice, Inc. Effective April 30, 2003, we terminated Mr. Whalen's employment with us.

(3) Represents amounts accrued for reimbursement of income taxes of $45,605 in 2002 and $95,000 in 2001, paid by Mr. Mahoney on sales of personal holdings of iVoice shares of our Class A common stock, the proceeds of which have been loaned to iVoice.

(4)   Represents accrued and unpaid sales commissions due to Mr. Mahoney.

(5) Represents 1,000,000 shares of our Class A common stock granted on March 20, 2001 and 50,000 shares of our Class A common stock granted on September 20, 2000 and 5,000 shares of our Class A common stock granted on June 30, 2000. All shares granted vest with Mr. Whalen three years from the date granted. Total restricted shares held by Mr. Whalen total 1,055,000 valued at $1,910 as of December 31, 2002.

(6) Represents options to purchase 1,000,000 shares of our Class A common stock at $.06 granted on June 27, 2001; options to purchase 200,000 shares of our Class A common stock at $.10 granted on March 12, 2001; options to purchase 100,000 shares of our Class A common stock at $.50 granted on June 30, 2000; options to purchase 50,000 shares of our Class A common stock at $.60 granted on May 17, 2000; and options to purchase 50,000 shares of our Class A common stock at $.75 granted on May 2, 2000, subject to confirmation, ratification and approval by our Board of Directors and stockholders of our 1999 Stock Option Plan and options and shares issued thereunder. All such options vest 25% per year and expire 5 years from the date of issue. To date, none of these options have been exercised.

(7) Represents $4,729 in life insurance premiums paid on behalf of Mr. Mahoney for the year ending December 31, 2002; $350,000 as reimbursement for the donation of personal holdings of iVoice Class A Common shares donated to charity and $4,416 in life insurance premiums paid on behalf of Mr. Mahoney for the year ending December 31, 2001 and $4,416 in life insurance premiums paid on behalf of Mr. Mahoney for the year ending December 31, 2000.


Options

      We did not grant any options to any of the named executive officers during the year ended December 31, 2002. The following table sets forth information concerning the number of unexercised options and the December 31, 2002 fiscal year-end value of unexercised options on an aggregated basis held by Kevin Whalen. As we have not granted any stock appreciation rights, there were no stock appreciation rights outstanding at the end of fiscal year ended December 31, 2002.


                           AGGREGATED OPTIONS EXERCISES AND FISCAL YEAR END OPTIONS VALUES

                                                             Number of Securities Underlying          Value of Unexercised
                                                          Unexercised Options at Fiscal Year-End      In-the-Money Options
                                Shares         Value                        (#)                    at Fiscal Year-End ($) (1)
                               Acquired on    Realized    --------------------------------------   -----------------------------
Name                           Exercise (#)     ($)         Exercisable         Unexcersisable     Exercisable    Unexercsisable
------------------------       -----------    --------    ---------------      ----------------    -----------    --------------
Kevin Whalen, Former Chief          0             0           400,000(3)          1,000,000(3)            0               0
Financial Officer (2)

---------------------------------
(1) Options are "in-the-money" if, on December 31, 2002, the fair market value of our common stock exceeded the exercise price of those options. The amount shown under the column "Value of Unexercised In-the-Money Options at Fiscal Year-End" is calculated by determining the difference between the aggregate fair market value of our common stock underlying the options on December 31, 2002 and the aggregate exercise price of the options. The value of the unexercised in-the-money options were calculated by determining the difference between the fair market value of the common stock underlying the options and the exercise price of the options as of December 31, 2002.

(2)   Effective April 30, 2003, we terminated Mr. Whalen's employment with us.

(3) Subject to confirmation, ratification and approval by our Board of Directors and stockholders of our 1999 Stock Option Plan and options and shares issued thereunder.

Directors Compensation

      During fiscal year 2002, no fees were paid to our sole director, and the sole director was not reimbursed for expenses incurred.

Employment Agreement

      On May 1, 1999, we entered into a five-year employment agreement with Mr. Mahoney. Mr. Mahoney will serve as our president and chief executive officer for a term of five years. As consideration, we agreed to pay Mr. Mahoney the sum of $180,000 the first year with a 10% increase every year thereafter. The employment agreement with Mr. Mahoney provides for a severance payment to him of three hundred percent (300%), less $100, of his gross income for services rendered to us in each of the five prior calendar years (or shorter period during which Mr. Mahoney shall have been employed by us) should his employment be terminated following a "Change in Control," as defined in the agreement.

Stock Option Plan

      In 1999, we adopted our 1999 Stock Option Plan in order to attract and retain qualified personnel. Under the plan, our Board of Directors, or a committee appointed thereby, in its discretion, may grant stock options (either incentive or non-qualified stock options) to officers and employees to purchase shares of our Class A common stock at no less than 85% of the market price on the date the option is granted. Options granted under the plan generally vest over four years and have a maximum term of five years. During 1999, 20,000,000 shares of Class A common stock were reserved for future issuance under the plan. As of January 15, 2003, options to purchase 16,559,000 shares of Class A had been granted. Of these granted options, options to purchase 9,000,000 shares of Class A common stock were exercised. Options to purchase 6,891,083 shares of our Class A common stock were outstanding and held by employees, of which options to purchase 2,704,415 shares of our Class A common stock are vested. The remaining options expired by their terms without being exercised. At December 31, 2002, the weighted average exercise price of all outstanding options was $0.077 per share. The weighted average exercise price of all vested options is $0.369 per share. Our 1999 Stock Option Plan and options and shares issued thereunder are subject to confirmation, ratification and approval by our Board of Directors and our stockholders.


                     Employee Stock Option Plan Information
                             As of December 31, 2002

                                                                           Number of Shares
                                                                           of Common Stock
                              Number of Shares of      Weighted-Average       Remaining
                              Common Stock to be       Exercise Price       Available for
                              Issued upon Exercise     of Outstanding      Future Issuance
                              of Outstanding Options   Options (1)           under Equity
                                                                          Incentive Plan (2)
Employee Stock Option Plan       6,891,083               $0.077              4,108,917
Information

--------------
(1) Options described herein are subject to confirmation, ratification and approval by our Board of directors and stockholders of our 1999 Stock Option Plan and options and shares issued thereunder.

(2) Excludes shares of our Class A common stock to be issued upon exercise of outstanding options.

                             PRINCIPAL STOCKHOLDERS

      The following tables set forth certain information regarding the beneficial ownership of our voting securities as of January 30, 2004 of (i) each person known to us to beneficially own more than 5% of the applicable class of voting securities, (ii) our sole director, (iii) and each named executive officer and (iv) all directors and executive officers as a group. As of January 30, 2004, a total of 5,378,199,739 shares of Class A common stock outstanding and a total of 1,780,660 shares of our Class B common stock were outstanding. Each share of Class A common stock and Class B common stock is entitled to one vote on matters on which holders of common stock are eligible to vote. The column entitled "Percentage of Total Voting Stock" shows the percentage of total voting stock beneficially owned by each listed party.

      The number of shares beneficially owned is determined under rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of January 30, 2004, through the exercise or conversion of any stock option, convertible security, warrant or other right. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares that power with that person's spouse) with respect to all shares of capital stock listed as owned by that person or entity.


                                          Ownership of Common Stock

                                                                                      Common Stock
                                                                                    Beneficially Owned
                                                                           ---------------------------------
Name/Address                                       Title of Class                Number           Percent
------------                                       --------------                ------           -------

Cornell Capital Partners, L.P.                    Class A Common Stock        300,000,000(1)       5.97%(1)
101 Hudson Street - Suite 3606                    Class B Common Stock                  0           0.0%
Jersey City, NJ 07302

Jerome R. Mahoney                                 Class A Common Stock     41,683,877,322(2)       89.2%
c/o iVoice, Inc.                                  Class B Common Stock          1,780,660(2)      100.0%
750 Highway 34
Matawan, New Jersey 07747

Kevin  Whalen(3)                                  Class A Common Stock                  0           0.0%
c/o iVoice, Inc.                                  Class B Common Stock                  0           0.0%
750 Highway 34
Matawan, New Jersey 07747

Director and executive officer as a group         Class A Common Stock     41,683,877,322          89.2%
                                                  Class B Common Stock          1,780,660         100.0%

------------------------------------
(1) Includes 300,000,000 shares of Class A common stock issued to Cornell Capital Partners, as a one-time commitment fee under the Equity Distribution Agreement. Does not include shares of Class A common stock issuable to Cornell Capital Partners in accordance with and subject to the terms and conditions of the Equity Distribution Agreement. Because the specific circumstances of the issuances under the Equity Line of Credit are unascertainable at this time, the maximum aggregate number of shares of our Class A common stock offered by Cornell Capital Partners cannot be determined at this time, but cannot exceed 3,693,939,394 unless and until we file additional registration statements registering the resale of the additional shares. Further, Cornell Capital Partners is prohibited by the terms of the Equity Distribution Agreement from having shares issued to it under the Equity Line of Credit to the extent that such issuance would result in Cornell Capital Partners beneficially owning more than 9.9% of the then-outstanding shares of our Class A common stock following such issuance.

(2) Includes (i) 450,000 shares of our Class A common stock held by Mr. Mahoney's minor children, (ii) 29,191,147,541 shares of our Class A common stock issuable upon conversion of 1,780,660 shares of our Class B common stock held by Mr. Mahoney, and (iii) 12,177,279,781 shares of our Class A common stock issuable upon conversion of a promissory note dated March 20, 2001, as amended on August 13, 2002. Pursuant to such promissory note, Mr. Mahoney may, at any time, convert amounts owed to him for monies loaned thereunder and interest thereon into (i) one share of our Class B common stock for each dollar owed, (ii) the number of shares of our Class A common stock calculated by dividing (x) the sum of the amount being prepaid by (y) 50% of the lowest issue price of shares of our Class A common stock since the first advance of funds under such note, or (iii) payment of the principal of the note, before any repayment of interest. At January 30, 2004, the total balance owed to Mr. Mahoney was $742,814, convertible into

    742,814 shares of our Class B common stock, or 12,177,279,781 shares of our Class A common stock. Since we do not have a sufficient number of authorized shares of Class A common stock to issue all of the shares of Class A common stock issuable upon the exercise or conversion of all of our outstanding options, warrants, debentures and Class B common stock, Mr. Mahoney has agreed that, until such time as our right to receive advances under the Equity Distribution Agreement expires and until we have increased the number of authorized shares of Class A common stock in an amount sufficient to issue all shares of our Class A common stock underlying all then-outstanding options, warrants, debentures, Class B common stock or other obligations to issue shares of our Class A common stock, Mr. Mahoney will not convert any of his shares of Class B common stock or the balance due under his convertible promissory note, if any such conversion or conversions, in the aggregate, would result in our issuance to Mr. Mahoney of more than 1,200,000,000 shares of our Class A common stock.

    (3) Effective April 30, 2003, we terminated Mr. Whalen's employment with us.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Change of Conversion Price of Class B Common Stock

      On October 15, 2002, our stockholders approved a change in the conversion price of our Class B common stock held by Jerome R. Mahoney, our president, chief executive officer, chief financial officer and director. On January 13, 2003, we amended our certificate of incorporation to provide that the Class B common stock is convertible into the number of shares of Class A common stock determined by dividing the number of Class B common stock being converted by 50% of the lowest price that we had previously issued our Class A common stock. Previously, each share of Class B common stock was convertible into 100 shares of Class A common stock. Accordingly, the number of shares of Class A common stock to be received by Mr. Mahoney upon conversion of the Class B common stock will be greater as the price of the Class A common stock declines.

Issuance and Amendment of Convertible Promissory Note

      During the period from June 2000 through December 2002, Mr. Mahoney had sold personal holdings of shares of our Class A common stock and loaned the proceeds of these sales to us to fund our working capital requirements. On March 20, 2001, we executed a promissory note and security agreement in favor of Mr. Mahoney with respect to such loans. As a result, all of our assets are subject to a security agreement with Mr. Mahoney. Trey Resources has agreed to assume $250,000 of such outstanding indebtedness upon consummation of our proposed spin-off of Trey Resources.

      On August 13, 2002, our board of directors approved amendments to the promissory note dated March 20, 2001, to allow for the conversion of amounts due thereunder into (i) one share of Class B common stock for each dollar owed, or
(ii) the number of shares of Class A common stock calculated by dividing (x) the sum of the amount being prepaid by (y) 50% of the lowest issue price of our Class A common stock since the first advance of funds under the note, whichever the note holder chooses, or (iii) payment of the principal of the principal of note, before any repayment of interest.

      As of September 30, 2002, the outstanding loan balance including interest, monies loaned from the proceeds of stock sales, unpaid compensation, income taxes incurred from the sale of stock and unreimbursed expenses, totaled $2,009,822. On October 14, 2002, Mr. Mahoney converted $1,504,875 of the amounts owed to him under the promissory note into 1,504,875 shares of Class B common stock. At January 30, 2004, the total balance owed to Mr. Mahoney was $742,814, convertible into 742,814 shares of our Class B common stock, or 12,177,279,781 shares of our Class A common stock.

      Since we do not have a sufficient number of authorized shares of Class A common stock to issue all of the shares of Class A common stock issuable upon the exercise or conversion of all of our outstanding options, warrants, debentures and Class B common stock, Mr. Mahoney has agreed that, until such time as our right to receive advances under the Equity Distribution Agreement expires and until we have increased the number of authorized shares of Class A common stock in an amount sufficient to issue all shares of our Class A common stock underlying all then-outstanding options, warrants, debentures, Class B common stock or other obligations to issue shares of our Class A common stock, Mr. Mahoney will not convert any of his shares of Class B common stock or the balance due under his convertible promissory note, if any such conversion or conversions, in the aggregate, would result in our issuance to Mr. Mahoney of more than 1,200,000,000 shares of our Class A common stock.

Proposed Spin-Off of Automatic Reminder Business

      In September 2003, we announced our intention to distribute to our stockholders shares of Class A common stock of Trey Resources, Inc., one of our subsidiaries, and our Automated Reminder business, upon the effectiveness of required Securities and Exchange Commission filings and final approval by our Board of Directors of the terms and conditions of the distribution, as described in the registration statement on Form SB-2 of Trey Resources, initially filed with the Securities and Exchange Commission on October 3, 2003. The registration statement became effective on February 11, 2004. It is intended that Trey Resources will own and operate our Automatic Reminder software business as an independent publicly traded entity following the distribution.

      Trey Resources issued an aggregate of $40,000 in convertible debentures to four individuals on whose behalf The May Davis Group acted as agent in March 2003, and $100,000 in convertible debentures to Cornell Capital Partners in September 2003. These debentures are convertible into shares of Class A common stock of Trey Resources at a price equal to either (a) an amount equal to 120% of the closing bid price of the Class A common stock of Trey Resources as of the date of the distribution to our stockholders of shares of Class A common stock of Trey Resources or (b) an amount equal to 80% of the average closing bid price of the Class A common stock of Trey Resources for the four trading days immediately preceding the conversion date. These convertible debentures accrue interest at a rate of 5% per year and are convertible at the holder's option. These convertible debentures have a term of two years with all accrued interest due and payable at the end of the term. At Trey Resources' option, these debentures may be paid in cash or redeemed at a 20% premium , in accordance with the terms thereof.

      In January 2003, Trey Resources entered into an equity line of credit agreement. Under this agreement, Trey Resources may issue and sell to Cornell Capital Partners shares of its Class A common stock for a total purchase price of up to $10.0 million. Subject to certain conditions, Trey Resources will be entitled to commence drawing down on its equity line of credit when its Class A common stock under the equity line of credit is registered with the Securities and Exchange Commission and will continue for two years thereafter. The purchase price for the shares will be equal to 91% of the market price, which is defined as the lowest closing bid price of the Class A common stock of Trey Resources during the five trading days following the notice date. A cash fee equal to six percent (6%) of the cash proceeds of the draw down and a one-time commitment fee of 1.5% of the initial outstanding shares of Class A common stock of Trey Resources are also payable at the time of funding. To date, Trey Resources has not drawn down on the equity line of credit.

      On October 24, 2003, Trey Resources filed with the Securities and Exchange Commission a registration statement on Form SB-2 relating to the registration of shares to be issued upon conversion of Trey Resource's outstanding convertible debentures issued to four individuals on whose behalf The May Davis Group acted as agent in March 2003 and Cornell Capital Partners in September 2003, and pursuant to an equity line of credit agreement entered between Trey Resources and Cornell Capital Partners in January 2003. In connection therewith, we agreed to provide a full and unconditional guaranty of the payment and performance obligations of Trey Resources, in accordance with the terms of securities purchase agreements between Trey Resources and the holders of the convertible debentures, which cannot be discharged, except by complete performance of the obligations under the securities purchase agreements and the related documents. Under the guaranty, if Trey Resources defaults in payment or performance of any of its obligations under the convertible debentures, we are required to pay or perform such obligations upon two days' written notice or demand by the holders of the convertible debentures and to take an advance under the Equity Line of Credit on the day of any such default, in the amount of $250,000 in order to repay to the principal amount of the convertible debentures plus $50,000 within seven days of default by Trey Resources. Notwithstanding anything to the contrary, so long as the outstanding principal amount is zero or would be made zero simultaneously with the termination, we shall have the right to terminate the guaranty at any time by providing written notice of such termination.

      In January 2003, Trey Resources entered into a separate employment agreement with Mr. Mahoney, our president, chief executive officer, chief financial officer and sole director, pursuant to which Mr. Mahoney shall act as Chairman of the Board of Trey Resources upon completion of our proposed spin-off of Trey Resources. The agreement calls for annual compensation of $180,000 per annum, and the usual and customary perquisites and benefits valued at approximately $25,000. The agreement also provides for a bonus of $350,000 to be paid upon successful completion of the proposed spin-off of Trey Resources.

      Trey Resources has agreed to assume an aggregate amount of $74,000 that we owe to our former chief financial officer, Kevin Whalen, for unpaid salary, upon consummation of our proposed spin-off of Trey Resources.

      Trey Resources has agreed to assume $250,000 of such outstanding indebtedness under the promissory note we issued to Jerome R. Mahoney on March 12, 2001, as amended on August 12, 2002 (described above), upon consummation of our proposed spin-off of Trey Resources. The debt will be subject to a promissory note having substantially the same terms the promissory note we issued to Mr. Mahoney. Mr. Mahoney may, at his sole discretion, convert such debt into Class B Common Stock of Trey Resources at the rate of one dollar per share, which stock will be convertible at any time into Class A common stock at a rate equal to 50% of the lowest price that Trey Resources issues shares of Class A common stock of Trey Resources subsequent to the date of the note.

      Mr. Mahoney has agreed to forego receipt of Trey Resource's Class A common stock that he otherwise would have been eligible to receive from the proposed spin-off of Trey Resources by virtue of his ownership of our Class B common stock.

      In February 2003, we entered into an administrative services agreement with Trey Resources, pursuant to which, upon consummation of the proposed spin-off of Trey Resources, we will provide Trey Resources services in such areas as information management and technology, sharing of office space, personnel and indirect overhead expenses, employee benefits administration, payroll, financial accounting and reporting, claims administration and reporting, and other areas where Trey Resources may need transitional assistance and support. The term of the agreement is two years, but may be terminated earlier under certain circumstances, including a default, and may be renewed for additional one-year terms. In exchange for our services under the administrative services agreement, Trey Resources has agreed to pay us an annual fee of approximately $95,000. We believe that the fees for these services are less than the fees that Trey Resources would incur if it had obtained these services through other sources.

            MARKET PRICE OF COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

Market Information

      Our common stock is quoted on the OTC Bulletin Board under the symbol "IVOC." The following table shows the high and low closing prices for the periods indicated.

          2001                       High               Low

          First Quarter             $0.4000           $0.0950
          Second Quarter            $0.1700           $0.0500
          Third Quarter             $0.0820           $0.0430
          Fourth Quarter            $0.0900           $0.0400

          2002
          First Quarter             $0.0590           $0.0270
          Second Quarter            $0.0380           $0.0120
          Third Quarter             $0.0170           $0.0013
          Fourth Quarter            $0.0031           $0.0009

          2003
          First Quarter             $0.0080           $0.0003
          Second Quarter            $0.0090           $0.0002
          Third Quarter             $0.0380           $0.0004
          Fourth Quarter to date    $0.0110           $0.0029


Holders Of Common Equity

      As of January 30 2004, the number of record holders of our common shares was 666.

Dividend Information

      As of January 30, 2004, we have not paid any dividends on any class of our common stock. We have no plans to pay any dividends in the near future. We intend to retain all earnings, if any, for the foreseeable future, for use in our business operations.

                            DESCRIPTION OF SECURITIES

      Pursuant to our certificate of incorporation, as amended, we are authorized to issue 10,000,000,000 shares of Class A common stock, no par value per share, 50,000,000 shares of Class B common stock, par value $.01 per share and 1,000,000 shares of preferred stock, par value of $1.00 per share. Below is a description of iVoice's outstanding securities, including Class A common stock, Class B common stock, options, warrants and debt.

      We do not have a sufficient number of authorized shares of Class A common stock to issue all of the shares of Class A common stock issuable upon the exercise or conversion of all of our outstanding options, warrants, debentures and Class B common stock. Accordingly, Mr. Mahoney has agreed that, until such time as our right to receive advances under the Equity Distribution Agreement expires and until we have increased the number of authorized shares of Class A common stock in an amount sufficient to issue all shares of our Class A common stock underlying all then-outstanding options, warrants, debentures, Class B common stock or other obligations to issue shares of our Class A common stock, Mr. Mahoney will not convert any of his shares of Class B common stock or the balance due under his convertible promissory note dated March 20, 2001, as amended August 13, 2002, if any such conversion or conversions, in the aggregate would result in our issuance to Mr. Mahoney of more than 1,200,000,000 shares of our Class A common stock.

Class A Common Stock

      Each holder of our Class A common stock is entitled to one vote for each share held of record. Holders of our Class A common stock have no preemptive, subscription, conversion, or redemption rights. Upon liquidation, dissolution or winding-up, the holders of Class A common stock are entitled to receive our net assets pro rata. Each holder of Class A common stock is entitled to receive ratably any dividends declared by our board of directors out of funds legally available for the payment of dividends. We have not paid any dividends on our common stock and do not contemplate doing so in the foreseeable future. We anticipate that any earnings generated from operations will be used to finance our growth.

      As of January 30, 2004, we had 5,378,199,739 shares of Class A common stock outstanding.

Class B Common Stock

      Each holder of Class B Common Stock shall have the right to convert each share of Class B Common Stock into the number of Class A Common Stock Shares calculated by dividing the number of Class B Common Stock Shares being converted by fifty percent (50%) of the lowest price that we had previously issued our Class A Common Stock since the Class B Common Stock Shares were issued. Every holder of the outstanding shares of the Class B Common Stock Shares shall be entitled on each matter to cast the number of votes equal to the number of Class A Common Stock Shares that would be issued upon the conversion of the Class B Common Stock Shares held by that holder, had all of the outstanding Class B Common Stock Shares held by that holder been converted on the record date used for purposes of determining which stockholders would vote in such an election. With respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of the outstanding shares of Class B Common Stock Shares shall vote together with Class A Common Stock Shares without regard to class, except as to those matters on which separate class voting is required by applicable law. There shall be no cumulative voting by stockholders. Each Class B Common Stock Share shall receive dividends or other distributions, as declared, equal to the number of Class A Common Stock Shares that would be issued upon the conversion of the Class B Common Stock Shares, had all of the outstanding Class B Common Stock Shares been converted on the record date established for the purposes distributing any dividend or other stockholder distribution. Jerome R. Mahoney is the sole owner of the Class B common stock, of which there are 50,000,000 shares authorized, 2,204,875 issued and 1,780,660 shares outstanding as of January 30, 2004. On January 30, 2004, these shares of Class B common stock were convertible into 29,191,147,541 shares of Class A common stock.

Preferred Stock

      The Board of Directors expressly is authorized, subject to limitations prescribed by the New Jersey Business Corporations Act and the provisions of this Certificate of Incorporation, to provide, by resolution and by filing an amendment to the Certificate of Incorporation pursuant to the New Jersey Business Corporations Act, for the issuance from time to time of the shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences and other rights of the shares of each such series and to fix the qualifications, limitations and restrictions thereon, including, but without limiting the generality of the foregoing, the following:

       a) the number of shares constituting that series and the distinctive designation of that series;

       b) the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

       c) whether that series shall have voting rights, in addition to voting rights provided by law, and, if so, the terms of such voting rights;

       d) whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine;

       e) whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

       f) whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

       g) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

       h) any other relative powers, preferences and rights of that series, and qualifications, limitations or restrictions on that series.

      In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Preferred Stock of each series shall be entitled to receive only such amount or amounts as shall have been fixed by the certificate of designations or by the resolution or resolutions of the Board of Directors providing for the issuance of such series.

Options and Warrants

      As of January 30, 2004, our employees held options to purchase 79,000 shares of our Class A common stock. These options were granted to our employees under our 1999 Stock Option Plan, subject to confirmation, ratification and approval by our Board of Directors and stockholders. The exercise prices ranged from $0.06 to $3.75 per share. All options issued to employees vest at 25% per year and expire in 5 years. Of that total, 802,583 of the options were exercisable, at a weighted average exercise price of $0.387 per share.

      As of January 30, 2004, we had outstanding, to persons other than employees, warrants to purchase 6,528,260 shares of our Class A common stock. These warrants have exercise prices ranging from $0.047 per share to $0.146 per share, with a weighted average exercise price of $0.135 per share. These warrants will expire at various times through May 1, 2006.

Debt

      Trey Resources issued $40,000 in convertible debentures to four individuals on whose behalf The May Davis Group acted as agent in March 2003, and $100,000 in convertible debentures to Cornell Capital Partners in September 2003. These debentures are convertible into shares of Class A common stock of Trey Resources at a price equal to either (a) an amount equal to 120% of the closing bid price of the Class A common stock of Trey Resources as of the date of the distribution to our stockholders of shares of Class A common stock of Trey Resources or (b) an amount equal to 80% of the average closing bid price of the Class A common stock of Trey Resources for the four trading days immediately preceding the conversion date. These convertible debentures accrue interest at a rate of 5% per year and are convertible at the holder's option. These convertible debentures have a term of two years with all accrued interest due and payable at the end of the term. At Trey

Resources' option, these debentures may be paid in cash or redeemed at a 20% premium , in accordance with the terms thereof.

      In January 2003, Trey Resources entered into an equity line of credit agreement. Under this agreement, Trey Resources may issue and sell to Cornell Capital Partners shares of its Class A common stock for a total purchase price of up to $10.0 million. Subject to certain conditions, Trey Resources will be entitled to commence drawing down on its equity line of credit when its Class A common stock under the equity line of credit is registered with the Securities and Exchange Commission and will continue for two years thereafter. The purchase price for the shares will be equal to 91% of the market price, which is defined as the lowest closing bid price of the Class A Common Stock of Trey Resources during the five trading days following the notice date. A cash fee equal to six percent (6%) of the cash proceeds of the draw down and a one-time commitment fee of 1.5% of the initial outstanding shares of Class A common stock of Trey Resources are also payable at the time of funding. To date, Trey Resources has not drawn down on the equity line of credit.

      Trey Resources filed a registration statement on Form SB-2 with the Securities and Exchange Commission on October 24, 2003, relating to the registration of shares to be issued upon conversion of Trey Resource's outstanding convertible debentures and pursuant to an equity line of credit agreement between Trey Resources and Cornell Capital Partners. In connection therewith, we agreed to provide a full and unconditional guaranty of the payment and performance obligations of Trey Resources, in accordance with the terms of a securities purchase agreement between Trey Resources and the holders of the convertible debentures. Under the guaranty, if Trey Resources defaults in payment or performance of any of its obligations under the convertible debentures, we are required to pay or perform such obligations upon two days' written notice or demand by the holders of the convertible debentures and to take an advance under the Equity Line of Credit on the day of any such default, in the amount of $250,000 in order to repay to the principal amount of the convertible debentures plus $50,000 within seven days of default by Trey Resources. This guaranty cannot be discharged, except by complete performance of the obligations under the securities purchase agreements and the related documents. Notwithstanding anything to the contrary, so long as the outstanding principal amount is zero or would be made zero simultaneously with the termination, we shall have the right to terminate the guaranty at any time by providing written notice of such termination.

Transfer Agent

      Our transfer agent is Fidelity Transfer Company. Its address is 1800 South West Temple, Suite 301, Salt Lake City, Utah 84115. Its telephone number is
(801) 484-7222.

Limitation of Liability and Indemnification

      Our Bylaws include an indemnification provision under which we have agreed to indemnify our directors and officers of to fullest extent possible from and against any and all claims of any type arising from or related to future acts or omissions as a director or officer of iVoice.

Anti-Takeover Effects of Provisions of Articles of Incorporation

      The authorized but unissued shares of our capital stock are available for future issuance without our stockholders' approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover of iVoice that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a stockholder that will vote in accordance with our Board of Directors' desires. A takeover may be beneficial to stockholders because, among other reasons, a potential suitor may offer stockholders a premium for their shares of stock compared to the then-existing market price.

                                     EXPERTS

      The financial statements for the year ended December 31, 2002 included in this prospectus have been audited by Mendlowitz Weitsen, LLP, independent certified public accountants to the extent and for the periods set forth in their report (which contains an explanatory paragraph regarding our ability to continue as a going concern) appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

      On February 9, 2001, we dismissed Merdinger, Fruchter, Rosen & Corso ("MFR&C") as our independent accountants. The dismissal was approved by our Board of Directors. The reports of MFR&C on our financial statements for the fiscal years ended December 31, 2000 and December 31, 1999, contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that the reports contained an explanatory paragraph expressing substantial doubt regarding our ability to continue as a going concern.

      On February 9, 2001, we retained the firm of Mendlowitz Weitsen, LLP as our new independent accountants. Prior to engaging Mendlowitz Weitsen, LLP, we did not consult with Mendlowitz Weitsen, LLP, on any accounting, auditing, financial reporting or any other matters.


                                  LEGAL MATTERS

      Kramer Levin Naftalis & Frankel, LLP, New York, New York, will pass upon certain legal matters for us in connection with this offering. Meritz & Muenz, LLP, New York, New York, will pass upon the validity of the shares of common stock offered hereby for us.


                      DISCLOSURE OF COMMISSION POSITION ON
                   INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by that director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether that indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.


                           HOW TO GET MORE INFORMATION

      We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

                          INDEX TO FINANCIAL STATEMENTS


Financial Statements as of September 30, 2003

     Consolidated Balance Sheets - September 30, 2003 (Unaudited)........... F-2
     Consolidated Statements of Operation - For the Three and
       Nine Months Ended September 30, 2003 and 2002........................ F-3
     Consolidated Statements of Cash Flows - For the Nine
       Months Ended September 30, 2003 and 2002............................. F-4
     Notes to the Financial Statements...................................... F-7

Financial Statements as of December 31, 2002 and 2001

     Independent Auditors' Report ..........................................F-15
     Consolidated Balance Sheets - December 31, 2002 and 2001...............F-16
     Consolidated Statements of Operations for the Years
       Ended December 31, 2002 and 2001.....................................F-18
     Consolidated Statements of Stockholders' Deficiency for
       the Years Ended December 31, 2002 and 2001...........................F-19
     Consolidated Statements of Cash Flows for the Years
       Ended December 31, 2002 and 2001.....................................F-23
     Notes to the Financial Statements......................................F-27
                                  iVoice, Inc.
                           CONSOLIDATED BALANCE SHEETS
                               SEPTEMBER 30, 2003
                                   (Unaudited)

ASSETS

CURRENT ASSETS
  Cash and cash equivalents                                        $  1,469,229
  Accounts receivable, net of allowance
    for doubtful accounts of $2,700                                       8,793
  Inventory                                                              23,096
  Securities available for sale                                         117,360
  Costs in excess of billings                                            11,832
  Net current assets of discontinued operations                          71,397
  Prepaid expenses and other current assets                             216,667
                                                                   ------------
   Total current assets                                               1,918,374

PROPERTY AND EQUIPMENT, net of accumulated depreciation
  of $155,559                                                            48,736

OTHER ASSETS
  Software license costs, net of accumulated amortization
    of $385,900                                                          68,100
  Intangible assets                                                     105,106
  Net long-term assets of discontinued operations                        13,500
  Deposits and other assets                                               7,000
                                                                   ------------
    Total other assets                                                  193,706
                                                                   ------------

    TOTAL ASSETS                                                   $  2,160,816
                                                                   ============

    LIABILITIES AND STOCKHOLDERS' DEFICIENCY
CURRENT LIABILITIES
   Accounts payable and accrued expenses                           $    205,284
   5% Convertible debentures - Note 3                                   140,000
   Due to related parties - Note 4                                      430,554
   Net current liabilities of discontinued operations                   517,636
   Deferred maintenance contracts                                        29,155
                                                                   ------------
     Total current liabilities                                        1,322,629
                                                                   ------------

LONG-TERM DEBT                                                             --
                                                                   ------------
     Total liabilities                                                1,322,629
                                                                   ------------

COMMITMENTS AND CONTINGENCIES - Note 5                                     --

STOCKHOLDERS' EQUITY
   Preferred stock, par value $1.00; authorized 1,000,000
     shares, no shares issued or outstanding                               --
   Common stock, Class A -  no par value; authorized 10,00,000,00 shares, 3,983,175,753 issued and 3,982,575,753 shares
     outstanding                                                        914,491
   Common stock, Class B - par value $.01; authorized
     50,000,000 shares; 2,204,875 shares issued; 1,799,875
     shares outstanding 127 Treasury stock, 600,000 Class A
     shares, at cost (28,800) Additional paid in capital             15,591,520
Accumulated deficit                                                 (15,707,117)
   Accumulated other comprehensive income                                67,966
                                                                   ------------
     Total stockholders' equity                                         838,187
                                                                   ------------

     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                    $  2,160,816
                                                                   ============

    The accompanying notes are an integral part of the financial statement.


                                                  iVoice, Inc.
                               CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)


                                                     For the Three Months Ended     For the Nine Months Ended
                                                            September 30,                 September 30,
                                                     --------------------------    --------------------------
                                                        2003           2002            2003           2002
                                                     -----------    -----------    -----------    -----------

SALES, net                                           $   126,683    $   140,614    $   349,403    $   457,303

COST OF SALES                                             49,921         38,337        132,593        139,774
                                                     -----------    -----------    -----------    -----------

GROSS PROFIT                                              76,762        102,277        216,810        317,529
                                                     -----------    -----------    -----------    -----------

SELLING, GENERAL AND
 ADMINISTRATIVE EXPENSES
    Selling expenses                                      23,484         35,319         77,063         93,056
    General and administrative expenses                  199,148        214,432        607,574      1,229,285
    Research and development                              30,700         57,665        156,371        170,428
    Bad debt expense -                                      --             --            3,000
    Depreciation and amortization                         36,732         36,700        109,630        108,601
                                                     -----------    -----------    -----------    -----------
Total selling, general and administrative expenses       290,064        344,116        950,638      1,604,370
                                                     -----------    -----------    -----------    -----------

LOSS FROM OPERATIONS (213,302)                          (241,839)      (733,828)    (1,286,841)

COSTS IN CONNECTION WITH SPIN-OFF                            116           --           44,621           --
                                                     -----------    -----------    -----------    -----------

LOSS FROM DISCONTINUED OPERATIONS                        124,012          4,244        140,678         16,764
                                                     -----------    -----------    -----------    -----------

OTHER INCOME\ (EXPENSE)
    Non-recurring expense                                   --           (9,222)          --           (9,222)
    Other Income                                           1,079           --            1,079         28,800
    Interest expense                                    (211,442)       (47,235)      (297,912)      (376,611)
                                                     -----------    -----------    -----------    -----------
Total other income (expense)                            (210,363)       (56,457)      (296,833)      (357,033)
                                                     -----------    -----------    -----------    -----------

LOSS BEFORE INCOME TAXES                                (547,793)      (302,540)    (1,215,960)    (1,660,638)

PROVISION FOR INCOME TAXES                                  --             --             --             --
                                                     -----------    -----------    -----------    -----------

NET LOSS                                             $  (547,793)   $  (302,540)   $(1,215,960)   $(1,660,638)
                                                     ===========    ===========    ===========    ===========

NET LOSS PER COMMON SHARE
    Basic                                            $(     0.00)   $     (0.00)   $(     0.00)   $(     0.01)
                                                     ===========    ===========    ===========    ===========
    Diluted                                          $(     0.00)   $     (0.00)   $(     0.00)   $(     0.01)
                                                     ===========    ===========    ===========    ===========


    The accompanying notes are an integral part of the financial statement.


                                  iVoice, Inc.
                CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)


                                                                 For the Nine Months Ended
                                                                      September  30,
                                                                      --------------
                                                                    2003           2002
                                                                -----------    -----------
CASH FLOW FROM OPERATING ACTIVITIES
  Net loss                                                      $(1,215,960)   $(1,660,638)
  Adjustments to reconcile net loss to net
   cash used in operating activities
  Depreciation                                                       28,454         30,357
  Amortization of prepaid expense                                    78,833        326,667
  Amortization of intangibles                                          --            9,843
  Amortization of software license                                   81,600         81,600
  Bad debt expense                                                     --            3,000
  Forfeited employee stock compensation                                --          (28,800)
  Discounts on stock options                                           --          316,750
  Debt issue costs                                                     --          216,977
  Gain on sale of investments                                        (1,079)          --
  Common stock issued for consulting services                          --           45,000
  Common stock issued for interest                                   28,584         10,735
  Changes in certain assets and liabilities:
    Accounts receivable                                               6,394        (20,803)
    Inventory                                                         8,782          8,123
    Accounts payable and accrued liabilities                        268,109        196,760
    Deferred revenue                                                 16,945        (19,304)
    Other assets                                                      6,230            686
Total cash used in operating activities                            (693,108)      (483,047)
                                                                -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property and equipment                                 (7,004)        (2,641)
  Investment in securities available for sale                       (50,000)          --
  Proceeds from investment dispositions                               1,685           --
  Purchase of goodwill and other intangibles                         (7,620)        (1,560)
                                                                -----------    -----------
Total cash used in investing activities                             (62,939)        (4,201)
                                                                -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES
  Issuance of common stock                                        1,873,923        102,696
  Collections on stock subscriptions                                   --          317,000
  Proceeds from related party loans                                    --            3,000
  Repayment of related party loans                                  (90,000)       (90,000)
  Proceeds from notes payable                                     1,700,000        250,000
  Repayment of notes payable                                     (1,934,667)       (93,453)
  Repayment of capital lease obligations                            (13,928)       (25,556)
  Sale of convertible debentures                                    140,000        255,000
                                                                -----------    -----------
Total cash provided by financing activities                       1,675,328        718,687
                                                                -----------    -----------

NET DECREASE IN CASH AND CASH EQUIVALENTS                           919,281        231,439


     The accompanying notes are an integral part of the financial statement.


                                  iVoice, Inc.
                CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003


                                                                        For the Nine Months Ended
                                                                             September  30,
                                                                       ---------------------------
                                                                          2003             2002
                                                                       ----------       ----------

CASH AND EQUIVALENTS - BEGINNING OF PERIOD - Continuing Operations        566,345           85,543
CASH AND EQUIVALENTS - BEGINNING OF PERIOD - Discontinued Operations         --               --
                                                                       ----------       ----------

CASH AND EQUIVALENTS - END OF PERIOD - Continuing Operations           $1,469,229       $  316,982
                                                                       ==========       ==========
CASH AND EQUIVALENTS - END OF PERIOD - Discontinued Operations         $   16,397       $     --
                                                                       ==========       ==========

CASH PAID DURING THE PERIOD FOR:
  Interest expense                                                     $      700       $    6,104
  Income taxes                                                         $     --         $     --
                                                                       ==========       ==========


SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING ACTIVITIES

SEPTEMBER 30, 2003
------------------

During the nine months ended September 30, 2003, the Company:

a) issued 235,000,000 shares of Class A common stock for consulting services valued at $315,000.

b) issued 466,859,715 shares of its Class A common stock for the repayment of $115,800 in principal on its 12% Convertible Debentures.

c) issued 58,405,204 shares of its Class A common stock for interest on its outstanding 12% Convertible Debentures valued at $24,497.

d) issued 2,093,900,745 shares of Class A common stock with a total value of $1,938,754. Of this amount, $1,849,418 was for repayment of principal and $4,087 was for the repayment of interest on notes payable, issued as advances on the equity line financing with Cornell Capital Partners, LP. The balance of $85,249 was market discount charged to expense.



     The accompanying notes are an integral part of the financial statement.

                                    iVoice, Inc.
                 CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                    FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003

SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING ACTIVITIES - Continued

SEPTEMBER 30, 2002
------------------

During the nine months ended September 30, 2002, the Company:

a) issued 10,000 shares as partial payment for leasehold improvements valued at $540.

b) issued 2,250,000 shares of Class A common stock for legal services valued at $45,000.

c) issued 6,200,000 shares of its Class A common stock for fees and services associated with the financing agreement with Cornell Capital, LP, valued at $117,800.

d) retained 600,000 shares previously issued to an employee as compensation. These shares were deemed as not having been vested with the terminated employee and were recorded as treasury stock at a value of $28,800.

e) issued 4,364,516 shares of its Class A common stock for interest on its outstanding Convertible Debentures valued at $95,679. Of this amount $10,735 reflects interest incurred in the current period and $84,944 represents amounts accrued in prior periods.

f) issued 505,921 shares of its Class A common stock for the repayment of $15,000 in principal on its 8% Convertible Debentures.

g) issued 7,229,230 shares of its Class A common stock for the repayment of $64,000 in principal on its 12% Convertible Debentures.

h) issued 19,464,744 shares of its Class A common stock for the repayment of $71,483 in principal on its 5% Convertible Debentures.




     The accompanying notes are an integral part of the financial statement.

                                    iVoice, Inc.
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                 SEPTEMBER 30, 2003

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

            Basis of Presentation
            ---------------------
            The accompanying unaudited consolidated financial statements include the accounts of iVoice, Inc. (the "Company" or "iVoice"), and its wholly owned subsidiaries. iVoice, Inc. formerly known as Visual Telephone International, Inc. ("Visual") was incorporated under the laws of Utah on December 2, 1995, subsequently changed to Delaware. On April 25, 2003, iVoice formed a wholly owned subsidiary in the State of New Jersey and on May 5, 2003, iVoice changed its state of incorporation from Delaware to New Jersey by merging into the newly formed New Jersey subsidiary. These financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-QSB and Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been included.

            The result of operations for the three and nine-month periods ended September 30, 2003 and 2002 are not necessarily indicative of the results to be expected for the full year.

            For further information, refer to the financial statements and footnotes included in Form 10-KSB for the year ended December 31, 2002

            Principles of Consolidation
            ---------------------------
            The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries Trey Resources, Inc. and iVoice Acquisition 2, Inc. All significant intercompany transactions and balances have been eliminated in consolidation. The balance sheet, statements of operations and the cash flows of the Company's wholly owned subsidiary, Trey Resources Inc. are presented as discontinued operations due to the planned Distribution discussed under Trey Resources Distribution. Where appropriate, prior year amounts have been reclassified to conform to the current period presentation
                                  iVOICE, INC.
             CONSOLIDATED NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
                               SEPTEMBER 30, 2003

            NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -Continued

            Earnings Per Share
            ------------------
            SFAS No. 128, "Earnings Per Share" requires presentation of basic earnings per share ("Basic EPS") and diluted earnings per share ("Diluted EPS").

            The computation of basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of outstanding common shares during the period. Diluted earnings per share gives effect to all dilutive potential common shares outstanding during the period. The computation of diluted EPS does not assume conversion, exercise or contingent exercise of securities that would have an anti-dilutive effect on earnings.

            The shares used in the computations of earnings per share for basic and diluted purposes are as follows:

                          Three Months Ended             Nine Months Ended
                            September 30,                  September 30,
                   ----------------------------     ----------------------------
                       2003             2002            2003            2002
                   -------------    -----------     -------------    -----------
                   3,291,495,029    196,507,632     1,958,056,182    172,613,099


            Company Background
            ------------------
            On May 21, 1999, the Company executed a Reorganization Agreement (the "Agreement") that provided that the Company and International Voice Technologies, Corp. ("IVT") would be merged and the Company would be the surviving entity. On May 25, 1999, a certificate of merger was filed with the State of Delaware and the name of the Company was changed to iVoice.com, Inc.

            On April 24, 2000, the Company entered into an agreement and plan of reorganization with all the stockholders of ThirdCAI, another shell company that was a reporting company under the Securities Exchange Act of 1934. In this transaction, which took place by means of a short-form merger, with ThirdCAI's name being changed to iVoice.com, Inc. The purpose of this transaction was to enable the Company's business to be conducted by a reporting company, as pursuant to the "eligibility rule" adopted by the National Association of Securities Dealers, Inc., or "NASD," as only reporting companies may continue to have stock quoted on the OTC Bulletin Board.

            On August 24, 2001, the Company amended its certificate of incorporation to change its name to iVoice, Inc. from iVoice.com, Inc.

            On April 25, 2003, iVoice formed a wholly owned subsidiary in the State of New Jersey and on May 5, 2003, iVoice changed its state of incorporation from Delaware to New Jersey by merging into the newly formed New Jersey subsidiary.

                                  iVOICE, INC.
             CONSOLIDATED NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
                               SEPTEMBER 30, 2003

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -Continued

            At September 30, 2003 the Company held a 100% investment in Trey Resources, Inc. In June 2003, the Company filed a registration statement with the SEC to spin off Trey as a separate public company in a pro rata dividend distribution of the common stock of Trey Resources to iVoice shareholders. (See the Trey Resources Distribution below.) Upon determination of effectiveness of the registration statement, the distribution of shares in Trey Resources will occur. While Trey has not operated its Automatic Reminder software business as a stand-alone company, the assets, liabilities, revenue and expense, previously consolidated with the financial statements of the Company are presented in these financial statements as discontinued operations at September 30, 2003 and for the three and nine months ended September 30, 2003 and 2002.

            The Company is publicly traded and is currently traded on the NASD Over the Counter Bulletin Board ("OTCBB") under the symbol "IVOC".


NOTE 2  - DISCONTINUED OPERATIONS

            In June 2003, the Company announced its intention to spin-off its Automatic Reminder software business in the form of a pro-rata distribution to iVoice stockholders of approximately 65% of the outstanding shares of Class A Common Stock of Trey Resources, Inc., which is currently a wholly owned subsidiary of iVoice. Trey will own and operate the Automatic Reminder software business of iVoice as an independent publicly traded entity following the distribution. In June 2003 and subsequently amended in October 2003, iVoice filed a registration statement with the SEC related to the pro rata dividend distribution of the shares of Trey Resources, Inc. held by the Company to the shareholders of iVoice. Management anticipates that the distribution will take place on or about the effective date of the registration statement. Each iVoice stockholder as of October 13, 2003, the record date for the distribution, will receive one (1) Trey share for every twelve hundred (1,200) iVoice shares held on that date.

            The summarized unaudited results of operations for the nine months ended September 30, 2003 and 2002 are as follows:

                                                 2003               2002
                                              ---------          ---------

            Revenues                          $   1,350          $   1,050
            Cost of Revenues                       --                 --
                                              ---------          ---------
            Gross profit                          1,350              1,050
            Operating Expenses                  125,875             16,928
                                              ---------          ---------
            Operating Loss                     (124,525)           (15,878)
            Interest expense                     16,153                886
            Provision for income taxes             --                 --
                                              ---------          ---------

            Net Loss                          $(140,678)         $ (16,764)
                                              =========          =========
                                  iVOICE, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                               SEPTEMBER 30, 2003

NOTE 2  - DISCONTINUED OPERATIONS - Continued

            At September 30, 2003 and December 31, 2002 the net current liabilities and the net long-term assets of Trey Resources were as follows:


                                                                  September 30,
                                                                     2003       December 31,
                                                                  (Unaudited)      2002
                                                                  -----------   ------------

            Current assets:
              Cash                                                $ 16,397       $   --
              Prepaid expenses                                      55,000           --
                                                                  --------       --------
                Total current assets                                71,397           --

            Current liabilities:
              Accounts payable and accrued expenses               $267,636       $142,333
              Convertible debentures                               140,000           --
              Due to related party                                 250,000        250,000
                                                                  --------       --------
                Total current liabilities                          657,636        342,333
                                                                  --------       --------

            Net current liabilities of discontinued
              operations                                          $586,239       $342,333
                                                                  ========       ========

            Capitalized software license costs                    $ 13,500       $ 27,000
                                                                  --------       --------
            Net long-term assets of discontinued operations       $ 13,500       $ 27,000
                                                                  ========       ========

NOTE 3  - CONVERTIBLE DEBENTURES

            In January 2003, the Company, through its Trey Resources, Inc. subsidiary, entered into a subscription agreement with certain purchasers to issue $250,000 in convertible debentures, with interest payable at 5% per annum. The notes are convertible into the Company's Class A common stock at a price equal to either (a) an amount equal to one hundred twenty percent (120%) of the closing bid price for the Common Stock on the Closing Date, or (b) an amount equal to eighty percent (80%) of the average of the four (4) lowest Closing Bid Prices of the Common Stock for the five (5) trading days immediately preceding the Conversion Date. At September 30, 2003, a total of $140,000 in debenture proceeds has been received so far and is outstanding as of that date.

                                  iVOICE, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                               SEPTEMBER 30, 2003


NOTE 3  - CONVERTIBLE DEBENTURES - Continued

            In October 1999, the Company issued a series of convertible debentures consisting of ten notes payable totaling $500,000 bearing interest at 12% per annum and payable on December 1, 2000. The 12% debentures are convertible into shares of the Company's Class A Common Stock at the option of the holder by dividing the outstanding principal and interest by the conversion price which shall equal 50% of the average bid price during the 20 trading days before the conversion date. At September 30, 2003, all of the outstanding principal and interest was repaid through the issuance of Class A common shares in accordance with the terms described above. Additionally, the Company has settled with the investor without penalty or additional costs arising from the Company's default under the Debenture agreement. The parties have also entered into mutual releases, which prevents either party from any claims against the other resulting from the financing agreement.


NOTE 4 - DUE TO RELATED PARTIES

            During the period from June 2000 to date, Jerome R. Mahoney, President and Chief Executive Officer of the Company has sold personal holdings of the Company's Class A common shares and has loaned the proceeds of these sales to the Company to fund its working capital requirements. The Company has executed a promissory note and Security Agreement in favor of Mr. Mahoney.

            On August 13, 2002, the board of directors approved amendments to the Promissory Note payable to Mr. Mahoney for monies loaned to the Company from the proceeds of stock sales of personal holdings of iVoice Class A common stock, unpaid compensation, income taxes incurred from the sale of Company stock and unreimbursed expenses. The change allows for the conversion of amounts due under the Promissory Note into either (i) one Class B common stock share of iVoice, Inc., no par value, for each dollar owed, or (ii) the number of Class A common stock shares of iVoice, Inc. calculated by dividing (x) the sum of the principal and interest that the Note holder has decided to prepay by (y) fifty percent (50%) of the lowest issue price of Series A common stock since the first advance of funds under this Note, whichever the Note holder chooses, or
            (iii) payment of the principal of this Note, before any repayment of interest.

                                  iVOICE, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                               SEPTEMBER 30, 2003

NOTE 4 - DUE TO RELATED PARTIES - Continued


            On October 14, 2002, Mr. Mahoney converted $1,504,875 of the amounts owed to him into 1,504,875 shares of Class B common stock. As of September 30, 2003, the outstanding loan balance including monies loaned from the proceeds of stock sales, unpaid compensation, income taxes incurred from the sale of stock and unreimbursed expenses, totaled $680,554.

            In connection with the assignment of assets and liabilities from iVoice to Trey pursuant to the anticipated spin-off transaction, iVoice will be assigning to Trey Resources, $250,000 of outstanding indebtedness from iVoice to Mr. Mahoney. As such, this amount is reflected in the net current liabilities of discontinued operations.


NOTE 5 - COMMITMENTS AND CONTINGENCIES

      a) The Company leases its headquarters located at 750 Highway 34, Matawan, New Jersey on a month-to-month obligation of $7,500 per month. The Company maintains a good relationship with its landlord and believes that its current facilities will be adequate for the foreseeable future.

      b) In May 1999, the Company entered into a five-year employment agreement with its majority stockholder (the "Executive"). He will serve as the Company's Chairman of the Board and Chief Executive Officer for a term of five years. As consideration, the Company agrees to pay the Executive a sum of $180,000 the first year with a 10% increase every year thereafter.

      c) In February 2003, the Company entered into an Equity Line of Credit with Cornell Capital Partners, L.P. Pursuant to the Equity Line of Credit, the Company may, at its discretion, periodically sell to Cornell Capital Partners shares of Class A common stock for a total purchase price of up to $5.0 million to raise capital to fund our working capital needs. For each share of Class A common stock purchased under the Equity Line of Credit, Cornell Capital Partners will pay 91% of the 5 lowest closing bid prices on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the 5 days immediately following the notice date. Pursuant to the agreement with Cornell Capital Partners, LP, we registered for resale on Form SB-2, 5,000,000,000 shares of Class A common stock with the Securities and Exchange Commission. The offering will terminate 24 months after the Securities and Exchange Commission declares the registration statement effective.

      d) The Company's assets are subject to a Security Agreement with the majority stockholder. See Note 4.

                                  iVOICE, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                               SEPTEMBER 30, 2003

NOTE 6 - COMMON STOCK

            In January 2003, the Company amended its Certificate of Incorporation to change the par value of its Class A Common Stock from $.001 to $.0001 and to increase the number of shares the Company is authorized to issue of its Class A Common Stock from 600,000,000 to 10,000,000,000 and its Class B Common Stock from 3,000,000 to 50,000,000.

            On April 25, 2003, iVoice formed a wholly owned subsidiary in the State of New Jersey and on May 5, 2003, iVoice changed its state of incorporation from Delaware to New Jersey by merging into the newly formed New Jersey subsidiary. In doing so, the par value of its Class A common stock has changed from $.0001 to no par value and the par value of the Class B common stock has changed from no par value to $.01 per share.

            a) Class A Common Stock
               --------------------
               Class A Common Stock consisted of the following as of September 30, 2003: 10,000,000,000 shares of authorized common stock with no par value, 3,983,175,753, shares were issued and 3,982,575,753 shares were outstanding.

               Class A Common Stock has voting rights of 1:1. Each holder of Class A Common Stock is entitled to receive ratably dividends, if any, as may be declared by the Board of Directors out of funds legally available for the payment of dividends. The Company has never paid any dividends on its Common Stock and does not contemplate doing so in the foreseeable future. The Company anticipates that any earnings generated from operations will be used to finance the Company's growth objectives.

               For the three months ended September 30, 2003, the Company had the following transactions in its Class A Common Stock:

                  1. The Company issued 150,000,000 shares of its Class A Common Stock for consulting services rendered valued at $260,000.

                  2. The Company issued 207,090,232 shares of Class A Common Stock for the conversion of $51,050 in debenture principal on its 12% convertible debentures

                  3. The Company issued 58,405,204 shares of its Class A common stock for interest on its outstanding 12% Convertible Debentures valued at $24,497.

                  4. The Company issued 919,403,023 shares of Class A common stock for repayment of $1,343,347 in principal, $4,087 in interest and $130,994 in discount on notes payable issued for advances on the equity line financing with Cornell Capital Partners, LP

                  5. The Company issued 295,081,967 shares of Class A common stock upon conversion of 18,000 shares of Class B common stock.

                                    iVOICE, INC.
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                 SEPTEMBER 30, 2003


 NOTE 6 - COMMON STOCK - Continued

            b) Class B Common Stock
               --------------------
               Class B Common Stock consists of 50,000,000 shares of authorized common stock with par value $.01 per share. Each share of Class B common stock is convertible into Class A common stock calculated by dividing the number of Class B shares being converted by fifty percent (50%) of the lowest price that the Company had previously issued its Class A common stock since the Class B shares were issued. Each holder of Class B common stock has voting rights equal to the number of Class A shares that would be issued upon the conversion of the Class B shares, had all of the outstanding Class B shares been converted on the record date used for purposes of determining which shareholders would vote. Holders of Class B common stock are entitled to receive dividends in the same proportion as the Class B common stock conversion and voting rights have to Class A common stock. Jerome R. Mahoney is the sole owner of the Class B common stock. As of September 30, 2003, there are 2,204,875 shares issued and 1,799,875 shares outstanding

               Pursuant to the conversion terms of the Class B Common stock, on September 30, 2003, the 1,799,875 outstanding shares of Class B common stock are convertible into 29,506,147,541 shares of Class A common stock.

               In the nine months ended September 30, 2003, a total of 59,000 Class B shares were converted into 610,318,926 Class A shares.

            c) Preferred Stock
               ---------------
               Preferred Stock consists of 1,000,000 shares of authorized preferred stock with $1.00 par value. As of September 30, 2003, no shares were issued or outstanding.

                          Mendlowitz Weitsen, LLP, CPAs
               K2 Brier Hill Court, East Brunswick, NJ 08816-3341
            Tel: 732.613.9700 Fax: 732.613.9705 E-mail: mw@MWLLP.com
                                  www.mwllp.com


                          INDEPENDENT AUDITOR'S REPORT
                          ----------------------------


TO THE BOARD OF DIRECTORS AND STOCKHOLDERS' OF iVOICE, INC.
Matawan, New Jersey

We have audited the accompanying consolidated balance sheets of iVoice, Inc. as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' deficiency and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinions.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of iVoice, Inc. as of December 31, 2002 and 2001, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company had net losses and negative cash flows from operations for the years ended December 31, 2002 and 2001, and as of those dates had negative working capital, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also discussed in
Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.




MENDLOWITZ WEITSEN, LLP
East Brunswick, New Jersey
February 27, 2003


                                  iVOICE, INC.
                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                        December 31,
                                                                        ------------
                                                                     2002             2001
                                                                  ----------       ----------

CURRENT ASSETS
  Cash and cash equivalents                                       $  566,345       $   85,543
  Accounts receivable, net of allowance for
   doubtful accounts of $2,700 and $4,000                             15,187           37,284
  Inventory                                                           31,878           20,586
  Costs in excess of billings on uncompleted jobs                     23,778             --
  Prepaid expenses and other current assets                            7,558          331,361
                                                                  ----------       ----------

    Total current assets                                             644,746          474,774
                                                                  ----------       ----------

PROPERTY AND EQUIPMENT, net                                           70,186          106,585
                                                                  ----------       ----------

OTHER ASSETS
  Other receivable                                                      --             67,650
  Software license costs, net of accumulated amortization
    of $380,800 and $272,000                                         163,200          272,000
  Financing costs                                                       --             35,427
  Intangible assets, net of accumulated amortization
    of $0 and $21,041                                                 97,486          271,299
  Deposits and other assets                                            7,000           13,900
                                                                  ----------       ----------

    Total other assets                                               267,686          660,276
                                                                  ----------       ----------

TOTAL ASSETS                                                      $  982,618       $1,241,635
                                                                  ==========       ==========


    The accompanying notes are an integral part of the financial statement.


                                  iVOICE, INC.
                    CONSOLIDATED BALANCE SHEETS - (Continued)

                    LIABILITIES AND STOCKHOLDERS' DEFICIENCY
                    ----------------------------------------


                                                                                2002               2001
                                                                            ------------       ------------

 CURRENT LIABILITIES
   Obligations under capital leases - current                               $     13,928       $     35,018
   Accounts payable and accrued expenses                                         360,106            391,531
   Notes Payable                                                                 234,667               --
   Due to related parties                                                        615,259          1,868,943
   Convertible debentures                                                        115,800            359,800
   Deferred maintenance contracts                                                 24,156             17,214
   Billings in excess of costs and estimated earnings                               --               26,403
                                                                            ------------       ------------

    Total current liabilities                                                  1,363,916          2,698,909

LONG-TERM DEBT
  Obligations under capital leases - non-current                                    --               13,928
                                                                            ------------       ------------

    Total liabilities                                                          1,363,916          2,712,837
                                                                            ------------       ------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' DEFICIENCY
  Preferred stock, $1 par value; Authorized shares - 1,000,000;
    Issued and outstanding shares - none                                            --                 --
  Common stock, Class A - par value $.001, Authorized shares -
    600,000,000; 2002 - 518,691,163 shares issued, 518,091,163
    shares outstanding 2001- 154,123,517 shares issued and outstanding           518,091          1,175,278
  Common stock, Class B - no par value, Authorized shares - 3,000,000
    2001 - 700, 000 shares issued, 354,000 shares outstanding
    2002 - 2,204,875 shares issued, 1,858,875 shares outstanding,                    186                 36
  Subscription receivable                                                           --             (783,750)
  Additional paid in capital                                                  13,619,554         10,568,103
  Accumulated deficit                                                        (14,490,329)       (12,430,869)
  Treasury stock, 2002 - 600,000 Class A shares, at cost;
    2001- none                                                                   (28,800)              --
                                                                            ------------       ------------

       Total stockholders' deficiency                                           (381,298)        (1,471,202)
                                                                            ------------       ------------

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY                              $    982,618       $  1,241,635
                                                                            ============       ============


    The accompanying notes are an integral part of the financial statement.


                                  iVOICE, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                     For the Years Ended
                                                                         December 31,
                                                                     2002               2001
                                                                 -----------        -----------

SALES, net                                                       $   646,560        $   425,948

COST OF SALES                                                        184,306            167,229
                                                                 -----------        -----------

GROSS PROFIT                                                         462,254            258,719
                                                                 -----------        -----------

SELLING, GENERAL AND
  ADMINISTRATIVE EXPENSES
   Selling expenses                                                  129,988            165,617
   General and administrative expenses                             1,507,681          2,297,015
   Research and development                                          229,179            387,463
   Bad debt expense                                                   70,558             24,808
   Write-off of goodwill                                             175,833               --
   Depreciation and amortization                                     149,388            161,089
                                                                 -----------        -----------

     Total selling, general and administrative expenses            2,262,627          3,035,992
                                                                 -----------        -----------

LOSS FROM OPERATIONS                                              (1,800,373)        (2,777,273)

OTHER INCOME \ (EXPENSE)
   Other income                                                      181,273
   Interest expense                                                 (440,360)          (670,161)
     Total other expense                                            (259,087)          (670,161)
                                                                 -----------        -----------

LOSS BEFORE INCOME TAXES                                          (2,059,460)        (3,447,434)

PROVISION FOR INCOME TAXES                                              --                 --
                                                                 -----------        -----------

NET LOSS                                                         $(2,059,460)       $(3,447,434)
                                                                 ===========        ===========

NET LOSS PER COMMON SHARE
   Basic                                                         $      (.02)       $      (.03)
   Diluted                                                       $      (.02)       $      (.03)
                                                                 ===========        ===========


    The accompanying notes are an integral part of the financial statement.


                                  iVOICE, INC.
               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIENCY
                 FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001


                                                                Common Stock Class A            Common Stock Class B

                                                              Shares           Amount           Shares       Amount
                                                              ------           ------           ------       ------

Balance at January 1, 2002                                  154,123,517     $ 1,175,278         354,000     $        36

Collection of stock subscriptions                                  --              --              --              --

Issuance of common stock for services                        34,460,000          34,460            --              --

Purchase of treasury stock                                         --              --              --              --

Issuance of common stock for cash                           173,362,846         173,363            --              --

Issuance of common stock for compensation                          --              --              --              --

Issuance of convertible debentures                                 --              --              --              --

Issuance of stock on conversion of Class B shares                  --              --         1,504,875             150

Issuance of stock on debenture conversion                   148,465,066         148,465            --              --

Issuance of stock on interest conversion                      8,279,734           8,280            --              --

Adjustment for change in par value                                 --        (1,021,755)           --              --

Net loss for the year ended December 31, 2002                      --              --              --              --
                                                            -----------     -----------     -----------     -----------

Balance at December 31, 2002                                518,091,163     $   518,091       1,858,875     $       186
                                                            ===========     ===========     ===========     ===========


    The accompanying notes are an integral part of the financial statement.


                                                   iVOICE, INC.
                            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIENCY (Continued)
                                   FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001


                                                           Stock                         Additional                      Total
                                                       Subscriptions    Treasury          Paid in      Accumulated    Stockholders'
                                                         Receivable       Stock           Capital        Deficit       Deficiency
                                                         ----------       -----           -------        -------       ----------

Balance at January 1, 2002                             $   (783,750)   $       --      $ 10,568,103   $(12,430,869)   $ (1,471,202)

Collection of stock subscriptions                           783,750            --              --             --           783,750

Issuance of common stock for services                          --              --           158,260           --           192,720

Purchase of treasury stock                                     --              --           (28,800)          --           (28,800)

Issuance of common stock for cash                              --              --            80,302           --           253,665

Issuance of common stock for compensation                      --              --              --             --              --

Issuance of convertible debentures                             --              --            63,750           --            63,750

Issuance of stock on conversion of Class B shares              --              --         1,504,725           --         1,504,875

Issuance of stock on debenture conversion                      --              --           130,535           --           279,000

Issuance of stock on interest conversion                       --              --            92,124           --           100,404

Adjustment for change in par value                             --              --         1,021,755           --              --

Net loss for the year ended December 31, 2002                  --              --              --       (2,059,460)     (2,059,460)
                                                       ------------    ------------    ------------   ============    ============

Balance at December 31, 2002                           $       --      $    (28,800)   $ 13,619,554   $(14,490,329)   $   (381,298)
                                                       ============    ============    ============   ============    ============



    The accompanying notes are an integral part of the financial statement.


                                  iVOICE, INC.
         CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIENCY (Continued)
                 FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001


                                                             Common Stock Class A           Common Stock Class B

                                                            Shares          Amount          Shares       Amount
                                                            ------          ------          ------       ------

Balance at January 1, 2001                                103,969,71      $1,039,69         364,000      $     37

Issuance of common stock for settlements                   2,128,000         21,280            --            --

Issuance of common stock for services                     15,194,287         32,693            --            --

Issuance of common stock for exercise
 of stock options                                         18,000,000         18,000            --            --

Subscriptions received                                          --             --              --            --

Issuance of common stock for cash                          1,172,000         11,720            --            --

Issuance of common stock for compensation                  2,183,834         20,371            --            --

Issuance of convertible debentures                              --             --              --            --

Issuance of stock on conversion of
Class B shares                                             1,000,000          1,000         (10,000)           (1)

Issuance of stock for repayment of amounts
  due to related parties                                     328,951          3,290            --            --

Issuance of stock on debenture conversion                  9,829,204         25,972            --            --

Issuance of stock on interest conversion                     317,526          1,255            --            --

Net loss for the year ended December 31, 2001                   --             --              --            --
                                                         -----------    -----------     -----------      --------

Balance at December 31, 2001                             154,123,517    $ 1,175,278         354,000      $     36
                                                         ===========    ===========     ===========      ========



     The accompanying notes are an integral part of the financial statement.


                                                   iVOICE, INC.
                            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIENCY (Continued)
                                   FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001


                                                             Stock            Additional                              Total
                                                         Subscriptions         Paid in         Accumulated         Stockholders'
                                                           Receivable          Capital           Deficit            Deficiency
                                                           ----------          -------           -------            ----------

Balance at January 1, 2001                               $       --         $  7,586,182      $ (8,983,435)      $   (357,519)

Issuance of common stock for settlements                         --              189,800              --              211,080

Issuance of common stock for services                            --              886,212              --              918,905

Issuance of common stock for exercise
 of stock options                                            (990,000)           972,000              --                 --

Subscriptions received                                        206,250               --                                206,250

Issuance of common stock for cash                                --              153,370              --              165,090

Issuance of common stock for compensation                        --              214,060              --              234,431

Issuance of convertible debentures                               --              106,250              --              106,250

Issuance of stock on conversion of Class B shares                --                 (999)             --                 --

Issuance of stock for repayment of amounts
  due to related parties                                         --               72,369            75,659

Issuance of stock on debenture conversion                        --              376,229              --              402,201

Issuance of stock on interest conversion                         --               12,630              --               13,885

Net loss for the year ended December 31, 2001                    --                 --          (3,447,434)        (3,447,434)
                                                         ------------       ------------      ------------       ------------

Balance at December 31, 2001                             $   (783,750)      $ 10,568,103      $(12,430,869)      $ (1,471,202)
                                                         ============       ============      ============       ============


     The accompanying notes are an integral part of the financial statement.

                                  iVOICE, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                         For the Years Ended
                                                            December 31,
                                                        2002            2001
                                                     -----------    -----------
CASH FLOW FROM OPERATING ACTIVITIES

Net loss                                             $(2,059,460)   $(3,447,434)
Adjustments to reconcile net loss to net
 cash (used in) provided by operating activities
Depreciation and amortization                             40,588         39,164
Amortization of prepaid expense                          326,667           --
Amortization of intangibles                                 --           13,125
Amortization of software licenses                        108,800        108,800
Bad debt expense                                          70,558         24,808
Write-off of goodwill                                    175,833           --
Forfeited employee stock compensation                    (28,800)          --
Stock option discounts                                   316,750         56,250
Debt issue costs                                         216,977        259,780
Common stock issued for services                          74,380        536,989
Common stock issued for compensation                        --          234,431
Common stock issued for settlements                         --          211,080
Common stock issued for interest                          15,460         13,883
  Changes in certain assets and liabilities:
  Accounts receivable                                     19,189         15,587
  Inventory                                              (11,292)          (358)
  Other assets                                             4,036        124,589
  Accounts payable and accrued expenses                  421,713        916,220
  Deferred revenue                                       (43,239)        20,605
                                                     -----------    -----------

Total cash used in operating activities                 (351,840)      (872,481)
                                                     -----------    -----------


     The accompanying notes are an integral part of the financial statement.

                                  iVOICE, INC.
                CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
                     YEARS ENDED DECEMBER 31, 2002 AND 2001


CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property and equipment                      (3,649)        (4,828)
  Purchase of intangibles                                 (2,020)        (3,090)
                                                       ---------      ---------

  Total cash used in investing activities                 (5,669)        (7,918)
                                                       ---------      ---------

CASH FLOWS FROM FINANCING ACTIVITIES
  Issuance of common stock                               253,662        129,931
  Proceeds from related party loans                        3,000        354,000
  Repayments of related party loans                     (120,000)      (120,000)
  Collections of stock subscriptions                     317,000        150,000
  Proceeds from notes payable                            470,000           --
  Repayment of notes payable                            (235,333)          --
  Repayment of capital leases payable                    (35,018)       (28,338)
  Repayment of convertible debentures                    (70,000)          --
  Sale of convertible debentures                         255,000        425,000
                                                       ---------      ---------

  Total cash provided by financing activities            838,311        910,593
                                                       ---------      ---------

NET INCREASE IN CASH AND CASH EQUIVALENTS                480,802         30,194

CASH AND CASH EQUIVALENTS - beginning                     85,543         55,349
                                                       ---------      ---------
CASH AND CASH EQUIVALENTS - end                        $ 566,345      $  85,543
                                                       =========      =========

CASH PAID DURING THE YEAR FOR:
  Interest expense                                     $   7,196      $  13,872
                                                       =========      =========
  Income taxes                                         $    --        $    --
                                                       =========      =========


     The accompanying notes are an integral part of the financial statement.

                                  iVOICE, INC.
                CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
                     YEARS ENDED DECEMBER 31, 2002 AND 2001

SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING ACTIVITIES

      For the Year Ended December 31, 2002
      ------------------------------------

      a) During the year ended December 31, 2002, the Company issued 10,000 shares of Class A common stock as partial payment for leasehold improvements valued at $540.

      b) During the year ended December 31, 2002, the Company issued 2,250,000 shares of Class A common stock for legal services valued at $45,000.

      c) During the year ended December 31, 2002, the Company issued 26,000,000 shares of Class A common stock for consulting services valued at $29,380.

      d) During the year ended December 31, 2002, the Company issued 6,200,000 shares of its Class A common stock for fees and services associated with the financing agreement with Cornell Capital, LP, valued at $117,800.

      e) During the year ended December 31, 2002, the Company retained 600,000 shares of Class A common stock previously issued to an employee as compensation. These shares were deemed as not having been vested with the terminated employee and were recorded as treasury stock at a value of $28,800.

      f) During the year ended December 31, 2002, the Company issued 22,229,230 shares of Class A common stock for the conversion of $79,000 in debenture principal and 4,279,750 shares of Class A Common Stock for the conversion of $93,085 in accrued interest on its outstanding 12% Convertible Debentures.

      g) During the year ended December 31, 2002, the Company issued 505,921 shares of its Class A common stock for the repayment of $15,000 in principal and 84,766 shares of Class A Common Stock for the conversion of $2,594 in accrued interest on its 8% Convertible Debentures.

      h) During the year ended December 31, 2002, the Company issued 173,362,846 shares of Class A common stock with a total value of $253,665. Of this amount, $235,333 was for repayment of principal on $470,000 of notes payable, issued as advances on the equity line financing with Cornell Capital Partners, LP. The balance of $18,332 was market discount charged to expense.

      i) During the year ended December 31, 2002, the Company issued 129,645,133 shares of Class A common stock upon conversion of $185,000 in principal and 3,915,218 shares of Class A Common Stock for the conversion of $4,725 in accrued interest on its 5% Convertible Debentures.

      j) During the year ended December 31, 2002, the Company issued 1,504,875 shares of Class B common stock upon conversion of $1,504,875 in amounts due to related parties.


     The accompanying notes are an integral part of the financial statement.

                                 iVOICE, INC.
              CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
                     YEARS ENDED DECEMBER 31, 2002 AND 2001

SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING ACTIVITIES - Continued


For the Year Ended December 31, 2001
------------------------------------

      a) The Company issued 15,194,287 shares of its Class A Common Stock for services valued at $1,062,055. Of these shares, the company has registered for resale with the U.S. Securities and Exchange Commission, 10,600,000 shares during the year ended December 31, 2001.

      b) The Company issued 2,183,834 restricted shares of its Class A Common Stock as compensation to Company employees valued at $234,431.

      c) The Company issued 828,000 registered shares and 850,000 restricted shares of its Class A Common Stock as payment for termination of the Swartz Financing Agreement valued at $154,830.

      d) The Company issued 450,000 restricted shares of its Class A Common Stock to a holder of its 12% convertible debentures as settlement for failure to register shares under the registration rights agreement related to the 12% Convertible Debentures valued at $56,250.

      e) The Company issued 328,951 restricted shares of its Class A Common Stock as repayment of amounts owed to related parties valued at $75,659.

      f) The Company issued 2,892,628 shares of its Class A Common Stock for the repayment of $142,200 in principal on its 12% Convertible Debentures.

      g) The Company issued 6,936,576 shares of its Class A Common Stock for the repayment of $260,000 in principal on its 8% Convertible Debentures

      h) The Company issued 317,526 shares of its Class A Common Stock for interest on its 8% and 12% Convertible Debentures valued at $13,883.

      i) The Company issued $425,000 of its 8% Convertible Debentures exercisable at an 80% conversion price. The 20% conversion discount totaling $106,250 was recorded as interest expense.


     The accompanying notes are an integral part of the financial statement.

                                  iVOICE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2002 AND 2001


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------

        a)  Basis of Presentation
            ---------------------
            The accompanying consolidated financial statements include the accounts of iVoice, Inc. (the "Company" or "iVoice"), and its wholly owned subsidiaries. iVoice, Inc. formerly known as Visual Telephone International, Inc. ("Visual") was incorporated under the laws of Utah on December 2, 1995, subsequently changed to Delaware.

            On May 21, 1999, the Company executed a Reorganization Agreement (the "Agreement") that provided that the Company and International Voice Technologies, Corp. ("IVT") would be merged and the Company would be the surviving entity. On May 25, 1999, a certificate of merger was filed with the State of Delaware and the name of the Company was changed to iVoice.com, Inc.

            On April 24, 2000, the Company entered into an agreement and plan of reorganization with all the stockholders of ThirdCAI, another shell company that was a reporting company under the Securities Exchange Act of 1934. In this transaction, which took place by means of a short-form merger, with ThirdCAI's name being changed to iVoice.com, Inc. The purpose of this transaction was to enable the Company's business to be conducted by a reporting company, as pursuant to the "eligibility rule" adopted by the National Association of Securities Dealers, Inc., or "NASD," as only reporting companies may continue to have stock quoted on the OTC Bulletin Board.

            On August 24, 2001, the Company amended its certificate of incorporation to change its name to iVoice, Inc. from iVoice.com, Inc.

            The Company is publicly traded and is currently traded on the Over The Counter Bulletin Board ("OTCBB") under the symbol "IVOC".

        b)  Principles of Consolidation
            ---------------------------
            The accompanying consolidated financial statements include the accounts of the Company and its inactive subsidiaries iVoice Acquisition 1, Inc. and iVoice Acquisition 2, Inc. All significant intercompany transactions and balances have been eliminated in consolidation.

        c)  Line of Business
            ----------------
            The Company is a communication company primarily engaged in the development, manufacturing and marketing of voice recognition and computerized telephony systems for small-to-medium sized businesses and corporate departments. The Company's technology allows businesses to communicate more efficiently and effectively by integrating speech recognition into their traditional office telephone systems with voicemail, automated attendant and Interactive Voice Response ("IVR") functions. IVR products allow information in PC databases to be accessed from a standard touch-tone telephone system. The Company sells its products directly to business customers and through Dealer and Reseller channels throughout the United States.

                                  iVOICE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2002 AND 2001


        d)  Use of Estimates
            ----------------
            The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

        e)  Revenue Recognition
            -------------------
            The Company obtains its income primarily from the sale of its voice recognition and computer technology communication systems. Revenue for systems that require customization to meet a customer's specific needs or technical requirements is recognized by the contract method of accounting, using percentage of completion. Progress toward completion is measured by costs incurred to date as a percentage of total estimated costs for each contract. Under the percentage of completion method, the asset, "Costs and estimated earnings in excess of billings" represents revenue recognized in excess of the amount billed. The liability, "Billings in excess of costs and estimated earnings" represents billings in excess of revenues recognized. The completed contract method is used for systems, which do not require customization or installation. The Company recognizes revenue from support services at the time the service is performed or over the period of the contract for maintenance or support.

        f)  Advertising Costs
            -----------------
            Advertising costs are expensed as incurred and are included in selling expenses. For the years ended December 31, 2002 and 2001, advertising expense amounted to $19,254 and $42,006, respectively.

        g)  Cash and Cash Equivalents
            -------------------------
            The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

        h)  Concentration of Credit Risk
            ----------------------------
            The Company places its cash in what it believes to be credit-worthy financial institutions. However, cash balances exceeded FDIC insured levels at various times during the year.

        i)  Inventory
            ---------
            Inventory, consisting primarily of system components such as computer components, voice cards, and monitors, is valued at the lower of cost or market. Cost is determined on a first-in, first-out basis.

                                  iVOICE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2002 AND 2001


        j)  Property and Equipment
            ----------------------
            Property and equipment is stated at cost. Depreciation is computed using the straight-line method based upon the estimated useful lives of the assets, generally five to seven years. Maintenance and repairs are charged to expense as incurred.

        k)  Software License Cost
            ---------------------
            Software license costs are recorded at cost, which approximates fair market value as of the date of purchase. These costs represent the purchase of various exploitation rights to certain software, pre-developed codes and systems patented by Parwan Electronics, Corp. ("Parwan"), a non-related third party. These costs are capitalized pursuant to Statement of Financial Accounting Standards ("SFAS") 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed", and are being amortized using the straight-line method over a period of five years. As described later in Note 1, the Company has adopted SFAS No. 121. The carrying value of software license costs are regularly reviewed by the Company and a loss would be recognized if the value of the estimated un-discounted cash flow benefit related to the asset falls below the unamortizated cost. No impairment loss was recognized as of December 31, 2002.

        l)  Income Taxes
            ------------
            Income taxes are provided for based on the liability method of accounting pursuant to SFAS No. 109, "Accounting for Income Taxes." The liability method requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the reported amount of assets and liabilities and their tax basis.

        m)  Financing Costs
            ---------------
            Financing costs consist primarily of professional fees and various paid commissions relating to the issuance of the Company's convertible debentures and equity credit lines. These costs are expensed as incurred.

        n)  Debt Issue Costs
            ----------------
            Debt issue costs represent the estimated cost of the conversion discount feature relating to the issuance of the Company's convertible debentures. In previous years, these costs were amortized and charged to interest expense over the life of the debt. During the year ended December 31, 2001, the Company charged to expense the fair value of the beneficial conversion features of the convertible debt as measured at the date of issuance in accordance with Emerging Issues Task Force (EITF) Issue 98-5. The switch to this method of accounting did not have a material affect on the Company's financial statements.

        o)  Fair Value of Financial Instruments
            -----------------------------------
            The carrying value of cash and cash equivalents, accounts receivable, inventory, accounts payable, accrued expenses and deferred revenue approximates fair value due to the relatively short maturity of these instruments.

                                  iVOICE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2002 AND 2001


        p)  Long-Lived Assets
            -----------------
            SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," requires that long-lived assets and certain identifiable intangibles to be held and used or disposed of by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company has adopted this statement and determined that an impairment loss should not be recognized for applicable assets of continuing operations.

        q)  Earnings Per Share
            ------------------
            SFAS No. 128, "Earnings Per Share" requires presentation of basic earnings per share ("basic EPS") and diluted earnings per share ("diluted EPS").

            The computation of basic EPS is computed by dividing income available to common stockholders by the weighted average number of outstanding Common shares during the period. Diluted earnings per share gives effect to all dilutive potential Common shares outstanding during the period. The computation of diluted EPS does not assume conversion, exercise or contingent exercise of securities that would have an anti-dilutive effect on earnings. The shares used in the computations are as follows:

                                                        As of December 31,
                                                        -----------------
                                                       2002            2001
                                                       ----            ----
            Basic and Diluted EPS Purposes          238,826,772     125,732,776
                                                    ===========     ===========


        r)  Comprehensive Income
            --------------------
            SFAS No. 130, "Reporting Comprehensive Income", establishes standards for the reporting and display of comprehensive income and its components in the financial statements. The items of other comprehensive income that are typically required to be displayed are foreign currency items, minimum pension liability adjustments, and unrealized gains and losses on certain investments in debt and equity securities. As of December 31, 2002 and 2001, the Company has no items that represent comprehensive income, and thus, has not included a statement of comprehensive income.

        s)  Recent Accounting Pronouncements
            --------------------------------
            SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information" requires that a public company report financial and descriptive information about its reportable operating segments. It also requires that an enterprise report certain information about its products and services, the geographic areas in which they operate and their major customers. In determining the requirements of this pronouncement, Management believes that there is no materially reportable segment information with respect to the Company's operations and does not provide any segment information regarding products and services, major customers, and the material countries in which the Company holds assets and reports revenue.

                                  iVOICE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2002 AND 2001


            SFAS No. 133, "Accounting for Derivative Instruments and for Hedging Activities" requires that certain derivative instruments be recognized in balance sheets at fair value and for changes in fair value to be recognized in operations. Additional guidance is also provided to determine when hedge accounting treatment is appropriate whereby hedging gains and losses are offset by losses and gains related directly to the hedged item. While the standard, as amended, must be adopted in the fiscal year beginning after June 15, 2000, its impact on the Company's financial statements is not expected to be material as the Company has not historically used derivative and hedge instruments.

            SFAS No. 142, "Goodwill and Other Intangible Assets" requires goodwill to be tested for impairment under certain circumstances, and written off when impaired, rather than being amortized as previous standards require. In accordance with the requirements of this pronouncement, the Company has assessed the value of the intangible assets reflected as goodwill on its books and has determined that no future benefit for these assets exists. Accordingly, management has expensed a total of $175,833 in the year ending December 31, 2002, related to the carrying value of its goodwill and is separately stated in the Consolidated Statement of Operations.

            Statement of Position ("SOP") No. 98-1 specifies the appropriate accounting for costs incurred to develop or obtain computer software for internal use. The new pronouncement provides guidance on which costs should be capitalized, and over what period such costs should be amortized and what disclosures should be made regarding such costs. This pronouncement is effective for fiscal years beginning after December 15, 1998, but earlier application is acceptable. Previously capitalized costs will not be adjusted. The Company believes that it is already in substantial compliance with the accounting requirements as set forth in this pronouncement and therefore believes that adoption will not have a material effect on financial condition or operating results.

            SOP No. 98-5 requires that companies write-off defined previously capitalized start-up costs including organization costs and expense future start-up costs as incurred. The Company believes that it is already in substantial compliance with the accounting requirements as set forth in this pronouncement and therefore believes that adoption will not have a material effect on financial condition or operating results.

            SFAS No. 145 - "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." Under SFAS No. 4, all gains and losses from extinguishment of debt were required to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. This Statement eliminates SFAS No. 4 and, thus, the exception to applying APB No. 30 to all gains and losses related to extinguishments of debt. As a result, gains and losses from extinguishment of debt should be classified as extraordinary items only if they meet the criteria in APB No. 30. Applying the provisions of APB No. 30 will distinguish transactions that are part of an entity's recurring operations from those that are unusual or infrequent or that meet the criteria for
                                  iVOICE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2002 AND 2001


            classification as an extraordinary item. The Company does not expect the adoption of SFAS No. 145 to have a material impact on its financial position or results of operations.

            SFAS No. 146 - "Accounting for Costs Associated with Exit or Disposal Activities." This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." The principal difference between this Statement and EITF 94-3 relates to its requirements for recognition of a liability for a cost associated with an exit or disposal activity. This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF 94-3, a liability was recognized at the date of an entity's commitment to an exit plan. This Statement is effective for exit or disposal activities that are initiated after December 31, 2002. The Company does not expect the adoption of SFAS No. 146 to have a material impact on its financial position or results of operations.

            SFAS No. 147 - "Acquisitions of Certain Financial Institutions, an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9," which applies to the acquisition of all or part of a financial institution, except for a transaction between two or more mutual enterprises. SFAS No. 147 removes the requirement in SFAS No. 72 and Interpretation 9 thereto, to recognize and amortize any excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired as an unidentifiable intangible asset. This statement requires that those transactions be accounted for in accordance with SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." In addition, this statement amends SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," to include certain financial institution-related intangible assets. This statement is effective for acquisitions for which the date of acquisition is on or after October 1, 2002, and is not applicable to the Company.

            SFAS No. 148, "Accounting for Stock Based Compensation-Transition and Disclosure." This statement was issued to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. This statement is effective for financial statements for fiscal years ending after December 15, 2002. This statement does not have any impact on the Company because the Company does not plan to implement the fair value method.

NOTE 2 - GOING CONCERN
----------------------

            The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which
                                  iVOICE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2002 AND 2001


            contemplates continuation of the Company as a going concern. As of December 31, 2002 and 2001, the Company had a net loss, a negative cash flow from operations as well as negative working capital. These matters raise substantial doubt about the Company's ability to continue as a going concern. Therefore, recoverability of a major portion of the recorded asset amounts shown in the accompanying consolidated balance sheets is dependent upon continued operations of the Company, which in turn, is dependent upon the Company's ability to continue to raise capital and/or generate positive cash flows from operations.

            To date, the Company has funded its operations through the issuance of convertible debt, sales of its Class A Common Stock and loans from its principal stockholder, the proceeds of which are derived from sales of this principal stockholder's personal holdings of the Company's Class A Common Stock. The Company has incurred accumulated net losses totaling $14,490,329 through the year ended December 31, 2002, and had a cash balance of $566,345 as of that date. Considering expected cash requirements for the up coming year, there is substantial doubt as to the Company's ability to continue operations.

            The Company believes that its condition resulted from the inherent risks associated with small technology companies. Such risks include, but are not limited to, the ability to: a) generate sales of its product at levels sufficient to cover its costs and provide a return for investors, b) attract additional capital in order to finance growth, c) further develop and successfully market commercial products and d) successfully compete with other technology companies having financial, production and marketing resources significantly greater than those of the Company.

            The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

            In June 2002, the Company entered into financing agreement with Cornell Capital Partners, LP that will require the issuance of additional equity as described in Note 7 of these financial statements. Management believes that appropriate funding will be generated by the financing agreement with Cornell enabling the Company to continue operations through the current fiscal year. Management is also confident that future product sales will generate necessary cash flow, reducing the Company's need for additional financing. It should be noted however, that no assurance can be given that these future sales will materialize or that additional necessary funding can be raised.

            In an effort to reach profitability and become less dependent on its requirement to finance continuing operations, the Company is working to increase its revenue and profit margins through the establishment of its own dealer and reseller channel. Management has determined that addressing the following areas, as they relate to innovation, reliability and marketability of the Company's products, are crucial to reaching profitability:

                                  iVOICE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2002 AND 2001


                  o     Accuracy of its core speech recognition technology.
                  o Creating desired user features that distinguish the Company's products form the competition.
                  o Obtaining an agreement with an Original Equipment Manufacturer (OEM) to include the Company's products in every unit the manufacturer ships.

            Management believes that leveraging already existing equipment manufacturers reseller channels will provide an avenue to distribute software only, providing greater profit margins than complete turnkey systems, which involve purchasing and sub-assembly of hardware components. Management has also introduced several new user features to its Speech Enabled Auto Attendant that sets this product apart from competition. The introduction of an entirely TAPI (Telephone Application Program Interface) based Speech-enabled Auto Attendant and Name Dialer, allows iVoice applications to integrate into different PBX systems without the need for additional hardware devices. These feature and integration changes should provide for greater appeal to telephony re-sellers allowing for more economical customer installations with no reduction in the prices iVoice charges for its own software.

            Furthermore, the Company intends to add sales personnel in the upcoming fiscal year to increase its efforts in establishing relationships with OEMs. Management considers good working relationships with manufacturers will assist in the promotion of iVoice products to the manufacturers authorized re-seller networks.

NOTE 3 - PROPERTY AND EQUIPMENT
-------------------------------

        Property and equipment is summarized as follows:

                                                              December 31,
                                                              ------------
                                                           2002          2001
                                                         --------      --------
            Equipment                                    $ 62,443      $ 59,524
            Leasehold improvements                         11,454        10,184
            Furniture and fixtures                        123,394       123,394
                                                         --------      --------
                                                          197,291       193,102
            Less:  Accumulated depreciation               127,105        86,517
                                                         --------      --------
               Property and equipment, net               $ 70,186      $106,585
                                                         ========      ========

            Depreciation expense for the years ended December 31, 2002 and 2001 was $40,588 and $39,164, respectively.

NOTE 4 - GOODWILL AND INTANGIBLES
---------------------------------

            During the year ended December 31, 2002, the Company has assessed the value of the intangible assets reflected as goodwill on its books and has determined that no future benefit for these assets exists in accordance with SFAS No. 142, "Goodwill and Other Intangible Assets". Under this pronouncement, goodwill and other intangible assets are
                                  iVOICE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2002 AND 2001


            tested for impairment under certain circumstances, and written off when impaired, rather than being amortized as previous standards require. Accordingly for the year ended December 31, 2002, management has expensed a total of $175,833, related to goodwill recorded in connection with the merger with ThirdCAI, Inc. Total remaining intangible assets, consisting of costs associated with the Company's patent applications amounted to $97,486. At December 31, 2001, intangible assets totaled $271,299 net of accumulated amortization of $21,024.

NOTE 5 - COSTS IN EXCESS OF BILLINGS/BILLINGS IN EXCESS OF COSTS
----------------------------------------------------------------

            Costs in excess of billings/(billings in excess of costs and estimated earnings) on uncompleted contracts as of December 31, 2002 and 2001 consists of the following:


                                                             December 31,
                                                             ------------
                                                          2002          2001
                                                       ----------    ----------

            Costs incurred on uncompleted contracts    $   40,637    $   56,385
            Estimated earnings                             87,030        53,763
                                                       ----------    ----------
                                                          127,667       110,148
            Less billings to date                         103,889       136,551
                                                       ----------    ----------
                                                       $   23,778    $  (26,403)
                                                       ==========    ==========
NOTE 6 - INCOME TAXES
---------------------

            The reconciliation of the effective income tax rate to the Federal statutory rate is as follows:

               Federal Income Tax Rate                         (34.0)%
                 Deferred Tax Charge (Credit)                     -
                 Effect on Valuation Allowance                  38.7 %
               State Income Tax, Net of Federal Benefit         (4.1)%
                                                              -------
               Effective Income Tax Rate                         0.0%
                                                              =======

            As of December 31, 2002 and 2001, the Company had net operating loss carry forwards of approximately $8,800,000 and $6,900,000, respectively that can be utilized to offset future taxable income for Federal income tax purposes through 2015. Utilization of these net loss carry forwards is subject to the limitations of Internal Revenue Code Section 382. Because of the current uncertainty of realizing the benefit of the tax carry forward, a valuation allowance equal to the tax benefit for deferred taxes has been established. The full realization of the tax benefit associated with the carry forward depends predominantly upon the Company's ability to generate taxable income during the carry forward period.

            For state income taxes, the Company's net operating loss carry forwards have been reduced by $2,972,044. During the year ended 2002, the company participated in the Technology Tax Certificate Transfer Program sponsored by the New Jersey Economic Development Authority and the State of New Jersey. Under the program, eligible businesses may sell their unused net-operating-loss carry forwards and unused research and development tax-credit
                                  iVOICE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2002 AND 2001


            carry forwards to any corporate taxpayer in the State of New Jersey for at least 75% of the value of the tax benefits. After related commissions and expenses related to application submission the Company received cash proceeds of $152,474.

            Deferred tax assets and liabilities reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are summarized as follows:

                                                             December 31
                                                             -----------
                                                          2002          2001
                                                      -----------   -----------

               Net Operating Loss Carry forwards      $ 3,430,000   $ 2,630,000
               Less:  Valuation Allowance              (3,430,000)   (2,630,000)
                                                      -----------   -----------
               Net Deferred Tax Assets                $         -   $         -
                                                      ===========   ===========

            Net operating loss carry forwards expire starting in 2007 through 2017.

NOTE 7 - NOTE PAYABLE
---------------------

            In August and November, 2002 the Company issued promissory notes payable to Cornell Capital Partners, LP totaling $470,000 for advances on the equity-line financing agreement entered into with Cornell in June, 2002.

            The note maturities range from 120 to 150 days from the date of issue with interest accruing at rates ranging from 8% to 12%per annum on any balance left unpaid after the maturity date. It is anticipated that the outstanding notes will be fully repaid with Class A common stock issuable under the equity-line financing agreement with Cornell Capital. At December 31, 2002, a total of $235,333 has been repaid through the issuance of 173,362,846 Class A common shares leaving an unpaid balance of $234,667.

NOTE 8 - DUE TO RELATED PARTIES
-------------------------------

            Due to related parties consisted of amounts due to the officers of the company as follows:

            During the period from June 2000 to date, Jerome R. Mahoney, President and Chief Executive Officer of the Company has sold personal holdings of the Company's Class A common shares and has loaned the proceeds of these sales to the Company to fund its working capital requirements. The Company has executed a promissory note and Security Agreement in favor of Mr. Mahoney, which accrues interest at 9.5% per year on the unpaid balance.

            On August 13, 2002, the board of directors approved amendments to the Promissory Note payable to Mr. Mahoney for monies loaned to the Company from the proceeds of stock sales of personal holdings of iVoice Class A common stock, unpaid compensation, income taxes incurred from the sale of Company stock and unreimbursed expenses. The
                                  iVOICE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2002 AND 2001


            change allows for the conversion of amounts due under the Promissory
            Note into either (i) one Class B common stock share of iVoice, Inc., no par value, for each dollar owed, or (ii) the number of Class A common stock shares of iVoice, Inc. calculated by dividing (x) the sum of the principal and interest that the Note holder has decided to prepay by (y) fifty percent (50%) of the lowest issue price of Series A common stock since the first advance of funds under this Note, whichever the Note holder chooses, or (iii) payment of the principal of this Note, before any repayment of interest.

            On October 14, 2002, Mr. Mahoney converted $1,504,875 of the amounts owed to him into 1,504,875 shares of Class B common stock. As of December 31, 2002 and 2001, the remaining outstanding balance owed to Mr. Mahoney amounted to $547,926 and $1,821,610.

            Also included in amounts due to related parties was unpaid compensation to Kevin Whalen, the Company's Chief Financial Officer. Effective May 1, 2001, Mr. Whalen was granted a salary increase of $20,000. To date, this annual salary increase, as well as a bonus of $34,000 for the year-end December 31, 2001, has been accrued, with the repayment terms as to be mutually agreed upon between the Company and Mr. Whalen. At December 31, 2002 and 2001, total amounts due to Mr. Whalen totaled $67,333 and $47,333 respectively.

NOTE 9 - CONVERTIBLE DEBENTURES
-------------------------------

            The Company has previously issued three series of convertible debentures as follows:

            In October 1999, the Company's issued convertible debentures totaling $500,000 bearing interest at 12% per annum and payable on December 1, 2000. The debentures are convertible into shares of the Company's Class A Common Stock at the option of the holder by dividing the outstanding principal and interest by the conversion price which shall equal 50% of the average bid price during the 20 trading days before the conversion date. As of December 31, 2002, $384,200 in principal and $99,644 in accrued interest had been converted into 30,463,005 shares of the Company's Class A Common Stock. Total outstanding principal balance of the 12% convertible debentures at December 31, 2002 and 2001 respectively was $115,800 and $194,800 plus accrued interest of $23,519 and $82,514.

            In 2001, the Company issued convertible debentures totaling $425,000 bearing interest at 8% and maturing 5 years from the date of issue. The 8% debentures are convertible into Class A common shares at the lesser of (i) 140% of the closing bid price for the Common Stock on the Closing Date, or (ii) 80% of the average of the three lowest closing bid for the 22 trading days immediately preceding the date of conversion. As of December 31, 2002, all outstanding principal of the 8% debentures and $9,918 in accrued interest had been converted into 7,740,679 shares of the Company's Class A Common Stock. Total
                                  iVOICE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2002 AND 2001


            outstanding principal balance of the 8% convertible debentures at December 31, 2001 was $165,000 plus accrued interest of $3,936.

            On June 11, 2002, the Company entered into a subscription agreement with certain purchasers to issue $255,000 in convertible debentures, with interest payable at 5% per annum. The notes are convertible into the Company's Class A common stock at a price equal to either
            (a) an amount equal to one hundred twenty percent (120%) of the closing bid price for the Common Stock on the Closing Date, or (b) an amount equal to eighty percent (80%) of the average of the four
            (4) lowest Closing Bid Prices of the Common Stock for the five (5) trading days immediately preceding the Conversion Date. As of December 31, 2002, the Company had issued 129,645,133 shares of Class A common stock for the conversion of $185,000 in debenture principal and $4,725 in accrued interest. The Company also repaid the remaining $70,000 in debenture principal with a 20% premium in cash, from proceeds of an advance on the equity line financing with Cornell Capital Partners, LP as discussed in Note 6.

            The Company has been advised by the holders of the 12% debentures that the Company has breached the following terms of the debentures:
            (a) Failure to register, on a timely basis, under the Securities Act of 1933, the shares issuable upon the conversion of the debentures,
            (b) Registering additional shares other than the shares issuable upon the conversion of the debentures, and (c) Failure to provide the debenture holders a perfected security interest in certain assets of the Company pursuant to a Security Agreement that was part of the debenture documentation. The Company has reached settlement terms with one previous holder of the 12% debentures regarding the interest and penalties demanded under default by this former holder whereby the Company has issued 450,000 shares to this former holder in full settlement of their claim. The Company has not accrued any amounts with respect to the Company's default on the 12% debentures that may be due to the remaining holders. The Company anticipates issuing additional shares to settle the debenture holders' claims, arising from the default, the amount of which is undeterminable at this time.

NOTE 10 - CAPITAL LEASE OBLIGATIONS
-----------------------------------

            During the year ended December 31, 2000, the Company incurred two capital lease obligations totaling $92,895 in connection with the acquisition of computers and office furniture.

            The future minimum lease payments due under the capital leases at December 31, 2002 are follows:
                                                                 2002     2001
                                                               --------  -------
            Lease payable for computer equipment,
            payable at $1,367 per month, including
            interest at 22.31%. Final payment is due
            June 2003.                                         $  7,693  $20,749
                                  iVOICE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2002 AND 2001


            Lease payable for furniture, payable at
            $2,151 per month, including interest at
            20.79%. Final payment due April 2003.                 6,235   28,197
                                                               --------  -------

            Present value of net minimum lease payments        $ 13,928  $48,946
                                                               ========  =======

            The future minimum lease payments                  $ 14,653  $56,864
            Less amount representing interest                       725    7,918
            Present value of net minimum lease payments          13,928   48,946
            Less current portion                                 13,928   35,108

            Long term capital lease obligations                $      -  $13,928
                                                               ========  =======

NOTE 11 - COMMITMENTS AND CONTINGENCIES
---------------------------------------

            a) The Company leases its headquarters located at 750 Highway 34, Matawan, New Jersey. In April 2000, the Company entered into a two-year lease agreement for their office currently utilized as the corporate headquarters. Monthly lease payments total $11,000. On December 5, 2001, the Company renegotiated this lease into an eight-month term requiring monthly payments of $7,000 and reduced the space it occupies. Effective September 15, 2002, the lease became a month-to-month obligation of $8,000 per month. The Company maintains a good relationship with its landlord and believes that its current facilities will be adequate for the foreseeable future.

                Rent expense under operating leases for the year ended December 31, 2002 and 2001 was $96,868 and $176,560, respectively.

                The Company's future net minimum annual aggregate rental payments required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year are as follows:

                   December 31,
                   -----------
                      2003                    $        -
                                              ==========

            b) On May 1, 1999, the Company entered into a five-year employment agreement with its majority stockholder (the "Executive"). He will serve as the Company's Chairman of the Board and Chief Executive Officer for a term of five years. As consideration, the Company agrees to pay the Executive a sum of $180,000 the first year with a 10% increase every year thereafter.

            c) The Company filed suit against PanAm Wireless, Inc., the parent company of Celpage, Inc., for the installation of a 196-port IVR System to recover the balance of a system installation contract. PanAm Wireless, Inc. subsequently filed a counterclaim against iVoice alleging iVoice's failure to supply PanAm with the required equipment and that the system did not provide the services as specified in the
                                  iVOICE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2002 AND 2001


                purchase order. The case has presently been dismissed in court and the parties are preparing to enter into mutual releases from any further obligations of performance under the original contract. As a result, in the year ended December 31, 2002, the Company has expensed $67,650 previously reflected in other receivables related to this transaction.

            d) In June 2002, the Company entered into an Equity Line of Credit with Cornell Capital Partners, L.P. Pursuant to the Equity Line of Credit, the Company may, at its discretion, periodically sell to Cornell Capital Partners shares of Class A common stock for a total purchase price of up to $5.0 million to raise capital to fund our working capital needs. For each share of Class A common stock purchased under the Equity Line of Credit, Cornell Capital Partners will pay 91% of the 5 lowest closing bid prices on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the 5 days immediately following the notice date. Pursuant to the agreement with Cornell Capital Partners, LP, we registered for resale on Form SB-2, shares of Class A common stock with the Securities and Exchange Commission which was filed on July 2, 2002 and later amended on August 8, 2002. On August 14, 2002, the Securities and Exchange Commission declared the Form SB-2 filed effective. The offering will terminate 24 months after the Securities and Exchange Commission declares the registration statement effective. Through December 31, 2002, we issued $470,000 in promissory notes for advances on the equity-line of credit with Cornell as described in Note 6 of these financial statements.

            e) The Company's assets are subject to a Security Agreement with the majority stockholder. See Note 7.

NOTE 12 - COMMON STOCK
----------------------

            In August 2001, the Company amended its Certificate of Incorporation to change the par value of its Class A Common Stock from $.01 to $.001 and to increase the number of shares the Company is authorized to issue of its Class A Common Stock from 150,000,000 to 600,000,000 and its Class B Common Stock from 700,000 to 3,000,000. The amendment also granted the board of directors the rights to prescribe and authorize the issuance of 1,000,000 preferred shares, $1.00 par value.

            a) Class A Common Stock
               --------------------
               Class A Common Stock consists of the following as of December 31, 2002: 600,000,000 shares of authorized common stock with a par value of $.001, 518,691,163, shares were issued and 518,091,163 shares were outstanding.

               Each holder of Class A Common stock is entitled to receive ratably dividends, if any, as may be declared by the Board of Directors out of funds legally available for the payment of dividends. The Company has never paid any dividends on its Common Stock and does not contemplate doing so in the foreseeable future. The Company
                                  iVOICE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2002 AND 2001


               anticipates that any earnings generated from operations will be used to finance the growth objectives.

               For the year ended December 31, 2002, the Company had the following transactions in its Class A Common Stock:

                        1. The Company issued 10,000 shares of its Class A Common Stock for partial payment of leasehold improvements valued at $540.

                        2. The Company issued 2,250,000 shares of Class A Common Stock for legal services valued at $45,000.

                        3. The Company issued 26,000,000 shares of Class A Common Stock for consulting services valued at $29,380.

                        4. The Company issued 505,921 shares of Class A Common Stock for the conversion of $15,000 in debenture principal and 84,766 shares for $2,594 in accrued interest on its 8% Convertible Debentures.

                        5. The Company issued 22,229,230 shares of Class A Common Stock for the conversion of $79,000 in debenture principal and 4,279,750 shares of Class A Common Stock for the conversion of $93,085 in accrued interest on its outstanding 12% Convertible Debentures.

                        6. The Company issued 6,200,000 shares of Class A common stock for fees and services associated with the financing agreement with Cornell Capital, LP, valued at $117,800.

                        7. The Company issued 125,729,915 shares of Class A common stock for the conversion of $185,000 in debenture principal and 3,915,218 shares of Class A Common Stock for the conversion of $4,725 in accrued interest on its 5% Convertible Debentures.

                        8. The Company issued 173,362,846 shares of Class A common stock for repayment of $235,333 in principal and $18,332 in discount on $470,000 of notes payable issued for advances on the equity line financing with Cornell Capital Partners, LP

            b)    Class B Common Stock
                  --------------------
                  Class B Common Stock consists of 3,000,000 shares of authorized common stock with no par value. Class B stock has voting rights of 100 to 1 with respect to Class A Common Stock. As of December 31, 2002, 2,204,875 shares were issued; and 1,858,875 shares were outstanding. Class B common stockholders are not entitled to receive dividends.

                                  iVOICE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2002 AND 2001


                  For the year ended December 31, 2002, the Company had the following transactions in its Class B Common Stock:

                        1. The Company issued 1,504,875 shares of Class B common stock upon conversion of $1,504,875 in amounts due to related parties

            c)    Preferred Stock
                  ---------------
                  Preferred Stock consists of 1,000,000 shares of authorized preferred stock with $1.00 par value. As of December 31, 2002, no shares were issued or outstanding.

NOTE 13 - STOCK OPTIONS
-----------------------

            During 2002, the Company issued various options as follows:

            a) On August 23, 2002, the Company issued to one of its employees, options to purchase 5,000,000 shares of iVoice Class A Common Stock at a price of $.009 per share. The options vest at 25% per year and expire five-years from the date of issue.

            During 2001, the Company issued various options as follows:

            a) The Company issued to its employees, options to purchase 1,655,000 shares of iVoice Class A Common Stock at an average price of $.076 per share. Of these options, 255,000 were cancelled due to employee terminations in 2001. The remaining options vest at 25% per year and have a five-year expiration from date of issue.

            b) Warrants to purchase 404,510 shares of iVoice Class A Common Stock with an average exercise price of $.1220, to Swartz Private Equity, LLC as drawdown fees under the financing agreement with them. The warrants expire five years from the date of issue.

            c) Warrants to purchase a total of 343,750 shares of iVoice Class A Common Stock with an exercise price of $.1323 to Owen May and Michael Jacobs of the May Davis Group as a fee for the placement of the Company's 8% convertible debentures, pursuant to a subscription agreement with them. The warrants expire five years from the date of issue.

            d) Warrants to purchase 18,000,000 shares of iVoice Class A Common Stock with an exercise price of $.055 to the EMCO\Hanover Group, Inc. pursuant to a consulting agreement with them. The warrants were exercised and are reflected as a subscription receivable. See Note 10 regarding shares issued for exercise of this warrant.

            e) On November 15, 2001, the Company issued warrants to purchase a total of 250,000 shares of iVoice Class A Common Stock at $.047 per share to Beacon Capital LLC in consideration for the placement of $150,000 of the Company's 8% convertible
                                  iVOICE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2002 AND 2001


                  debentures pursuant to an subscription agreement with them. The warrants are exercisable at any time prior to their five
                  (5) year expiration and carry a cash or cashless exercise at the option of the holders.

            a) Options outstanding, except options under employee stock option plan, are as follows as of December 31, 2002:

               Expiration Date            Exercise Price       Shares
               ---------------            --------------       ------
               December 22, 2003             .1000             10,000
               January 5, 2004               .1200             10,000
               January 21, 2004              .1177             10,000
               February 5, 2004              .1430             10,000
               March 17, 2004                .0869             15,000
               April 6, 2004                 .0583             15,000
               August 17, 2005               .1406          5,490,000
               January 9, 2006               .1045            200,000
               February 27, 2006             .1406             87,310
               February 28, 2006             .1458             78,000
               March 13, 2006                .1221             39,200
               April 30, 2006                .1323            343,750
               November 14, 2006             .0470            250,000
                                                            ---------
                                                            6,558,260

            Employee Stock Option Plan
            --------------------------
            During the year ended December 31, 1999, the Company adopted the Employee Stock Option Plan (the "Plan") in order to attract and retain qualified personnel. Under the Plan, the Board of Directors (the "Board"), in its discretion may grant stock options (either incentive or non-qualified stock options) to officers and employees to purchase the Company's common stock at no less than 85% of the market price on the date the option is granted. Options generally vest over four years and have a maximum term of five years. During 1999, 20,000,000 shares were reserved for future issuance under the plan. As of December 31, 2002, 16,559,000 options to purchase shares were granted. A total of 9,000,000 of these granted options were exercised. At December 31, 2002, a total of 6,891,083 options to purchase Class A common shares were outstanding and held by company employees. The exercise prices range from $0.009 to $3.75 per share. All options issued to employees vest at 25% per year and expire in 5 years.

            The following employee options have been exercised to date:

               Optionee          Exercised       # Shares        Price
               --------          ---------       --------        -----
            Joel Beagleman        03/20/00       9,000,000       0.033

            The Company has adopted only the disclosure provisions of SFAS No.
            123. It applies Accounting Principles Bulletin ("APB") Opinion No. 25, "Accounting for Stock Issued to
                                  iVOICE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2002 AND 2001


            Employees", and its related interpretations in accounting for its plan. It does not recognize compensation expense for its stock-based compensation plan other than for restricted stock and options/warrants issued to outside third parties. If the Company had elected to recognize compensation expense based upon the fair value at the grant date for awards under its plan consistent with the methodology prescribed by SFAS No. 123, the Company's net loss and loss per share would be increased to the proforma amounts indicated below:

                                                    For The Year Ended,
                                                        December 31,
                                                     2002          2001
                                                 -----------    -----------

            Net Loss
               As Reported                       $(2,059,460)   $(3,447,434)
                                                 ===========    ===========
               Proforma                          $(2,506,143)   $(3,848,540)
                                                 ===========    ===========

            Basic Loss Per Share
               As Reported                       $      (.02)   $      (.03)
                                                 ===========    ===========
               Proforma                          $      (.02)   $      (.03)
                                                 ===========    ===========

            The fair value of these options were estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for the years ended December 31, 2002 and 2001: dividend yield of 0%; expected volatility of 320%; risk-free interest rates of 4.30% and 5.50% respectively; and expected life of 4.21 and 4.05 years, respectively.

            The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.


The following summarizes the stock option and warrant transactions:

                                                          Weighted          Other            Weighted
                                        Employee          Average          Options           Average
                                     Stock Options        Exercise           and             Exercise
                                      Outstanding          Price           Warrants           Price
                                     -------------      -----------      -----------        ----------

Balance, January 1, 2001                 764,000         $    .670         5,960,000         $    0.456
  Granted                              1,795,000         $    .078        18,998,260         $    0.058
  Exercised                                 --           $    .000       (18,000,000)        $    0.040
  Canceled                              (612,917)        $    .246          (400,000)        $    1.328
                                     -----------         ---------       -----------         ----------


                                      F-44

                                  iVOICE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2002 AND 2001


Balance, December 31, 2001             1,946,083         $    .257         6,558,260         $    0.135
  Granted                              5,000,000         $    .009              --           $    0.000
  Exercised                                 --           $    .000              --           $    0.000
  Canceled                               (55,000)        $    .023             (--)          $    0.000
                                     -----------         ---------       -----------         ----------

Balance, December 31, 2002             6,891,083         $    .077         6,558,260         $    0.135
                                     ===========         =========       ===========         ==========

Outstanding and Exercisable,
 December 31, 2001                       265,583         $    .576         6,558,260         $    0.135
                                     ===========         =========       ===========         ==========

Outstanding and Exercisable,
 December 31, 2002                       705,333         $    .369         6,558,260         $    0.135
                                     ===========         =========       ===========         ==========


NOTE 13 - SUBSEQUENT EVENTS
---------------------------

            On January 13, 2003, the Company amended its certificate of incorporation in the state of Delaware to:

            a) Increase the number of Authorized Class A Common Stock Shares to a total of ten billion (10,000,000,000) shares.

            b) Change the stated par value of the Class A Common Stock Shares from $.001 to $.0001 per share.

            c) Increase the number of Authorized Class B Common Stock Shares to a total of fifty million (50,000,000) shares.

            d) Revise the conversion ratio and voting rights of Class B Common Stock Shares whereby upon conversion, each share of Class B Common Stock is convertible into Class A Common Stock Shares calculated by dividing the number of Class B Common Stock Shares being converted by fifty percent (50%) of the lowest price that the Company had previously issued its Class A Common Stock since the Class B Common Stock Shares were issued.

            e) Permit Class B Common Stock Shares to receive dividends upon the declaration of a dividend to Class A Common Stock shareholders.

We have not authorized any dealer,
salesperson or other person to provide any information or make any representations about iVoice, Inc. except the information or representations contained in this prospectus.
You should not rely on any additional
information or representations if made.

       -----------------------

This  prospectus  does not  constitute  an              ----------------------
offer to  sell,  or a  solicitation  of an
offer to buy any securities:                                  PROSPECTUS

   o  except  the  Class  A  common  stock              ---------------------
      offered by this prospectus;

   o  in any  jurisdiction  in  which  the
      offer   or   solicitation   is   not         4,700,000,000 Shares of Class
      authorized;                                         A Common Stock

   o  in  any   jurisdiction   where   the
      dealer or other  salesperson  is not
      qualified   to  make  the  offer  or
      solicitation;                                          iVOICE, INC.

   o  to  any   person   to   whom  it  is
      unlawful   to  make  the   offer  or
      solicitation; or

   o  to any  person  who is not a  United
      States  resident  or who is  outside                   ___________
      the   jurisdiction   of  the  United
      States.

The delivery of this prospectus or any
accompanying sale does not imply that:

   o  there  have been no  changes  in the
      affairs  of iVoice,  Inc.  after the
      date of this prospectus; or

   o  the information contained in this
      prospectus is correct after the
      date of this prospectus.

      -----------------------

Until __________, all dealers effecting
transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.